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TABLE OF CONTENTS
APPENDIX A FINANCIAL SECTION

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )

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Filed by a Party other than the Registrant / /
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/x/	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-12
EXXON MOBIL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(2)	Form, Schedule or Registration Statement No.:
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Notice of 2004 Annual Meeting
and Proxy Statement
Including
Financial Statements

YOUR VOTE IS IMPORTANT
PLEASE VOTE YOUR SHARES PROMPTLY

Notice of Annual Meeting

May 26, 2004

and Proxy Statement

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Wednesday, May 26, 2004, in Dallas, Texas. The meeting will begin promptly at 9:00 a.m. At the meeting, you will hear a report on our business and have a chance to meet your directors and executives.

This booklet includes the formal notice of the meeting, the proxy statement, and financial statements. The proxy statement tells you about the agenda, procedures, and rules of conduct for the meeting. It also describes how the Board operates, gives personal information about our director candidates, and provides information about the other items of business to be conducted at the meeting.

Even if you own only a few shares, we want your shares to be represented at the meeting. You can vote your shares by internet, toll-free telephone call, or proxy card. If you vote this year's proxy via the internet, you can elect to access future proxy statements and annual reports on our internet site. If you are a registered shareholder, you can choose to discontinue receiving more than one annual report.

To attend the meeting in person, please follow the instructions on page 2. If you are not able to attend, you may listen to a live audiocast of the meeting on the internet. Instructions for listening to this audiocast will be available at our internet site, www.exxonmobil.com, approximately one week prior to the event. A report on the meeting will be available on our internet site.

Sincerely yours,

Lee R. Raymond
Chairman of the Board

April 14, 2004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF EXXON MOBIL CORPORATION

Time:
	Doors open:	8:00 a.m., Central Daylight Time
	Meeting begins:	9:00 a.m., Central Daylight Time
Date:
Wednesday, May 26, 2004
Place:
Morton H. Meyerson Symphony Center 2301 Flora Street Dallas, Texas 75201
Purpose:
• Elect directors
• Ratify appointment of independent auditors
• Approve the 2004 Non-Employee Director Restricted Stock Plan
• Vote on 8 shareholder proposals
• Conduct other business if properly raised

Only shareholders of record on April 5, 2004, or their proxy holders may vote at the meeting. Attendance at the meeting is limited to shareholders or their proxy holders and ExxonMobil guests. Guests are not permitted to speak at the meeting.

Your vote is important. Please vote your shares promptly. To vote your shares, use the internet; or call the toll-free telephone number as described in the instructions on your proxy card; or complete, sign, date, and return your proxy card.

Patrick T. Mulva Secretary
April 14, 2004

GENERAL INFORMATION

Who May Vote

Shareholders of ExxonMobil, as recorded in our stock register on April 5, 2004, may vote at the meeting.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How Proxies Work

ExxonMobil's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals, or abstain from voting.

If your shares are held in your name, you can vote by proxy in one of three convenient ways:

•
Via internet: Go to www.eproxyvote.com/xom and follow the instructions. You will need to have your proxy card in hand. At this internet site, you can elect to access future proxy statements and annual reports via the internet.

•
By telephone: Call toll-free 1-877-779-8683 (within the continental U.S. and Canada) or 1-201-536-8073 (outside the continental U.S. and Canada), and follow the instructions. You will need to have your proxy card in hand.

•
In writing: Complete, sign, date, and return your proxy card in the enclosed envelope.

Your proxy card covers all shares registered in your name and shares held in your Shareholder Investment Program (SIP) account. If you own shares in the ExxonMobil Savings Plan for employees and retirees, your proxy card also covers those shares.

If you give us your signed proxy but do not specify how to vote, we will vote your shares in favor of our director candidates; in favor of the ratification of the appointment of independent auditors; in favor of the 2004 Non-Employee Director Restricted Stock Plan; and against the shareholder proposals.

If you hold shares through someone else, such as a stockbroker, you will receive material from that firm asking how you want to vote. Check the voting form used by that firm to see if it offers internet or telephone voting.

Voting Shares in the ExxonMobil Savings Plan

The trustee of the ExxonMobil Savings Plan will vote Plan shares as participants direct. To the extent participants do not give instructions, the trustee will vote shares as it thinks best. The proxy card also serves to give voting instructions to the trustee.

Revoking a Proxy

You may revoke your proxy before it is voted by:

•
Submitting a new proxy with a later date, including a proxy given via the internet or by telephone;
•
Notifying ExxonMobil's Secretary in writing before the meeting; or
•
Voting in person at the meeting.

Confidential Voting

Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by ExxonMobil itself, are not voted and do not count for this purpose.

Votes Needed

The director candidates who receive the most votes will be elected to fill the available seats on the Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

Attending in Person

Only shareholders or their proxy holders and ExxonMobil's guests may attend the meeting. For safety and security reasons, no cameras, audio or video recording equipment, large bags, briefcases or packages will be permitted in the meeting. In addition, each shareholder and guest will be asked to present a valid government-issued picture identification, such as a driver's license, before being admitted to the meeting.

For registered shareholders, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on April 5, 2004, the record date for voting. You may receive an admission ticket in advance by sending a written request with proof of ownership to the address listed under "Contact Information" on page 3.

Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admissions counter.

Conduct of the Meeting

The Chairman has broad authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year's agenda and the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders. Shareholders making comments during the meeting must do so in English so that the majority of shareholders present can understand what is being said.

Contact Information

If you have questions or need more information about the annual meeting, write to:

Secretary
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039-2298

or call us at (972) 444-1157.

For information about shares registered in your name or your Shareholder Investment Program account, call ExxonMobil Shareholder Services at 1-800-252-1800 or access your account via the internet at www.equiserve.com. We also invite you to visit ExxonMobil's internet site at www.exxonmobil.com. Internet site materials are not part of this proxy solicitation.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors and its committees perform a number of functions for ExxonMobil and its shareholders, including:

•
Overseeing the management of the Company on your behalf;
•
Reviewing ExxonMobil's long-term strategic plans;
•
Exercising direct decision-making authority in key areas, such as declaring dividends;
•
Selecting the CEO and evaluating the CEO's performance; and
•
Reviewing development and succession plans for ExxonMobil's top executives.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board's policies on a number of governance issues. A current copy of our Corporate Governance Guidelines is included as Appendix C to this proxy statement. The Guidelines are posted on the Corporate Governance section, listed under Investor Information, of our internet site at www.exxonmobil.com. They are also available to any shareholder on request to the Secretary at the address given under "Contact Information" above.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors. In general, the Guidelines require that an independent director must have no material relationship with ExxonMobil, directly or indirectly, except as a director. The Board determines independence on the basis of the standards specified by the New York Stock Exchange (NYSE) and other facts and circumstances the Board considers relevant.

Subject to some exceptions and transition provisions, the NYSE standards generally provide that a director will not be independent if (1) the director or a member of the director's immediate family is, or in the past three years has been, an executive officer of ExxonMobil; (2) the director or a member of the director's immediate family has received more than $100,000 per year in direct compensation from ExxonMobil other than for service as a director; (3) the director or a member of the director's immediate family is, or in the past three years has been, employed in a professional capacity by PricewaterhouseCoopers LLP, our independent auditors; (4) the director or a member of the director's immediate family is, or in the past three years has been, employed as an executive officer of a company where an ExxonMobil executive officer serves on the compensation committee; or (5) the director or a member of the director's immediate family is an executive officer of a company that makes payments to, or receives payments from, ExxonMobil in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1 million or two percent of that other company's consolidated gross revenues.

The Board has reviewed business and charitable relationships between ExxonMobil and each non-employee director to determine compliance with the NYSE standards described above and to evaluate whether there are any other facts or circumstances that might impair a director's independence. Based on that review, our Board has determined that all our non-employee directors are independent.

Term of Office; Mandatory Retirement

All ExxonMobil directors stand for election at the annual meeting. Non-employee directors cannot stand for election after they have reached age 70.

Board Meetings and Attendance

The Board met 10 times in 2003. ExxonMobil's directors, on average, attended approximately 98 percent of Board and committee meetings during 2003.

Executive Sessions

ExxonMobil's non-employee directors held seven executive sessions in 2003. Normally, the Chair of the Board Affairs Committee and the Chair of the Compensation Committee preside at executive sessions on a rotational basis, but the non-employee directors may, in light of the subject matter under discussion, select another presiding director for a particular session.

Annual Meeting Attendance

As specified in our Corporate Governance Guidelines, it is ExxonMobil's policy that directors should make every effort to attend the annual meeting of shareholders. All directors attended last year's meeting.

Code of Ethics and Business Conduct

The Board maintains policies and procedures (which we refer to in this proxy statement as our Code) that represent both the code of ethics for the principal executive officer, principal financial officer, and principal accounting officer under SEC rules, and the code of business conduct and ethics for directors, officers, and employees under NYSE listing standards. The Code applies to all directors, officers, and employees. The Code is attached as Appendix I to this proxy statement.

The Code is posted on our internet site and is available free of charge on request to the Secretary at the address given under "Contact Information" on page 3. The Code is also filed as an exhibit to our Annual Report on Form 10-K. Any amendment of the Code will be promptly posted on our internet site.

The Board Affairs Committee will review any issues under the Code involving an executive officer or director and will report its findings to the Board. The Board does not envision that any waivers of the Code will be granted, but should a waiver occur for an executive officer or director, it will also be promptly disclosed on our internet site.

Director Selection

The Board Affairs Committee has adopted Guidelines for the Selection of Non-Employee Directors that describe the qualifications the Committee looks for in director candidates. The current Guidelines are included as Appendix D to this proxy statement. The Guidelines are also posted on our internet site and are available free of charge on request to the Secretary at the address given under "Contact Information" on page 3.

The Committee identifies director candidates primarily through recommendations made by the non-employee directors. These recommendations are developed based on the directors' own knowledge and experience in a variety of fields, and research conducted by ExxonMobil staff at the Committee's direction. The Committee also considers recommendations made by the employee directors, shareholders, and others, including search firms. The Committee has the authority to engage consultants to help identify or evaluate potential director nominees but has not done so recently.

All recommendations, regardless of the source, are evaluated on the same basis against the criteria contained in the Guidelines.

Shareholders may send recommendations for director candidates to the Secretary at the address given under "Contact Information" on page 3. A submission recommending a candidate should include:

•
Sufficient biographical information to allow the Committee to evaluate the candidate in light of the Guidelines;
•
Information concerning any relationships between the candidate and the shareholder recommending the candidate; and
•
Material indicating the willingness of the candidate to serve if nominated and elected.

Communications with Directors

The Board Affairs Committee has approved procedures for shareholders and other interested persons to send communications to individual directors or the non-employee directors as a group.

Written communications. Written correspondence should be addressed to the director or directors in care of the Secretary at the address given under "Contact Information" on page 3. All correspondence will be forwarded to the intended recipient and to the Chair of the Board Affairs Committee. A log of all correspondence addressed to the directors will also be kept for periodic review by the Board Affairs Committee and any other interested director.

Electronic communications. You may also send email to individual non-employee directors or the non-employee directors as a group by using the form provided for that purpose on our internet site. These communications are sent directly to the specified director's electronic mailbox. Email can be viewed by staff of the Office of the Secretary but can only be deleted by the director to whom it is addressed.

More information about our procedures for handling communications to non-employee directors is posted on our internet site.

Additional Information

The Corporate Governance section of our internet site contains additional information, including our Certificate of Incorporation and By-Laws; written charters for each Board committee; and Board policy statements.

ELECTION OF DIRECTORS
(Item 1 on the proxy card)

The Board of Directors has nominated the director candidates named on the following pages. Personal information on each of our nominees is also provided. Effective March 1, 2004, Mr. Rex W. Tillerson was elected as President and Director. All of our nominees currently serve as ExxonMobil directors. Mr. Donald V. Fites and Mrs. Helene L. Kaplan have reached the age of mandatory retirement and are not standing for election.

If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following candidates:

Michael J. Boskin Age 58 Director since 1996
T. M. Friedman Professor of Economics, and Senior Fellow, Hoover Institution, Stanford University. Holds bachelor's, master's, and Ph.D. degrees in economics. Joined Stanford University in 1970. Adjunct Scholar, American Enterprise Institute; Research Associate, National Bureau of Economic Research. Director, First Health Group Corporation; Oracle Corporation; Vodafone Group PLC. Chairman, Congressional Advisory Commission on the Consumer Price Index, 1995-96; Council of Economic Advisors, 1989-93. Member, Commerce Department, Advisory Committee on the National Income and Product Accounts; Panel of Advisors to the Congressional Budget Office. Dr. Boskin is the recipient of numerous professional awards.

James R. Houghton Age 68 Director since 1994
Chairman of the Board and CEO, Corning Incorporated. Holds bachelor of arts and master of business administration degrees. Joined Corning, a communications, advanced materials, and display products company, in 1962. Held a variety of management positions. Elected Chairman of the Board and Chief Executive Officer of Corning in 1983. Retired in 1996. Elected Chairman of the Board in June 2001. Resumed his role as Chairman and CEO in April 2002. Director, Corning Incorporated; MetLife, Inc. Trustee, Corning Museum of Glass; The Metropolitan Museum of Art; The Pierpont Morgan Library. Member, The Business Council; Council on Foreign Relations; Harvard Corporation.

William R. Howell Age 68 Director since 1982
Chairman Emeritus, J.C. Penney Company, Inc. Holds bachelor of business administration degree. Joined J.C. Penney, a department store and catalog chain, in 1958. Held a variety of management positions. Elected Chairman of the Board and Chief Executive Officer in 1983. Retired as Chairman of the Board in 1997. Director, American Electric Power Company, Inc.; Halliburton Co.; Pfizer Inc.; The Williams Companies, Inc. Mr. Howell is also a Director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas, non-public wholly-owned subsidiaries of Deutsche Bank AG; and Viseon, Inc., where he will not stand for re-election to the board in 2004.

Reatha Clark King Age 66 Director since 1997
Former Chairman, Board of Trustees, General Mills Foundation, the philanthropic foundation of General Mills, Inc., a manufacturer and marketer of consumer food products. Holds bachelor of science degree in chemistry and mathematics, master of science degree in chemistry, master of business administration degree in finance management, and Ph.D. degree in thermochemistry. Prior to joining the General Mills Foundation in 1988, Dr. King held a variety of scientific and educational positions, including Research Chemist, National Bureau of Standards; Chemistry Professor, Associate Dean for Division of Natural Science & Mathematics, and Associate Dean for Academic Affairs, York College, City University of New York; President, Metropolitan State University. Director, Minnesota Mutual Companies, Inc.; Wells Fargo & Company; Department 56, Inc.; International Trachoma Initiative. Trustee, Clark Atlanta University; Congressional Black Caucus Foundation. Life Trustee, University of Chicago. Dr. King is the recipient of numerous awards, including 14 honorary doctorate degrees.

Philip E. Lippincott Age 68 Director since 1986
Retired Chairman and Chief Executive Officer, Scott Paper Company. Retired Chairman of the Board, Campbell Soup Company, a global manufacturer and marketer of branded convenience food products. Holds bachelor of arts and master of business administration degrees. Joined Scott Paper, a company involved in sanitary paper, printing and publishing papers, and forestry operations, in 1959. Held a variety of management positions. Elected Director in 1978, Chief Executive Officer in 1982 and Chairman in 1983. Retired in 1994. Director, Campbell Soup Company. Retired Chairman of the Board and Life Director, Fox Chase Cancer Center. Trustee, The Penn Mutual Life Insurance Company. Member, The Business Council.

Harry J. Longwell Age 62 Director since 1995
Executive Vice President, Exxon Mobil Corporation. Holds bachelor's degree in petroleum engineering. Principal responsibilities include the Corporation's worldwide upstream oil and gas activities; Imperial Oil Limited; aviation; corporate planning; public affairs; and human resources. Since joining the ExxonMobil organization in 1963, Mr. Longwell has held a variety of management positions in domestic and foreign operations, including Vice President-Production and President, Exxon Company, U.S.A.; Vice President, Esso Europe Inc.; Senior Vice President-Upstream and Executive Vice President, Exxon Company, International. Elected Senior Vice President and Director of Exxon in 1995, Executive Vice President and Director of ExxonMobil in 2001. Director, National Action Council for Minorities in Engineering. Chairman of Board of Trustees, University of Dallas. Member, Board of Visitors, University of Texas M.D. Anderson Cancer Center; Advisory Board, Dallas Area Habitat for Humanity.

Henry A. McKinnell, Jr. Age 61 Director since 2002
Chairman and Chief Executive Officer, Pfizer Inc. Holds a bachelor's degree in business, master of business administration and Ph.D. degrees in business. Joined Pfizer, a pharmaceutical company, in 1971. Became Executive Vice President in 1992, and President and Chief Operating Officer in 1999. Elected Chairman of the Board and Chief Executive Officer in 2001. Chairman, Stanford University Graduate School of Business Advisory Council. Director, Pfizer Inc.; Moody's Corporation; John Wiley & Sons, Inc.; The Business Council. Chairman, The Business Roundtable. Fellow, New York Academy of Medicine. Member, M.I.T. Corporation; Board of Trustees, New York City Public Library; New York City Police Foundation.

Marilyn Carlson Nelson Age 64 Director since 1991
Chairman and Chief Executive Officer, Carlson Companies. Co-Chair and Co-CEO, Carlson Holdings, Inc. Holds bachelor's degree in international economics. Since joining Carlson Companies, a travel, hotel, restaurant and marketing services company, in 1968, Mrs. Nelson has held a number of management positions, including Director, Senior Vice President, and Vice Chair. Director, Carlson Companies; Mayo Clinic Foundation. Chair, National Women's Business Council. Past National Chair, Travel Industry Association of America. Member, International Business Council of the World Economic Forum; World Travel and Tourism Council. Board of Overseers, Curtis L. Carlson School of Management, University of Minnesota. Mrs. Nelson is the recipient of numerous awards, including three honorary doctorate degrees. She was named 2002 Minnesotan of the year.

Lee R. Raymond Age 65 Director since 1984
Chairman of the Board and Chief Executive Officer, Exxon Mobil Corporation. Holds bachelor's and Ph.D. degrees in chemical engineering. Since joining the ExxonMobil organization in 1963, Mr. Raymond has held a variety of management positions in domestic and foreign operations, including Exxon Company, U.S.A.; Creole Petroleum Corporation; Exxon Company, International; Exxon Enterprises; Esso Inter-America, Inc. Elected Senior Vice President and Director of Exxon in 1984, President in 1987, Chairman and Chief Executive Officer in 1993, and added title of President in 1996. Director, J.P. Morgan Chase & Co.; United Negro College Fund; American Petroleum Institute. Trustee and Vice Chairman, American Enterprise Institute. Trustee, Wisconsin Alumni Research Foundation. Member, The Business Council; The Business Roundtable; Council on Foreign Relations; Emergency Committee for American Trade; National Academy of Engineering; National Petroleum Council; President's Export Council; Secretary of Energy Advisory Board; Singapore-U.S. Business Council; Trilateral Commission; University of Wisconsin Foundation.

Walter V. Shipley Age 68 Director since 1998
Retired Chairman of the Board, The Chase Manhattan Corporation and The Chase Manhattan Bank, a banking and finance company. Holds bachelor of science degree. Joined Chase Bank in 1956. Held a variety of management positions. Director, Verizon Communications; Wyeth. Director, Goodwill Industries of Greater New York & Northern New Jersey, Inc. Chairman, The Wallace Foundation. Trustee, American Museum of Natural History. Member, American Academy of Arts & Sciences; The Business Council.

Rex W. Tillerson Age 51 Director since 2004
President, Exxon Mobil Corporation. Holds bachelor of science degree in civil engineering. Since joining the ExxonMobil organization in 1975, Mr. Tillerson has held a variety of management positions in domestic and foreign operations, including President, Exxon Yemen Inc. and Esso Exploration and Production Khorat Inc.; Vice President, Exxon Ventures (CIS) Inc.; President, Exxon Neftegas Limited; Executive Vice President, ExxonMobil Development Company. Elected Senior Vice President of ExxonMobil in 2001, President and Director in 2004. Director, U.S.-Russia Business Council. Member, Engineering Foundation Advisory Council for the University of Texas at Austin; Society of Petroleum Engineers; American Petroleum Institute; Executive Board of the Circle Ten Council, Boy Scouts of America.

Director Relationships

ExxonMobil and its affiliates have business relationships in the ordinary course of business with companies for which our non-employee directors serve as executives, but these relationships are not material by any reasonable standard.

DIRECTOR COMPENSATION

The table below shows the total compensation paid in 2003 to each of our current non-employee directors.

Director	Annual Base Fee ($)	Committee Fees ($)	Restricted Stock Awards* ($)	Total ($)
Dr. Boskin	75,000	38,000	85,128	198,128
Mr. Fites	75,000	24,000	85,128	184,128
Mr. Houghton	75,000	48,000	85,128	208,128
Mr. Howell	75,000	48,000	85,128	208,128
Mrs. Kaplan	75,000	31,000	85,128	191,128
Dr. King	75,000	38,000	85,128	198,128
Mr. Lippincott	75,000	31,000	85,128	191,128
Dr. McKinnell	75,000	31,000	85,128	191,128
Mrs. Nelson	75,000	38,000	85,128	198,128
Mr. Shipley	75,000	24,000	85,128	184,128
  *
  The value shown is the number of restricted shares granted in 2003 (2,400 shares) times the closing price of ExxonMobil stock on the day of grant. The total annual restricted stock grant for 2004 will be increased to 4,000 shares if the 2004 Non-Employee Director Restricted Stock Plan is approved by shareholders (see page 28).

ExxonMobil employees receive no extra pay for serving as directors. Non-employee directors receive compensation consisting of cash and restricted stock. The base fee is $75,000 a year. We also pay members of the Audit and Compensation Committees a fee of $15,000 per year, and an additional fee of $10,000 per year to the Chairs of those Committees. For other Committees, non-employee directors receive $8,000 per year for each Committee on which they serve, and the Chairs receive an additional fee of $7,000 per year. No fees are paid to members of the Executive Committee. Non-employee directors are reimbursed for actual expenses to attend meetings.

Non-employee directors may elect to defer all or part of these fees either into ExxonMobil stock equivalents with dividends or into a deferred account that earns interest at the prime rate. Deferred fees are payable in one to five annual installments after the director leaves the Board.

In addition to the fees described above, we pay a significant portion of director compensation in stock. At the beginning of 2003, each incumbent non-employee director received 2,400 shares of restricted stock under ExxonMobil's 1997 Non-Employee Director Restricted Stock Plan. While on the Board, the non-employee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the director is not allowed to sell the shares. The restricted shares can be forfeited if the director leaves the Board early.

No further grants may be made under the 1997 Plan. Subject to shareholder approval at the annual meeting, future restricted stock awards to the non-employee directors will be made under the new 2004 Non-Employee Director Restricted Stock Plan described on page 28.

BOARD COMMITTEES

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Only non-employee directors may serve on the Audit, Compensation, Board Affairs, Contributions, and Public Issues Committees. Each Committee has a written charter. The charters are posted on our internet site and are available free of charge on request to the Secretary at the address given under "Contact Information" on page 3. Charters of key committees are also included with this proxy statement.

The table below shows the current membership of each Board Committee and the number of meetings each Committee held in 2003.

Director	Audit		Compensation		Board Affairs		Contributions		Finance		Public Issues		Executive(2)
Dr. Boskin			X				X	*	X
Mr. Fites					X				X		X
Mr. Houghton	X	*	X						X				X
Mr. Howell	X		X	*	X								X
Mrs. Kaplan	X						X				X
Dr. King	X		X				X
Mr. Lippincott					X		X				X	*	X
Dr. McKinnell			X		X				X
Mrs. Nelson	X				X	*	X						X
Mr. Raymond									X	*			X	*
Mr. Shipley					X				X		X
2003 Meetings	11		9	(1)	8		2		1	(1)	3		1
    *
    Chair

    (1)
    Committee also acted once by written consent in 2003.
    (2)
    Other directors serve as alternate members on a rotational basis.

Audit Committee

Mr.	Houghton (Chair)
Mr.	Howell
Mrs.	Kaplan
Dr.	King
Mrs.	Nelson

The Audit Committee met 11 times during 2003. The Committee oversees accounting and internal control matters. Its responsibilities include appointing the independent auditors to audit ExxonMobil's financial statements. The Committee's report on its activities for the fiscal year 2003 is on page 26. Fees paid to the independent auditors are provided on page 27 and a description of the Committee's policy and procedure for pre-approving those fees is provided in Appendix F. The Committee's charter is attached as Appendix E to this proxy statement.

The Board has determined that all members of the Committee are independent within the meaning of both SEC rules and NYSE listing standards. The Board has further determined that all members are financially literate within the meaning of the NYSE standards, and Mr. Houghton, Mr. Howell, and Mrs. Nelson are "audit committee financial experts" as defined in SEC rules.

Compensation Committee

Mr.	Howell (Chair)
Dr.	Boskin
Mr.	Houghton
Dr.	King
Dr.	McKinnell

The Compensation Committee met nine times and acted by written consent one time during 2003. The Committee oversees compensation for ExxonMobil's senior executives, including salary, bonus, and incentive awards. The Committee also reviews succession plans for key executive positions. The Committee's report on executive compensation starts on page 17. The Board has determined that all members of the Compensation Committee are independent within the meaning of the NYSE listing standards. The Committee's charter is attached as Appendix G to this proxy statement.

Board Affairs Committee

Mrs.	Nelson (Chair)
Mr.	Fites
Mr.	Howell
Mr.	Lippincott
Dr.	McKinnell
Mr.	Shipley

The Board Affairs Committee met eight times during 2003. The Committee recommends director candidates; reviews non-employee director compensation; and reviews other corporate governance practices, including the Corporate Governance Guidelines attached as Appendix C to this proxy statement. The Board has determined that all members of the Board Affairs Committee are independent within the meaning of the NYSE listing standards. The Committee's charter is attached as Appendix H to this proxy statement.

Advisory Committee on Contributions

Dr.	Boskin (Chair)
Mrs.	Kaplan
Dr.	King
Mr.	Lippincott
Mrs.	Nelson

The Advisory Committee on Contributions met two times during 2003. The Committee reviews the level of ExxonMobil's support for education and other public service programs, including the Company's contributions to the ExxonMobil Foundation. The Foundation works to improve the quality of education in America at all levels, with special emphasis on math and science. The Foundation also supports the Company's other cultural and public service giving. The Board has determined that all members of the Advisory Committee on Contributions are independent within the meaning of the NYSE listing standards.

Finance Committee

Mr.	Raymond (Chair)
Dr.	Boskin
Mr.	Fites
Mr.	Houghton
Dr.	McKinnell
Mr.	Shipley

The Finance Committee met one time and acted by written consent one time during 2003. The Committee reviews ExxonMobil's financial policies and strategies, including our capital structure, and authorizes corporate debt within limits set by the Board.

Public Issues Committee

Mr.	Lippincott (Chair)
Mr.	Fites
Mrs.	Kaplan
Mr.	Shipley

The Public Issues Committee met three times during 2003. The Committee reviews ExxonMobil's policies and practices on relevant public issues, including their effects on safety, health, and the environment. The Committee hears reports from operating units on safety and environmental activities. The Committee also visits operating sites to observe and comment on current operating practices. The Board has determined that all members of the Public Issues Committee are independent within the meaning of the NYSE listing standards.

Executive Committee

Mr.	Raymond (Chair)
Mr.	Houghton
Mr.	Howell
Mr.	Lippincott
Mrs.	Nelson

Other directors serve as alternate members on a rotational basis.

The Executive Committee met one time during 2003. The Committee has broad power to act on behalf of the Board. In practice, the Committee meets only when it is impractical to call a meeting of the full Board.

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP

These tables show how much ExxonMobil common stock each executive named in the Summary Compensation Table on page 21 and each non-employee director and nominee owned on February 29, 2004. In these tables, ownership means the right to direct the voting or the sale of shares, even if those rights are shared with someone else. None of these individuals owns more than 0.13 percent of the outstanding shares.

Named Executive Officer	Shares Owned		Shares Covered by Exercisable Options*

Lee R. Raymond	2,547,105	(1)	6,150,000
Harry J. Longwell	837,970	(2)	3,100,000
Edward G. Galante	302,379	(3)	622,080
Rex W. Tillerson	288,730	(4)	602,688
Jon L. Thompson	432,996	(5)	1,054,080

(1)
Includes 312 shares owned by spouse.
(2)
Includes 107 shares owned by spouse and 82,250 shares jointly owned with spouse.
(3)
Includes 2,250 shares owned by dependent child.
(4)
Includes 1,000 shares owned by dependent child.
(5)
Includes 2,031 shares owned by spouse.

*Includes options that will become exercisable within 60 days.

Non-Employee Director/Nominee	Shares Owned*

Michael J. Boskin	30,700
Donald V. Fites	29,570
James R. Houghton	39,300	(1)
William R. Howell	37,100	(2)
Helene L. Kaplan	44,822
Reatha Clark King	32,304	(3)
Philip E. Lippincott	40,300
Henry A. McKinnell, Jr.	22,800
Marilyn Carlson Nelson	53,228	(4)
Walter V. Shipley	30,940

(1)
Includes 5,000 shares owned by spouse.
(2)
Includes 5,400 restricted shares held as constructive trustee for former spouse.
(3)
Includes 1,000 shares owned by spouse.
(4)
Includes 18,528 shares held as co-trustee of family trusts.

*The non-employee directors are not granted ExxonMobil stock options.

On February 29, 2004, ExxonMobil's directors and executive officers (27 people) together owned 7,349,213 shares of ExxonMobil stock and 18,775,392 shares covered by exercisable options, representing about 0.40 percent of the outstanding shares.

COMPENSATION COMMITTEE REPORT

Overview

The compensation program of ExxonMobil is an integral part of our strategy for achieving high levels of business performance over the long term. Specifically, several business and operating factors require continuous and substantial investment in executive talent. They include the complexity, size, and global reach of the Company; the long investment lead times in the industry; and the highly technical nature of the business. For these reasons, we must retain the best talent for a full career and continuously grow their experience and capability. Executives must also remain strongly aligned with shareholder interests throughout their careers, which include frequently changing business and economic cycles.

The compensation system helps achieve these objectives. Requirements of the system include constancy of purpose in how it is developed, a program that rewards results, a career-oriented approach, and substantial ownership of stock by senior executives who influence the long-term direction of the Company. These underlying fundamentals reflect a long-standing strategy at ExxonMobil, which has proven successful. This success is measured in the retention of superior talent and their achievement of sustainable, competitive advantage.

Alignment with shareholder interests is underscored by current stock ownership among senior executives, which ranges from 16 to 32 times base salary for the five highest-paid officers, and from 12 to 20 times for the other officers of the Company. These levels of ownership far exceed the common practice across industries in the U.S., and they reflect a significant personal investment in the Company by the same executives responsible for determining the future success of the organization and the return to shareholders.

Background

The Compensation Committee approves all compensation paid or awarded to senior executives. The Committee is made up solely of non-employee directors who do not participate in any of the compensation plans they administer. In addition, the Committee relies on the expertise of an external consultant, with whom we meet annually to gain insight into compensation trends and issues. The consultant also provides a perspective on the structure and competitive standing of the ExxonMobil compensation program for executives.

Our executive compensation program is comprised of the following three main components:

•
Competitive base salaries
•
Short term rewards
•
Long term incentives

All three of these major components are described on the following pages in more detail.

Competitive Base Salaries

The competition for executives extends beyond the oil industry. Therefore, we compare our salary structure with U.S.-based multinational companies and domestic, integrated oil companies. Because ExxonMobil is significantly larger and more diverse than most of the other comparison companies, we do not target an exact percentile at which to align salaries. We focus on a broader and more flexible target, generally above the 50th percentile. This allows us to respond better to changing business conditions, manage salaries more evenly over a career, and minimize the potential for automatic ratcheting-up of salaries, which could result from linking salary alignment to an inflexible and narrow target. This orientation also provides more flexibility to differentiate salaries for a range of experience and performance levels among executives.

Within the competitive orientation described, executive salaries are based on business performance; general economic factors; and individual levels of responsibility, performance, and experience. This approach applies uniformly throughout the Company for all employees and determines how the Committee sets the salaries for the CEO and other senior executives.

Short Term Rewards

The size of individual, annual awards under this program is highly dependent on the financial performance and operating results of the Company each year. It is expected that short-term awards may vary significantly year-over-year, versus other forms of compensation. The objective is to give executives a strong incentive to maintain focus on continuous improvement of results and meeting shareholder expectations. In addition, this element of the compensation program provides emphasis on short-term milestones against which we measure progress toward strategic goals.

Short term incentive awards consist of cash bonuses and earnings bonus units. See page 22 for a description of the terms of earnings bonus units. We grant cash bonuses to executives to reward their contributions to the business during the past year. We grant earnings bonus units as incentives for strong, mid-term corporate performance. Earnings bonus units help stress that decisions and contributions in any year affect future years. In 2003, approximately one-half of executive short-term awards were in the form of earnings bonus units. Cumulative earnings of $3.00 per share are required for each earnings bonus unit granted in 2003 to pay out, which is the same level for awards granted in 2002.

Each year, the Committee establishes a ceiling for cash bonuses and earnings bonus units. The combined ceiling for 2003 was $168 million. This ceiling was increased from the 2002 level by about 45 percent. In reaching this decision, the Committee considered several factors. These included the record-setting financial performance of the Company in 2003, demonstrated by an 87 percent increase in net income over 2002; continued strengthening of our worldwide competitive position; and progress toward long-range strategic goals, which include performance objectives in the areas of environment, safety, and health. The Committee does not give specific weights to these measures, nor is a particular formula applied. The entire amount was granted in awards to approximately 1,200 employees.

Once the level of the bonus ceiling is determined based on the performance considerations described, the bonus received by each executive varies depending on individual performance and level of responsibility. To determine individual performance, each year the Company conducts a rigorous assessment of individual contributions. The assessment considers many factors, including business results, applied technical expertise, and leadership. These individual performance assessments are also applied in differentiating salary increases and the long term incentive awards described below.

Long Term Incentives

The petroleum business requires long-term, capital-intensive investments. These investments often take many years to generate returns to shareholders. The long-term incentive program is intended to underscore the need for executives to maintain a focus on the strategic goals of the business. It balances the emphasis on long and short-term business objectives and reinforces that one should not be achieved at the expense of the other. Long term incentive awards are also intended to develop and retain strong management through share ownership and recognition of future performance. Long term incentives have less year-to-year variability due to these design considerations and the nature of the business as described.

Last year was the second year in which restricted stock was used in place of stock options as the vehicle for long term incentive awards. The Committee concluded that restricted stock is more effective at this time in meeting the objectives of retention and shareholder expectations. The total number of shares granted under this approach is substantially less than the number that would be required under an option program designed to deliver equivalent levels of compensation.

In administering the long-term program, we are sensitive to the potential for dilution of future earnings per share. For this reason and other compensation design considerations, we do not run a broad-based stock program. Instead, we have always focused the majority of the program on employees who will have the greatest impact on the strategic direction and long-term results of the Company by virtue of their roles. Restricted stock awards were granted to executive officers and just over 5,000 other select employees in 2003, or about five percent of total employees. The resulting level of share utilization in the incentive program is substantially less than most other large, multinational companies of similar scope and size. For senior executives, the restrictions on 50 percent of the shares are lifted in five years, and the remaining 50 percent are lifted after 10 years or retirement, whichever is later. These vesting provisions are among the longest of awards by comparable companies in multiple industries. They help achieve the long-term objectives of the program and ownership levels described above. See page 21 for more information on restricted stock.

Restricted stock awards must be sufficient in size to provide a strong, long-term incentive for executives and to increase their vested interest in the business. The number of restricted shares granted to executive officers is based on individual performance and level of responsibility. For this purpose, the Committee measures individual and Company performance the same as described for short term awards. The number of shares held by an executive is not a factor in determining subsequent grants.

CEO Compensation

Within the framework described above, the Committee determines the salary and bonus of the CEO based on his leadership, the execution of business plans, and strategic results. The size and complexity of the business and his experience are also key factors. The Committee does not use narrow, quantitative measures or formulas in determining the CEO's compensation.

The restricted stock granted to Mr. Raymond recognizes his outstanding leadership of the business, continued strengthening of our worldwide competitive position, and continuing progress toward achieving long-range strategic goals. The restrictions on 50 percent of the shares will be lifted in five years and the remaining 50 percent will be lifted after 10 years. These restrictions are not accelerated upon retirement.

The Committee believes his total compensation is appropriately positioned relative to CEOs of U.S.-based, integrated oil companies and other major U.S.-based corporations.

U.S. Income Tax Limits on Deductibility

U.S. income tax law limits the amount ExxonMobil can deduct for compensation paid to the CEO and the other four most highly paid executives. Performance-based compensation that meets Internal Revenue Service requirements is not subject to this limit. The short term awards and restricted stock grants described above are designed to meet these requirements so that ExxonMobil can continue to deduct the related expenses. Specifically, the shareholders have approved the material terms of performance goals for awards to the top executives. These material terms limit short term and long term awards to these executives to 0.2 and 0.5 percent of operating net income respectively. Actual award levels have been significantly less based on the factors and judgments described in the preceding sections of this report.

Summary

ExxonMobil continues to have an appropriate and competitive compensation program which has served the Company and shareholders well. The combination of base salary, short term bonuses, and the emphasis on long term incentives provides a balanced and stable foundation for strong and effective leadership going forward.

William R. Howell, Chair	Reatha Clark King
Michael J. Boskin	Henry A. McKinnell, Jr.
James R. Houghton

EXECUTIVE COMPENSATION TABLES

The following tables show the compensation of ExxonMobil's Chairman and the four other most highly paid executives. See the Compensation Committee Report beginning on page 17 for an explanation of our compensation philosophy.

Summary Compensation Table

					Long Term Compensation
					Awards		Payouts
		Annual Compensation
					Restricted Stock Award(s) ($)(b)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(a)		Options (#)	LTIP Payouts ($)(c)	All Other Compensation ($)(d)
L. R. Raymond	2003	3,250,000	3,564,000	81,590	17,910,000	0	2,700,000	277,550
Chairman and CEO	2002	3,250,000	2,160,000	96,675	17,320,000	0	2,700,005	297,960
	2001	2,850,000	2,700,000	77,941	7,424,000	1,050,000	1,355,130	261,288
H. J. Longwell	2003	1,565,000	1,138,500	4,500	6,680,430	0	862,020	145,479
Executive Vice President	2002	1,415,000	690,000	5,264	6,460,360	0	862,015	131,727
and Director	2001	1,250,000	863,000	6,590	742,400	500,000	443,520	116,300
E. G. Galante	2003	691,667	726,000	131,418	3,832,740	0	399,990	51,136
Senior Vice President	2002	562,500	440,000	5,250	3,706,480	0	300,025	41,960
	2001	444,583	400,000	4,680	371,200	200,000	120,150	33,283
R. W. Tillerson	2003	691,667	726,000	7,618	3,832,740	0	399,990	43,500
President and Director	2002	562,500	440,000	15,312	3,706,480	0	300,025	35,750
	2001	441,667	400,000	8,774	371,200	200,000	105,030	28,200
J. L. Thompson	2003	820,000	628,700	6,332	2,987,388	0	474,990	77,178
Vice President;	2002	760,000	380,000	10,497	2,888,976	0	412,500	71,677
President, ExxonMobil	2001	680,000	475,000	2,281	371,200	220,000	199,980	64,042
Exploration Company
(a)
Represents certain perquisites, including membership fees (Mr. Raymond: $42,301 (2003), $49,228 (2002), and $36,920 (2001); and Mr. Galante: $71,203 (2003)); and tax assistance (Mr. Raymond: $29,880 (2003), $37,897 (2002), and $31,598 (2001); and Mr. Galante: $47,107 (2003)). For security reasons, the Board requires the Chairman to use company aircraft for both business and personal travel. This table does not reflect amounts attributable to the Chairman's personal aircraft usage because we consider those costs a necessary business expense rather than a perquisite. The incremental cost for Mr. Raymond's personal use of company aircraft was $79,711 (2003), $64,418 (2002), and $36,596 (2001). Mr. Raymond is taxed on the imputed income attributable to such personal use and does not receive tax assistance from the Company with respect to those amounts.

(b)
The value shown is the number of restricted shares times the market price of ExxonMobil stock on the day of grant. As of December 31, 2003, the total number and value of restricted shares held by these executives was: Mr. Raymond: 2,160,000 shares ($88,560,000); Mr. Longwell: 525,000 shares ($21,525,000); Mr. Galante: 232,000 shares ($9,512,000); Mr. Tillerson: 232,000 shares ($9,512,000); and Mr. Thompson: 238,800 shares ($9,790,800). Restricted shares granted in 2001 and prior years may not be sold until after retirement. Restricted shares granted in 2002 or later may not be sold (i) for half the shares, until five years after grant; and (ii) for the balance, until 10 years after grant or until after retirement, whichever occurs later. The values given do not reflect the transfer restrictions or the fact that, during the restricted period, the awards are subject to forfeiture in case of detrimental activity or early termination of employment. The executives receive the same cash dividends on restricted shares as holders of regular common stock, but cannot sell the shares during the restricted period. Grants in 2002 and prior years were made under the 1993 Incentive Program. Grants in 2003 were made under the 2003 Incentive Program. See page 19 for more details.

(c)
Settlements of earnings bonus units. See page 22 for more details.

(d)
2003 values represent company credits and other allocations under defined contribution plans (Mr. Raymond: $195,000; Mr. Longwell: $95,900; Mr. Galante: $43,500; Mr. Tillerson: $43,500; and Mr. Thompson: $51,200); and costs of executive life insurance (Mr. Raymond: $82,550; Mr. Longwell: $49,579; Mr. Galante: $7,636; and Mr. Thompson: $25,978).

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

	Number of Shares Underlying Options/SARs Exercised (#)
			Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised, In-the-Money Options/SARS at FY-End ($)*
		Value Realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
L. R. Raymond	756,608	15,899,821	6,643,392	0	56,781,916	0
H. J. Longwell	240,000	5,099,458	3,300,000	0	31,088,121	0
E. G. Galante	20,000	419,500	632,080	0	3,832,371	0
R. W. Tillerson	71,348	1,510,807	602,688	0	3,171,884	0
J. L. Thompson	91,020	1,779,929	1,114,080	0	9,757,939	0
*
The difference between the option exercise price and the market price of ExxonMobil stock at year-end. The actual gain, if any, an executive realizes will depend on the market price of ExxonMobil stock at the time of exercise. "In-the-money" means the market price of the stock is greater than the exercise price of the option on the date specified.

Long Term Incentive Plans—Awards in Last Fiscal Year

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans Maximum ($)
L. R. Raymond	1,188,000	5 years maximum	3,564,000
H. J. Longwell	379,500	5 years maximum	1,138,500
E. G. Galante	242,000	5 years maximum	726,000
R. W. Tillerson	242,000	5 years maximum	726,000
J. L. Thompson	209,550	5 years maximum	628,650

The awards shown above are earnings bonus units. Each earnings bonus unit entitles the executive to receive an amount equal to ExxonMobil's cumulative net income per common share as announced each quarter beginning after the grant. Payout occurs on the fifth anniversary of the grant or when the maximum settlement value of $3.00 per unit is reached, if earlier. SEC rules classify earnings bonus units as long term incentives, but because of the nature of ExxonMobil's business, we view earnings bonus units as short term incentive awards. See page 18 for more details.

Pension Plan Table

	Years of Accredited Service
Remuneration*	30	35	40	45
$500,000	$240,000	$280,000	$320,000	$360,000
1,000,000	480,000	560,000	640,000	720,000
1,500,000	720,000	840,000	960,000	1,080,000
2,000,000	960,000	1,120,000	1,280,000	1,440,000
2,500,000	1,200,000	1,400,000	1,600,000	1,800,000
3,000,000	1,440,000	1,680,000	1,920,000	2,160,000
3,500,000	1,680,000	1,960,000	2,240,000	2,520,000
4,000,000	1,920,000	2,240,000	2,560,000	2,880,000
5,000,000	2,400,000	2,800,000	3,200,000	3,600,000
6,000,000	2,880,000	3,360,000	3,840,000	4,320,000
7,000,000	3,360,000	3,920,000	4,480,000	5,040,000
8,000,000	3,840,000	4,480,000	5,120,000	5,760,000
9,000,000	4,320,000	5,040,000	5,760,000	6,480,000
10,000,000	4,800,000	5,600,000	6,400,000	7,200,000
11,000,000	5,280,000	6,160,000	7,040,000	7,920,000
*
For plan purposes, this means: (1) average annual salary over the highest paid 36-month period during the employee's last 10 years of employment; plus, (2) the average of the three highest cash bonus and earnings bonus unit awards during the employee's last five years of employment. For executives who separate from the company before age 55, only average annual salary is used to calculate pension benefits.

Employees who meet the age, service, and other requirements of ExxonMobil's pension plans are eligible for a pension after retirement. The table shows the approximate yearly benefit that would be paid to an ExxonMobil employee in the top compensation and period of service categories. The table reflects a five-year certain and life annuity form of payment for an employee retiring after age 60. Retiring employees may also elect to receive an equivalent lump-sum payment instead of an annuity. For an employee who retires before age 60, the benefit would be reduced. The actual benefit is also reduced by a portion of the employee's Social Security benefits.

Under the ExxonMobil plans, covered compensation for the named executive officers includes the amount shown in the "Salary" column of the Summary Compensation Table plus the regular bonus shown in the "Bonus" column of that table and the earnings bonus unit award shown in the Long Term Incentive Plans table. If an executive separates from the Company before attaining 15 years of service and reaching age 55, covered compensation would include only salary.

At February 29, 2004, the covered compensation and years of service were $9,134,340 (41 years) for Mr. Raymond; $3,345,682 (41 years) for Mr. Longwell; $585,420 (32 years) for Mr. Galante; $584,727 (29 years) for Mr. Tillerson; and $1,775,231 (42 years) for Mr. Thompson.

Executive Life Insurance/Death Benefit Program

The Corporation offers coverage for key executives in the form of term life insurance or a company-paid death benefit. Coverage under either option equals four times base salary until age 65 and a declining multiple thereafter. For executives electing life insurance coverage, annual costs are included in the "All Other Compensation" column of the Summary Compensation Table on page 21. Mr. Tillerson has elected death benefit coverage and Mr. Raymond converted from life insurance to death benefit coverage during 2003. Death benefit coverage represents an unfunded promise by the Corporation to pay the benefit and therefore is not reflected in the Summary Compensation Table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of ExxonMobil stock on Forms 3, 4, and 5 with the Securities and Exchange Commission and New York Stock Exchange. We are not aware of any late or unfiled reports for 2003.

Equity Compensation Plan Information

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [Excluding Securities Reflected in Column(a)]
Equity compensation plans approved by security holders	179,257,359	(2)(3)	$35.51(3)	210,121,891	(3)(4)
Equity compensation plans not approved by security holders(5)	0		0	0
Total	179,257,359		$35.51	210,121,891

Notes:

(1)
The exercise price of each option reflected in this table is equal to the fair market value of the Company's common stock on the date the option was granted. The weighted-average price reflects nine prior grants that are still outstanding.

(2)
Includes restricted stock units and deferred bonuses to be settled in shares.

(3)
Does not include options that ExxonMobil assumed in the 1999 merger with Mobil. At year-end 2003, the number of securities to be issued upon exercise of outstanding options under Mobil plans was 48,498,237, and the weighted average exercise price of such options was $24.32. No additional awards may be made under those plans.

(4)
Available shares can be granted in the form of restricted stock, options, or other stock-based awards.

(5)
Under ExxonMobil's 1997 Restricted Stock Plan for Non-Employee Directors, each non-employee director received 2,400 shares of restricted stock at the beginning of 2003. While on the Board, each non-employee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the director is not allowed to sell the shares. The restricted shares can be forfeited if the director leaves the Board early. No further shares may be granted under the 1997 Plan. Future equity grants to non-employee directors are expected to be granted under the 2004 Non-Employee Director Restricted Stock Plan being submitted for shareholder approval at the 2004 annual meeting.

STOCK PERFORMANCE GRAPHS

Annual total returns to ExxonMobil shareholders were 20 percent in 2003, minus nine percent in 2002, minus eight percent in 2001, and have averaged five percent over the past five years. Total returns mean share price increase plus dividends paid, with dividends reinvested. The graphs below show the relative investment performance of ExxonMobil common stock, the S&P 500, and an industry peer group over the last five and twenty-year periods. The peer group consists of four other international integrated oil companies: BP, ChevronTexaco, Royal Dutch, and Shell Transport and Trading.

FIVE-YEAR CUMULATIVE TOTAL RETURNS
Value of $100 Invested at Year-End 1998

TWENTY-YEAR CUMULATIVE TOTAL RETURNS
Value of $100 Invested at Year-End 1983

AUDIT COMMITTEE REPORT

The primary function of our Committee is oversight of the Corporation's financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. Our Committee acts under a charter attached to this proxy statement. We review the adequacy of the charter at least annually. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Act of 1933 in either of those fields or in auditor independence.

In carrying out our responsibilities, we look to management and the independent auditors. Management is responsible for the preparation, presentation, and integrity of the Corporation's financial statements, the financial reporting process and internal controls. The independent auditors are responsible for auditing the Corporation's annual financial statements in accordance with generally accepted auditing standards and expressing an opinion as to the statements' conformity with generally accepted accounting principles.

In performance of our oversight function, we have reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP (PwC), the independent auditors. Management and PwC told us that the Corporation's consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed with PwC matters covered by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

We have also discussed with PwC its independence from the Corporation and management, including the matters in Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the letter and disclosures from PwC to us pursuant to Standard No. 1. We considered whether the non-audit services provided by PwC to the Corporation are compatible with maintaining the auditors' independence.

We discussed with the Corporation's internal auditors and PwC the overall scope and plans for their respective audits. We met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation's internal controls, and the overall quality of the Corporation's financial reporting.

Based on the reviews and discussions referred to above, in reliance on management and PwC, and subject to the limitations of our role, we recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

We have appointed PwC to audit the Corporation's financial statements for 2004, subject to shareholder ratification of that appointment.

James R. Houghton, Chair	Reatha Clark King
William R. Howell	Marilyn Carlson Nelson
Helene L. Kaplan

RATIFICATION OF INDEPENDENT AUDITORS
(Item 2 on the proxy card)

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) to audit ExxonMobil's financial statements for 2004. We are asking you to ratify that appointment.

Total Fees

The total fees paid to PwC for professional services rendered to ExxonMobil for the fiscal year ended December 31, 2003, were $41.9 million, a decrease of $1.2 million from 2002. The Audit Committee reviewed and pre-approved all services in accordance with the Pre-Approval Policy and Procedure Memorandum that is attached as Appendix F to this proxy statement. The Audit Committee did not use the "de minimis" exception to pre-approval that is available under SEC rules. The following table summarizes the fees that are described in more detail below.

	2003	2002
	(millions of dollars)
Audit Fees	23.5	18.4
Audit-Related Fees	3.6	3.0
Tax Fees	14.8	13.4
All Other Fees	—	8.3

Total	41.9	43.1

Audit Fees

The aggregate fees paid to PwC for professional services rendered for the annual audit of ExxonMobil's financial statements for the fiscal year ended December 31, 2003, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year, were $23.5 million (versus $18.4 million for 2002). The increase of $5.1 million from 2002 is due mainly to work activities related to new regulatory requirements, additional audit testing for newly implemented systems, and foreign exchange effects.

Audit-Related Fees

The aggregate fees billed by PwC for audit-related services rendered to ExxonMobil for the fiscal year ended December 31, 2003, were $3.6 million (versus $3.0 million for 2002). These services were mainly comprised of benefit plan and joint venture audits, and attestation procedures related to cost certifications and government compliance.

Tax Fees

The aggregate fees billed by PwC for tax services rendered to ExxonMobil for the fiscal year ended December 31, 2003, were $14.8 million (versus $13.4 million for 2002). These services are described below.

•
PwC assisted in preparing tax returns for individual ExxonMobil expatriate and former expatriate employees. These fees were $12.8 million for 2003 (versus $11.4 million for 2002).

•
PwC also assisted various ExxonMobil affiliates with the preparation of local tax filings and related tax services. These fees were $2.0 million for 2003 (versus $2.0 million for 2002).

All Other Fees

The aggregate fees billed by PwC for services rendered to ExxonMobil, other than the services described above under "Audit Fees," "Audit-Related Fees," and "Tax Fees," for the fiscal year ended December 31, 2003, were zero (versus $8.3 million in 2002). PwC provided professional services totaling $8.2 million to two ExxonMobil managed financial information systems design and implementation projects in 2002.  Both projects were completed during 2002.

Other than audit-related and tax services of the type described above, ExxonMobil does not envision obtaining other non-audit services from PwC.

PwC has been ExxonMobil's independent auditing firm for many years, and we believe they are well qualified for the job. A PwC representative will be at the annual meeting to answer appropriate questions and to make a statement if he desires.

The Audit Committee recommends you vote FOR this proposal.

APPROVAL OF 2004 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
(Item 3 on the proxy card)

We are asking shareholders to approve the Exxon Mobil Corporation 2004 Non-Employee Director Restricted Stock Plan. The 2004 Plan has been approved by the Board but will not become effective unless also approved by shareholders.

The 2004 Plan is intended to help ExxonMobil attract and retain highly qualified individuals to serve as non-employee directors, and to align further their interests with the long-term interests of ExxonMobil shareholders by paying a substantial portion of non-employee director compensation in the form of restricted stock or units that must be held until the non-employee director leaves the Board.

The 2004 Plan will replace ExxonMobil's 1997 Non-Employee Director Restricted Stock Plan. No new awards may be granted under the 1997 Plan.

Following is a brief summary of the 2004 Plan. The full text of the 2004 Plan is included as Appendix B to this proxy statement.

Available Shares; Plan Term

The maximum number of shares that may be issued under the 2004 Plan is one million. If an award is forfeited, the shares subject to that award will not be considered to have been issued and will not count against the Plan maximum. The number of available shares will be adjusted as necessary to reflect future stock splits or similar events.

The 2004 Plan does not have a specified term. Unless the Board terminates the Plan early, new awards may be made until the available shares are depleted.

Administration

The Board has sole authority to make or amend awards under the 2004 Plan and to determine the terms and conditions of awards. Subject to oversight by the Board, the Secretary of the Corporation will establish procedures and forms, and perform related ministerial duties in connection with the Plan.

Eligibility

Awards may be granted only to directors who are not employed by ExxonMobil or its affiliates. Of our 11 nominees for election at the annual meeting, eight are non-employee directors.

Terms and Conditions of Awards

Only restricted stock or restricted stock units may be granted under the Plan.

Restricted stock is an award of shares that may not be sold or transferred while the director remains on the Board. The shares will also be forfeited if the director leaves the Board before reaching the mandatory retirement age established in ExxonMobil's Corporate Governance Guidelines, unless the Board allows the director to retain the shares. Subject to the restriction on transfer and risk of forfeiture, a director will otherwise have the same rights as a regular shareholder with respect to restricted stock, including the right to vote the shares and receive dividends. Unless the shares are forfeited, shares underlying restricted stock awards will be delivered to the director free of restrictions after the director leaves the Board.

Restricted stock units are similar to restricted stock except the award takes the form of stock units instead of shares. A stock unit is a unit or right with a value equal to the value of one share of stock. Restricted stock units are subject to the same restrictions on transfer and risk of forfeiture as restricted stock. During the restricted period, a holder of restricted stock units will be paid cash amounts corresponding to dividends but will not have voting or other shareholder rights. Unless forfeited, restricted stock units may be settled by delivery of shares or cash after the director leaves the Board.

Initial Award Amounts

If the Plan is approved by shareholders, the Board expects to grant 1,600 shares of restricted stock under the Plan to each non-employee director elected at the annual meeting. This grant would be in addition to the final grant of 2,400 shares made earlier this year under the 1997 Plan described on page 11. The Board believes it is appropriate to increase the annual restricted stock grant for non-employee directors in order to remain competitive with other major public companies and to ensure that a substantial majority of non-employee director compensation continues to be paid in the form of stock that must be held as long as the director remains on the Board.

Amendment of the Plan

The Board may amend the 2004 Plan or any outstanding award, except that shareholder approval will be required for any amendment to increase the number of shares issuable (other than in connection with a stock split or similar event) or that would be a "material revision" under NYSE rules. Material revisions requiring shareholder approval would include amending the Plan to expand the types of awards that may be made or to allow awards to be made to persons other than the non-employee directors.

U.S. Federal Tax Consequences

Non-employee directors will generally recognize as taxable income the fair market value of restricted stock or restricted stock units on the date the restricted period ends. The Corporation is entitled to a corresponding tax deduction at the same time. Dividends or dividend equivalents paid during the restricted period are taxable compensation income to the non-employee director and are deductible by the Corporation.

The Board recommends you vote FOR this proposal.

SHAREHOLDER PROPOSALS
(Items 4 through 11 on the proxy card)

We expect the following proposals to be presented by shareholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. On request to the Secretary at the address listed under "Contact Information" on page 3, we will provide information about the sponsors' shareholdings, as well as the names, addresses, and shareholdings of any co-sponsors.

The Board recommends you vote AGAINST proposals 4 through 11 for the reasons we give after each one.

SHAREHOLDER PROPOSAL: POLITICAL CONTRIBUTIONS
(Item 4 on the proxy card)

This proposal was submitted by Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037.

"RESOLVED: That the stockholders of ExxonMobil assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political nonpartisanship. To this end the following practices are to be avoided:

(a)
The handing of contribution cards of a single political party to an employee by a supervisor.

(b)
Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

(c)
Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

(d)
Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

(e)
Placing a preponderance of contribution cards of one party at mail station locations.

REASONS: The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclination. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not ExxonMobil). And if the Company did not engage in any of the above practices, to disclose this to ALL shareholders in each quarterly report. Last year the owners of 261,248,318 shares voted FOR this resolution, representing approximately 6.4% of shares voting.

If you AGREE, please mark your proxy FOR this resolution."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
The Company does not engage in any of the practices listed by the proponent.

•
Our policy on political activity is incorporated in our Standards of Business Conduct. This document is disseminated to all employees and is available on our internet site at www.exxonmobil.com. Compliance with these standards is affirmed annually by all employees.

•
In the U.S., it is illegal for ExxonMobil to fund political candidates for federal office. ExxonMobil does not make contributions to political candidates or political parties except as permitted by applicable laws and authorized by the Board of Directors.

•
Individuals are permitted to make political contributions to candidates for political office. In the U.S., a number of ExxonMobil employees choose to voluntarily participate in the ExxonMobil Political Action Committee (PAC).

•
U.S. federal law prohibits some of the practices listed by the proponent; the Company engages in none of them. Employees participating in political activity do so as private citizens and not as representatives of the Corporation.

•
Board policy on political activities clearly states that "An employee's personal lawful political contributions, or a decision not to make contributions, will not influence the employee's compensation, job security, or opportunities for advancement." This policy is included in the remarks made by the executive conducting any meeting where employees are asked to consider making a voluntary contribution to the ExxonMobil PAC.

•
The ExxonMobil PAC restricts solicitation for voluntary contributions to senior level managers and professionals only. Elections to contribute are not collected at Company meetings nor are they sent to Company managers. Contributions go directly to an outside vendor that collects and manages the funds available to the ExxonMobil PAC. Neither the names of contributors nor the amounts of any contributions are released to ExxonMobil management.

It is the Corporation's policy to communicate information and views on issues of public debate that have an important impact on our business. Registering and voting; contributing financially to the party or candidates of one's choice; keeping informed on political matters; serving on civic bodies; and campaigning and officeholding at local, state, or national levels are highly important rights and responsibilities of the citizens of democracies and we encourage our employees to participate.

Since the Company has a policy on political contributions and does not engage in any of the practices listed by the proponent, the Board believes the Company has already affirmed its political nonpartisanship.

SHAREHOLDER PROPOSAL: POLITICAL CONTRIBUTIONS REPORT
(Item 5 on the proxy card)

This proposal was submitted by the Sierra Club, 85 Second Street, Second Floor, San Francisco, California 94105-3441.

"Resolved:

We hereby request that Exxon Mobil Corporation (the 'Company') prepare and submit to shareholders of the Company a separate report, updated annually, containing the following information:

a.
Policies for political contributions made with corporate funds, political action committees sponsored by the Company, and employee political contributions solicited by senior executives of the Company. This shall include, but not be limited to, policies on contributions and donations to federal, state, and local political candidates, including any foreign candidates, political parties, political committees, elected officials and other political entities organized and operating under 26 U.S.C. Sec. 527;

b.
An accounting of the Company's resources including property and personnel contributed or donated to any of the persons and organizations described above;

c.
A business rationale for each of the Company's political contributions or donations; and

d.
Identification of the person or persons in the Company who participated in making the decisions to contribute or donate.

Supporting Statement:

Our company's voluntary contribution of company assets to political campaigns poses grave concerns for shareholders. We believe that the perception that government contracts or weakening of regulations are a reward for campaign contributions is not in the long-term best interests of our company or our country. We believe that reliance on government favor may also prove an uncertain future source of revenue. In addition, a shareholder with one political persuasion may object if her company is found to contribute to the campaign of candidates with dissonant persuasion. At the very least, we believe that investors will be served with full disclosure.

A case in point is the controversial role of energy companies, such as ExxonMobil, in the formation of energy policy as part of the Cheney Energy Task Force under the current presidential administration. The White House has refused to make Task Force information available under the Freedom of Information Act not only to the Sierra Club and other non-profits, but also the General Accounting Office. According to the GAO, 'The extent to which submissions from any of these stakeholders were solicited, influenced policy deliberations or were incorporated into the final report is not something that we can determine based on the limited information at our disposal,' the GAO said. (http://stacks.msnbc.com/news/957178.asp?0cv=CB10)

The GAOs final report confirmed that administration officials met with a procession of lobbyists and executives from the energy industry, including coal, nuclear, natural gas and electricity companies. (http://stacks.msnbc.com/news/957178.asp?0cv=CB10) According to one source dated June 16, 2002, 'ExxonMobil was the second largest campaign contributor, after Enron, in the current election cycle.'
(http://www.thenation.com/capitalgames/index.mhtml?bid=3&pid=74)

The Sierra Club continues to fight for full disclosure of how oil, nuclear and coal companies dictate the Administration's energy policy behind closed doors, according to Patrick Gallagher, Director of Environmental Law for the Sierra Club.

We believe full disclosure of our company's political efforts should be shared with investors.

For this reason we urge you to vote FOR this proposal."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
Our policy on political activity is incorporated in our Standards of Business Conduct. This document is disseminated to all employees and is available on our internet site at www.exxonmobil.com. Compliance with these standards is affirmed annually by all employees.

•
In the U.S., it is illegal for ExxonMobil to fund political candidates for federal office. ExxonMobil does not make contributions to political candidates or political parties except as permitted by applicable laws and authorized by the Board of Directors.

•
Individuals are permitted to make political contributions to candidates for political office. In the U.S., a number of ExxonMobil employees choose to voluntarily participate in the ExxonMobil Political Action Committee (PAC).

•
In the U.S., political contributions of all types are subject to extensive regulation and public disclosure. The ExxonMobil PAC files monthly reports of receipts and disbursements to the Federal Election Commission (FEC), as well as pre-election and post-election FEC reports. All political contributions over $200 are shown in public information made available by the FEC. Under the Lobbying Disclosure Act of 1995, ExxonMobil submits to Congress semi-annual reports, which are publicly available.

•
ExxonMobil was not among the top political party or PAC contributors in the 2001-2002 election cycle as claimed by the proponent. In fact, according to Political Money Line (an independent organization that publishes data based on FEC reports), ExxonMobil did not rank among the top 100 political party or PAC contributors.

•
Canada is the only country outside of the U.S. where an ExxonMobil affiliate makes political contributions. Political contributions by corporations are legal in Canada within certain prescribed limits. Imperial Oil Limited, a majority-owned Canadian affiliate of the Corporation, follows strict guidelines when making political contributions. These contributions are made to registered political parties and all contributions are within the legal limits. In Canada, all contributions are published by the Chief Electoral Officer.

It is the Corporation's policy to communicate information and views on issues of public debate that have an important impact on our business. Registering and voting; contributing financially to the party or candidates of one's choice; keeping informed on political matters; serving on civic bodies; and campaigning and officeholding at local, state, or national levels are highly important rights and responsibilities of the citizens of democracies and we encourage our employees to participate.

Since the information requested by the proponent is already publicly available, the Board does not believe a separate report is necessary.

SHAREHOLDER PROPOSAL: MEDIA RESPONSE ON EQUATORIAL GUINEA
(Item 6 on the proxy card)

This proposal was submitted by K. Bandell, 11065 East Imperial Highway, Apartment 17, Norwalk, California 90650-2223.

"Whereas, Exxon Mobil Corporation (EMC) was on 16 November 2003, the focus of a uniformly critical and unflattering segment of '60 Minutes,' a segment which, produced through CBS, was nationally televised and which included a statement to the effect that EMC had refused to be interviewed on the program's terms—that is, by prerecording, and

Whereas, failure to participate on camera left EMC open to dealing with unchallenged allegations about its operations in Equatorial Guinea, allegations which included but were not limited to the following:

—
operating offshore both to explore and to extract oil reserves under terms of a contract authorizing appropriation by EMC of more than ninety per cent of profits generated

—
consciously colluding with a government whose president, Teodoro Obiang Nguema Mbasogo, unabashedly diverts royalties from petroleum operations into the service of conspicuous consumption by himself, by members of his family and by an oligarchical circle of politically compatible supporters

—
opulently dining, wining and sequestering from media access President Obiang during a visit to EMC headquarters in Texas

—
ignoring blatant human rights abuses and specifically those relating to suppression of free speech by Equatorial Guineans who object to socioeconomic disparities to which EMC has become an accessory and an accomplice—that is, disparities in access to education, to participation and to wealth, and

Whereas, submitted in writing to '60 Minutes' on 16 October 2003, EMC's response to specific questions about its operations in Equatorial Guinea, a study in ambiguity and in evasion, was and remains inclusive of almost no corroboratable data about its alleged stewardship of environmental and of human rights, and whereas, personnel from shareholder services and from investor relations have discouraged submission of a proposal designed to facilitate public exploration about and illumination of its position relating to the types of charges heretofore cited, therefore, be it resolved that as an addendum to Exxon Mobil Corporation's 2005 annual report, an addendum universally available, information about its operations in Equatorial Guinea will be included and will cover but not be limited to the following:

—
replicating questions posed in writing by '60 Minutes' and EMC's responses

—
accounting for the national origins and numbers of personnel employed in Equatorial Guinea, for assigned job categories and for salaries

—
engaging concerns about sheltering the cynically cavalier plundering of all but a minority of Equatorial Guineans by President Obiang and cohorts

—
reacting to statements by Human Rights Watch about EMC's passive acquiescence to abuses which, if allowed to remain unchecked, may help nurture a template of potentially explosive dissent

—
discussing in detail plans to address a widely disseminated suggestion that EMC functions in Equatorial Guinea as if a twenty-first century variation on a nineteenth century robber baron."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
We believe the proposal is vague and undefined. The proposal provides little explanation as to what specific conduct ExxonMobil is accused of "sheltering" and to what actions ExxonMobil is accused of having passively acquiesced. We believe there is not enough information to enable shareholders to understand what they are being asked to consider or to enable the Corporation to know what actions we should take.

•
We interpret this proposal to ask ExxonMobil to provide information on our operations in Equatorial Guinea, including employee profiles and issues raised and suggestions made in the 60 Minutes program, as well as to make public our written response to questions submitted by 60 Minutes.

•
Regarding the 60 Minutes program, following the broadcast, ExxonMobil made public on our internet site a specific response to the broadcast. Prior to the broadcast, ExxonMobil provided written, factual background information and responded in writing to questions presented by the 60 Minutes correspondent. Unfortunately, the program producers chose not to use any of the information we provided. The written questions posed by 60 Minutes to the Corporation and our responses have also been made public on our internet site. All of this information was provided to the proponent.

•
ExxonMobil regularly informs shareholders and the public about its operations and activities worldwide. Our activities in Equatorial Guinea are discussed in our Corporate Citizenship Report. In addition, a recent search of ExxonMobil's internet site for "Equatorial Guinea" yielded no less than 90 specific references with information on Equatorial Guinea.

ExxonMobil currently produces oil and gas in a number of West African countries, including Equatorial Guinea, where our affiliate holds interests in two offshore deepwater blocks. ExxonMobil seeks to improve the quality of life in all of the communities in which we operate. In addition to providing jobs to local residents, ExxonMobil provides financial support for many community activities in Equatorial Guinea, amounting to more than $4 million in recent years. We are involved in projects in partnership with the government, which include schools, community education programs, and health initiatives.

The people of Equatorial Guinea have benefited and will continue to benefit from the successful growth and development of their oil and gas resources. Payments made to the government of Equatorial Guinea are in accordance with the terms of our contractual obligations and include royalties and income taxes. Wages, benefits, and salaries paid to our Equatorial Guinea employees and contractors also contribute to the national economy. ExxonMobil and our co-venturer support community and social projects beyond the requirements of our contract with the government.

ExxonMobil condemns human rights violations in any form. Our Standards of Business Conduct, available on our internet site, are the foundation policies for the Corporation and establish our approach for the conduct of each ExxonMobil location around the world, including Equatorial Guinea.

Since the proposal appears vague and undefined, and information regarding our operations in Equatorial Guinea, as well as specific information regarding our response to the 60 Minutes program, are already available to shareholders and the public on our internet site at www.exxonmobil.com, the Board does not believe a separate addendum to the 2005 Summary Annual Report is necessary.

SHAREHOLDER PROPOSAL: BOARD CHAIRMAN AND CEO
(Item 7 on the proxy card)

This proposal was submitted by clients of Ram Trust Services, Inc., 45 Exchange Street, Portland, Maine 04101.

"RESOLVED, that the shareholders urge the Board of Directors to take the necessary steps to amend the by-laws to require that, subject to any presently existing contractual obligations of the Company, an independent director shall serve as Chairman of the Board of Directors, and that the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.

SUPPORTING STATEMENT

ExxonMobil's proxy statement filed on April 17, 2003, the Company states that:

The Board of Directors performs a number of functions for ExxonMobil and its shareholders, including:

—
Overseeing the management of the company on your behalf;

—
Reviewing ExxonMobil's long-term strategic plans;

—
Exercising direct decision-making authority in key areas, such as declaring dividends;

—
Selecting the CEO and evaluating the CEO's performance; and

—
Reviewing development and succession plans for ExxonMobil's top executives.
(Emphasis supplied)

Proponent believes that separation of the roles of Chairman of the Board and the CEO will provide greater accountability of management to the shareholders, and provide more independent oversight of management, including the CEO, by the Board of Directors.

Corporate governance experts have questioned how one person serving as both Chairman of the Board and CEO can effectively monitor and evaluate his or her own performance. The NACD Blue Ribbon Commission on Directors' Professionalism has recommended that an independent director should be charged with 'organizing the board's evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises.' ExxonMobil itself states that one of the Board's responsibilities is 'selecting the CEO and evaluating the CEO's performance.' Proponent believes that this responsibility would be best served if the CEO, whose authority is set and whose performance is evaluated by the Board of Directors, is not a member of that Board. Proponent further believes that the concern for the Board's ability to independently evaluate the performance of the CEO is particularly compromised if the individual serving as CEO is also the Chairman of the very Board that is charged with evaluating his or her performance.

Proponent believes that the independence of the Board of Directors would best be ensured if the office of CEO remains independent of the Board, the body that is responsible for overseeing management, and that the position of Chairman of the Board be held by an independent director, a non-employee of ExxonMobil.

Vote "YES" on this proposal to support Board independence!

For further information, see www.ragm.com/exxon."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
Independent directors make up a substantial majority of the Board and normally meet in executive session after each regular Board meeting.

•
Only independent directors serve on the Audit, Board Affairs, Compensation, Contributions, and Public Issues Committees.

•
The Chairs of two key Board committees serve as co-presiding directors for non-employee director executive sessions on a structured, rotational basis.

•
The CEO's service as Chairman contributes to the successful integration of all stakeholder interests in pursuit of Company objectives and does not impair Board independence.

Ten of ExxonMobil's 13 current directors are independent. The independent directors hold regular and frequent executive sessions. These sessions—currently scheduled for eight times a year—take place outside the presence of the CEO or any other Company employee.

Under our Corporate Governance Guidelines (see Appendix C), the Chair of either the Board Affairs Committee or the Compensation Committee normally presides at executive sessions. The Compensation Committee Chair serves as presiding director for executive sessions when the primary topics of discussion relate to matters such as the performance evaluation and compensation of the CEO or CEO succession planning. The Board Affairs Committee Chair serves as presiding director for executive sessions when the primary topics of discussion relate to corporate governance. The independent directors also have authority to designate a different presiding director depending on the primary subject matter of a particular executive session.

A premise of the shareholder proposal appears to be that the CEO's service as Chairman could impair the Board's independence. As demonstrated above, this is not the case at ExxonMobil. Rather, we believe combining the offices of CEO and Chairman contributes to a more efficient and effective Board. The CEO bears primary responsibility for managing the Company's business day to day. As such, we believe the CEO is the person in the best position to chair regular Board meetings and help ensure that key business issues and stakeholder interests are brought to the Board's attention. However, as provided in our Corporate Governance Guidelines, any director may request the inclusion of specific agenda items for Board meetings.

The supporting statement for the proposal specifically implies that, by serving as Chairman, the CEO participates in his own performance evaluation. This is false. At ExxonMobil, the CEO's performance is evaluated solely by the independent directors meeting outside the presence of the CEO or any other Company employee. Performance feedback is provided to the CEO by the Chair of the Compensation Committee.

The Board retains the authority to separate the offices of Chairman and CEO if it deems such a change appropriate. However, at present the Board believes the rotational presiding director structure described above effectively meets the concerns expressed by the shareholder proposal and that implementing the proposal would reduce Board effectiveness.

SHAREHOLDER PROPOSAL: EXECUTIVE COMPENSATION
(Item 8 on the proxy card)

This proposal was submitted by Mr. Robert D. Morse, 212 Highland Avenue, Moorestown, New Jersey 08057-2717.

"Management and Directors are requested to consider discontinuing all rights, options, SAR's and possible severance payments to top 5 of Management after expiration of existing plans or commitments. This does not apply to plans for lesser Managers or employees whom are offered reasonable employee options or bonuses.

REASONING:

Moderation is needed in corporate remuneration. Any person can live very lavishly on $500,000.00 per year. Over-paying Management has been ongoing and increasing for years. Many officials have been awarded with no mention of what was accomplished above and beyond expectation of their positions. The bookwork involved and expense is tremendous in carrying out these programs. Peer group comparison and commercial 'Remuneration' entities have been employed by some to recommend payouts, having nothing to do with a performance record. The product, its advertising, and its acceptance usually govern earnings.

When Management is hired for their position at a good salary, they are expected to earn it, and not have to be paid more when and if they do. Excess wealth passed on may make heirs non-workers, or non-achievers and of little use in our society.

There are many good Management Training Schools in the United States and the supply is available. Hiring away from other corporations is a predatory process, increases costs and does not necessarily 'align shareowner/management relations', with any gain to the shareowners. Think about it! Vote YES for this proposal, it is your gain.

Thank You, and please vote YES for this Proposal."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
It is not legal to discontinue all "rights" that an executive might have, which could be read to include rights under employment and other laws.

•
No executive in ExxonMobil has an "employment contract" that provides compensation assurances.

•
There is no formal severance payment program for the "top 5 of Management" or any other executive.

•
As stated in the Compensation Committee report, stock-based incentive awards are granted to maintain the business focus of senior executives on achieving superior long-term corporate performance to enhance shareholder value.

•
Stock-based incentive awards are also intended to reward and retain selected employees and to align their interests with the interests of shareholders.

•
The proposed resolution to disallow certain incentive awards would make it more difficult to align executive interests with the interests of shareholders and would place the Corporation at a significant competitive disadvantage with other companies for executive talent.

Incentive awards make up a substantial component of senior executives' potential compensation dependent upon increased shareholder return through stock ownership. The incentive program helps align total pay with that of competition; it recognizes increasing levels of responsibility; and it rewards high levels of individual and corporate performance. Of critical importance, the incentive program aligns the focus and emphasis of executives with the long investment lead times of the business. The incentive program is designed to retain the management talent needed to maintain our position of leadership in the industry.

The Board does not support this proposal as it will limit the ability to retain the key individuals needed to maintain the Corporation's long-term competitive advantage.

SHAREHOLDER PROPOSAL: EQUITY COMPENSATION REPORT
(Item 9 on the proxy card)

This proposal was submitted by Ms. Jennifer Ladd, 245 Main Street, #207, Northampton, Massachusetts 01060, as lead proponent of a filing group.

"WHEREAS,

Commendably, ExxonMobil is one of hundreds of large companies to publish a diversity report, including its EEO-1 workforce diversity data, that allows shareholders and other interested parties to see the Company's progress in creating opportunities for women and people of color.

Employee discrimination suits are on the rise nationwide. These suits are costly to companies and risk damage to a company's reputation. For example, Coca-Cola settled one of the nation's largest racial discrimination suits for $192 million in 2000.

One of the frequent contentions in employee discrimination lawsuits is that employees are compensated differently on the basis of their race and gender. Historically, these cases have rested largely on the payment of salaries and bonuses, but we believe that in the future, employees will look more closely at corporate wealth distributed in the form of stock options. Stock options have allowed employees to share in tens of billions of dollars of wealth that they have collectively created.

RESOLVED,

The Board shall prepare a report documenting the distribution of 2003 equity compensation by race and gender of the recipient of the stock options and restricted stock awards. The report shall also discuss recent trends in equity compensation distribution to women and employees of color. The report, prepared at reasonable cost and omitting proprietary information, shall be available to shareholders, upon request, no later than four months after the 2004 annual meeting.

SUPPORTING STATEMENT

Stock options have generated enormous wealth over the last decade. With that wealth comes increased opportunity and security for the employees receiving stock options. We believe it is important for companies to document the race and gender composition of their workforces through EEO-1 disclosures, but we also believe it is important to know how the wealth created by the company is being shared with those who helped to create it. We are proud of the accomplishments of ExxonMobil in moving women and people of color into positions of greater responsibility and leadership. In requesting this report, we wish to be sure that all of ExxonMobil's employees receive wealth-creating opportunities that fairly reflect their role and contribution to the Company. We believe this report will help us as investors assure that there is no equity compensation glass ceiling at ExxonMobil that might create future liabilities for the Company and its shareholders.

According to the Federal Reserve's Survey of Consumer Finance, the racial wealth gap in America continues to widen. There are many causes for this, corporate pay practices being one. The highest levels of executive pay in corporate America, and at ExxonMobil, go almost exclusively to white men. If ExxonMobil is to achieve its stated objective of creating a more diverse company, examining its pay practices from a variety of perspectives should be an important part of our Company's diversity commitment.

Please vote FOR this resolution."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
The Corporation administers its personnel policies, programs, and practices in a nondiscriminatory manner in all aspects of the employment relationship worldwide, including the administration of equity compensation.

•
The distribution of cash and equity compensation is based on an annual process of performance assessment and the results are analyzed each year to ensure they are nondiscriminatory.

•
The level of responsibility of each individual is also a factor in determining annual equity (and compensation) grants. The process of determining responsibility levels through position assignments, promotions, and career development is carefully assessed on an ongoing basis to ensure that all employees have an opportunity to compete fairly, regardless of race or gender, based on a common set of standards and expectations.

•
In 2002 and 2003, the only form of equity compensation awarded was restricted stock. Restricted stock awards were granted to selected employees of the Corporation and its affiliates in over 80 countries; thus, applying U.S. ethnic categories in such a multinational context would not yield meaningful information.

Assessing all employees fairly and working to ensure they are representative of the societies in which we do business is a clear and well-understood strategy among all managers and employees of the Corporation. This strategy is integral to sustaining a competitive advantage and is vital to maintaining our position as the premier company in the industry. The Company has programs to support this strategy. They are described in detail in our annual Corporate Citizenship Report, which is available to shareholders and the public on our internet site at www.exxonmobil.com. The Company's commitment and progress in the area of advancing women and minorities is also documented in this report; thus, the Board does not believe a separate report relating narrowly to the distribution of equity is required.

SHAREHOLDER PROPOSAL: AMENDMENT OF EEO POLICY
(Item 10 on the proxy card)

This proposal was submitted by the New York City Employees' Retirement System, 1 Centre Street, New York, New York 10007-2341, as lead proponent of a filing group.

"WHEREAS: ExxonMobil does not explicitly prohibit discrimination based on sexual orientation in its written employment policy;

Many of our peers, including Amerada Hess, BP, ChevronTexaco, ConocoPhillips, Marathon Oil, Occidental Petroleum, Shell Oil, and Sunoco explicitly prohibit this form of discrimination in their written policies, according to the Human Rights Campaign;

Two-thirds of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 95% of Fortune 100 companies, according to the Human Rights Campaign;

A 2000 study by Hewitt Associates, a compensation and management consulting firm, found that 64% of large employers prohibited discrimination on the basis of sexual orientation;

We believe that corporations that prohibit discrimination on the basis of sexual orientation have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a September 2002 survey by Harris Interactive and Witeck-Combs, 41% of gay and lesbian workers in the United States reported an experience with some form of job discrimination related to sexual orientation; almost one out of every 10 gay or lesbian adults also stated that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Atlanta, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for lesbian and gay employees;

Fourteen states, the District of Columbia and more than 150 cities and counties, including the city of Dallas, have laws prohibiting employment discrimination based on sexual orientation;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in June 2001, 85% of respondents favored equal opportunity in employment for gays and lesbians;

RESOLVED: The Shareholders request that ExxonMobil amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and to substantially implement that policy.

SUPPORTING STATEMENT: Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. ExxonMobil will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
This proposal suggests that ExxonMobil condones discrimination based on sexual orientation, which is false.

•
ExxonMobil has zero tolerance discrimination and harassment policies.

•
Our policies on discrimination and harassment in the Company workplace are comprehensive in nature, are rigorously enforced, and are followed by all employees wherever we operate in the world.

•
Our all-inclusive global policy, supported by comprehensive ongoing training, eliminates any doubt among employees, supervisors, contractors, or anyone else in our worldwide operations that discrimination and harassment for any reason, including sexual orientation, is prohibited.

•
Country-specific policies are established only to recognize and honor the specific legal requirements in countries where required.

•
In responding to this proposal for the sixth consecutive year, the Board reaffirms its strong position that the Company's policies are comprehensive to meet worldwide operations, and specific to meet country-specific laws and regulations. There has been no evidence of a problem regarding discrimination on the basis of sexual orientation raised by the employees of ExxonMobil.

•
The request to amend the Company's policies is unwarranted and unnecessary. Discrimination of any form in the Company is not tolerated and the Company's steadfast adherence to these policies ensures that is the case.

SHAREHOLDER PROPOSAL: CLIMATE SCIENCE REPORT
(Item 11 on the proxy card)

This proposal was submitted by Christian Brothers Investment Services, Inc., 90 Park Avenue, 29th Floor, New York, New York 10016-1301, as lead proponent of a filing group.

"Whereas:

Corporations have a social responsibility to create value for shareholders and benefits for society. However, companies acting to maximize shareholder value may in the course of business impose costs on the public, including environmental degradation and climate change. It is in the long-term interest of society to minimize these 'externalities,' partly because they may hamper economic growth.

Government is responsible for creating standards for business conduct that will ensure respect for the environment and the public welfare. It is in the interest of shareholders for companies to act within a legal and regulatory framework that is consistent, predictable and effective.

Effective policymaking requires the best possible information. Without the cooperation of business, policymakers may lack crucial information that may impact the quality of regulation. Companies have a responsibility to be as transparent as possible in providing information to the public and the government.

Whereas:

The Intergovernmental Panel on Climate Change (IPCC), the international body of experts charged with climate change research, stated in its 2001 Third Assessment Report:

  'There is new and stronger evidence that most of the warming observed over the last 50 years is attributable to human activity…Human influences will continue to change atmospheric composition throughout the 21st century.'

The study describes climate impacts, such as higher global temperatures and increased precipitation, as 'very likely.'

The National Academy of Sciences (NAS) concurs:

  'The degree of confidence in the IPCC assessment is higher today than it was 10, or even five years ago…there is general agreement that the observed warming is real and particularly strong within the past 20 years.'

ExxonMobil has funded scientific studies and made public statements regarding the science of climate change that appear to conflict with these conclusions. According to the June 2002 edition of ExxonMobil Perspectives:

  'There continue to be substantial and well-documented gaps in climate science. These gaps limit scientists' ability to assess the extent of any human influence on climate…'

Whereas:

A worldwide movement towards greater regulation to mitigate climate change has resulted from IPCC reports. Consistent with its own position, ExxonMobil opposes most such regulation. Yet, it has not released primary research or an analysis of data supporting its conclusions. The lack of such information prevents shareholders, policymakers, and the public from being able to make decisions based on the facts the company claims to have.

Resolved: That, by the 2005 annual shareholder meeting, the Board of Directors make available to shareholders all research data relevant to ExxonMobil's stated position on the science of climate change, omitting proprietary information and at reasonable cost.

Supporting Statement:

These data should:

1.
Explain the specific differences between the company's position and that of the IPCC and NAS.

2.
Describe company claims about 'gaps in climate science.'

3.
Project the estimated costs of mitigating climate change compared to the costs of failing to do so.

4.
Discuss all relevant peer reviewed research data leading to the company's conclusions, including data that do not support the company's position."

The Board recommends you vote AGAINST this proposal for the following reasons:

•
ExxonMobil's position on climate change is based on direct engagement in the ongoing scientific process and not on any particular set of "data" from among the tens of thousands of papers and research results published in this area.

•
The recently released ExxonMobil A Report on Energy Trends, Greenhouse Gas Emissions and Alternative Energy refers to the complex, interrelated set of issues and disciplines relevant to climate change.

•
This report can be viewed and printed from our internet site at www.exxonmobil.com, or a copy requested by using the "Contact Information" on page 3.

The scientific process on climate change is immense, complex and evolving with new information emerging every month. Research has been well-funded by the U.S. government for many years, with recent budgets in the neighborhood of two billion dollars per year. Relevant research covers natural science, technology, economics, and policy analysis.

ExxonMobil has been an industry leader in climate science since 1980. Our scientists interact with researchers at universities, national labs, and other institutions; as well as participate in and help to organize research seminars, symposia, and workshops in which results and ideas are disseminated. Our scientists have authored nearly 60 papers in scientific and technical publications on climate change (with over 30 published in peer-reviewed journals). Our scientists have also been nominated to serve on numerous review boards and assessments, including acting as lead authors with the Intergovernmental Panel on Climate Change. We have supported, and in some cases helped to create, cutting edge climate-related research at leading institutions, including Carnegie Mellon University, Lamont-Doherty Earth Observatory at Columbia University, MIT, Princeton, Yale, and Stanford.

ExxonMobil's views on climate science are available to the public in A Report on Energy Trends, Greenhouse Gas Emissions and Alternative Energy, scientific journals, and on our internet site at www.exxonmobil.com. As explained in this response, these views are not based on any particular set of climate data or papers, from among the thousands of lengthy publications that might be compiled in a report as requested by the proponents. Rather, our views are based on long-term direct participation in, and support for, climate science research.

Since our views on climate science are not based on a specific set of climate data and research, the Board believes that amassing information on climate science is not practical and no single report can accurately represent the complexity of climate science.

ADDITIONAL INFORMATION

Other Business

We are not currently aware of any other business to be acted on at the meeting. Under the laws of New Jersey, where ExxonMobil is incorporated, no business other than procedural matters may be raised at the meeting unless proper notice has been given to the shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

People with Disabilities

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plans to attend. Please call or write the Secretary at least two weeks before the meeting at the telephone number or address listed under "Contact Information" on page 3.

Outstanding Shares

On February 29, 2004, 6,559,511,302 shares of common stock were outstanding. Each common share has one vote.

How We Solicit Proxies

In addition to this mailing, ExxonMobil officers and employees may solicit proxies personally, electronically, by telephone, or with additional mailings. ExxonMobil pays the costs of soliciting this proxy. We are paying D. F. King & Co. a fee of $27,500 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Shareholder Proposals for Next Year

Any shareholder proposal for the annual meeting in 2005 must be sent to the Secretary at the address of ExxonMobil's principal executive office listed under "Contact Information" on page 3. The deadline for receipt of a proposal to be considered for inclusion in the proxy statement is 5:00 p.m. Central Standard Time on December 15, 2004. The deadline for notice of a proposal for which a shareholder will conduct his or her own solicitation is February 28, 2005. On request, the Secretary will provide instructions for submitting proposals.

Duplicate Annual Reports

Registered shareholders with multiple accounts may authorize ExxonMobil to discontinue mailing extra summary annual reports by marking the "discontinue annual report mailing for this account" box on the proxy card. If you vote via the internet or by telephone, you will also have the opportunity to indicate that you wish to discontinue receiving extra annual reports. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

Also, you may call ExxonMobil Shareholder Services at the toll-free telephone number listed on page 3 at any time during the year to discontinue duplicate mailings.

Shareholders with the Same Address

If you share an address with one or more other ExxonMobil shareholders, we send only one annual report and proxy statement to that address unless one or more shareholders at that address specifically elect to receive separate mailings. We will promptly send a separate annual report and proxy statement to a shareholder at a shared address on request. Shareholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address. All requests may be made by calling ExxonMobil Shareholder Services at the telephone number listed under "Contact Information" on page 3.

Financial Section

The year 2003 consolidated financial statements and auditor's report; management's discussion and analysis of financial condition and results of operations; information concerning the quarterly financial data for the past two fiscal years; and other information are provided in Appendix A.

SEC Form 10-K

Shareholders may obtain a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K without charge by writing to the Secretary at the address listed under "Contact Information" on page 3 or by visiting ExxonMobil's internet site at www.exxonmobil.com.

APPENDIX A
FINANCIAL SECTION

TABLE OF CONTENTS
Business Profile	A2
Financial Summary	A3
Frequently Used Terms	A4
Management's Discussion and Analysis of Financial Condition and Results of Operations Functional Earnings	A6
Forward-Looking Statements	A7
Overview	A7
Business Environment and Outlook	A7
Review of 2003 and 2002 Results	A8
Liquidity and Capital Resources	A10
Capital and Exploration Expenditures	A14
Taxes	A14
Merger Expenses and Reorganization Reserves	A14
Asset Retirement Obligations and Environmental Costs	A14
Market Risks, Inflation and Other Uncertainties	A15
Recently Issued Statements of Financial Accounting Standards	A16
Reporting Investments in Mineral Interests in Oil and Gas Properties	A16
Critical Accounting Policies	A16
Management's Discussion of Internal Controls for Financial Reporting	A20
Report of Independent Auditors	A20
Consolidated Financial Statements
Statement of Income	A21
Balance Sheet	A22
Statement of Shareholders' Equity	A23
Statement of Cash Flows	A24
Notes to Consolidated Financial Statements
1. Summary of Accounting Policies	A25
2. Accounting Change	A27
3. Discontinued Operations and Extraordinary Item	A27
4. Merger Expenses and Reorganization Reserves	A28
5. Miscellaneous Financial Information	A28
6. Cash Flow Information	A28
7. Additional Working Capital Information	A28
8. Equity Company Information	A29
9. Investments and Advances	A30
10. Property, Plant and Equipment and Asset Retirement Obligations	A30
11. Leased Facilities	A31
12. Employee Stock Ownership Plans	A31
13. Capital	A32
14. Financial Instruments and Derivatives	A33
15. Long-Term Debt	A33
16. Incentive Program	A39
17. Litigation and Other Contingencies	A40
18. Annuity Benefits and Other Postretirement Benefits	A41
19. Disclosures about Segments and Related Information	A44
20. Income, Excise and Other Taxes	A46
Quarterly Information	A47
Supplemental Information on Oil and Gas Exploration and Production Activities	A48
Operating Summary	A53

A1

BUSINESS PROFILE

	Earnings After Income Taxes		Average Capital Employed		Return on Average Capital Employed		Capital and Exploration Expenditures
Financial
	2003	2002	2003	2002	2003	2002	2003	2002
	(millions of dollars)				(percent)		(millions of dollars)
Upstream
United States	$3,905	$2,524	$13,508	$13,264	28.9	19.0	$2,125	$2,357
Non-U.S.	10,597	7,074	34,164	29,800	31.0	23.7	9,863	8,037

Total	$14,502	$9,598	$47,672	$43,064	30.4	22.3	$11,988	$10,394

Downstream
United States	$1,348	$693	$8,090	$8,060	16.7	8.6	$1,244	$980
Non-U.S.	2,168	607	18,875	17,985	11.5	3.4	1,537	1,470

Total	$3,516	$1,300	$26,965	$26,045	13.0	5.0	$2,781	$2,450

Chemicals
United States	$381	$384	$5,194	$5,235	7.3	7.3	$333	$575
Non-U.S.	1,051	446	8,905	8,410	11.8	5.3	359	379

Total	$1,432	$830	$14,099	$13,645	10.2	6.1	$692	$954
Corporate and financing	1,510	(442)	6,637	4,878	—	—	64	77
Merger related expenses	—	(275)	—	—	—	—	—	—
Discontinued operations	—	449	—	710	—	63.2	—	80
Accounting change	550	—	—	—	—	—	—	—

Total	$21,510	$11,460	$95,373	$88,342	20.9	13.5	$15,525	$13,955

See Frequently Used Terms on pages A4 and A5 for a definition and calculation of capital employed and return on average capital employed.

Operating	2003	2002		2003	2002
	(thousands of barrels daily)			(thousands of barrels daily)
Net liquids production			Petroleum product sales
United States	610	681	United States	2,729	2,731
Non-U.S.	1,906	1,815	Non-U.S.	5,228	5,026

Total	2,516	2,496	Total	7,957	7,757
	(millions of cubic feet daily)			(thousands of barrels daily)
Natural gas production available for sale			Refinery throughput
United States	2,246	2,375	United States	1,806	1,834
Non-U.S.	7,873	8,077	Non-U.S.	3,704	3,609

Total	10,119	10,452	Total	5,510	5,443
	(thousands of oil-equivalent barrels daily)			(thousands of metric tons)
Oil-equivalent production (1)	4,203	4,238	Chemical prime product sales
			United States	10,740	11,386
			Non-U.S.	15,827	15,220

			Total	26,567	26,606

(1) Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

A2

FINANCIAL SUMMARY

	2003	2002	2001	2000	1999
	(millions of dollars, except per share amounts)
Sales and other operating revenue (1)
Upstream	$21,330	$16,484	$18,567	$21,509	$14,565
Downstream	195,511	168,032	174,185	188,563	153,345
Chemicals	20,190	16,408	15,943	17,501	13,777
Other	23	25	20	23	72

Total	$237,054	$200,949	$208,715	$227,596	$181,759
Earnings
Upstream	$14,502	$9,598	$10,736	$12,685	$6,244
Downstream	3,516	1,300	4,227	3,418	1,227
Chemicals	1,432	830	707	1,161	1,354
Corporate and financing	1,510	(442)	(142)	(538)	(511)
Merger related expenses	—	(275)	(525)	(920)	(469)

Income from continuing operations	$20,960	$11,011	$15,003	$15,806	$7,845
Discontinued operations	—	449	102	184	65
Extraordinary gain	—	—	215	1,730	—
Accounting change	550	—	—	—	—

Net income	$21,510	$11,460	$15,320	$17,720	$7,910

Net income per common share	$3.24	$1.69	$2.23	$2.55	$1.14
Net income per common share – assuming dilution	$3.23	$1.68	$2.21	$2.52	$1.12
Cash dividends per common share	$0.980	$0.920	$0.910	$0.880	$0.844
Net income to average shareholders' equity (percent)	26.2	15.5	21.3	26.4	12.6
Net income to total revenues and other income (percent)	8.7	5.6	7.2	7.6	4.3
Working capital	$7,574	$5,116	$5,567	$2,208	$(7,592)
Ratio of current assets to current liabilities	1.20	1.15	1.18	1.06	0.80
Additions to property, plant and equipment	$12,859	$11,437	$9,989	$8,446	$10,849
Property, plant and equipment, less allowances	$104,965	$94,940	$89,602	$89,829	$94,043
Total assets	$174,278	$152,644	$143,174	$149,000	$144,521
Exploration expenses, including dry holes	$1,010	$920	$1,175	$936	$1,246
Research and development costs	$618	$631	$603	$564	$630
Long-term debt	$4,756	$6,655	$7,099	$7,280	$8,402
Total debt	$9,545	$10,748	$10,802	$13,441	$18,972
Fixed charge coverage ratio (times)	30.8	13.8	17.7	15.6	6.6
Debt to capital (percent)	9.3	12.2	12.4	15.4	22.0
Net debt to capital (percent)	(1.2)	4.4	5.3	7.9	20.4
Shareholders' equity at year-end	$89,915	$74,597	$73,161	$70,757	$63,466
Shareholders' equity per common share	$13.69	$11.13	$10.74	$10.21	$9.13
Average number of common shares outstanding (millions)	6,634	6,753	6,868	6,953	6,906
Number of regular employees at year-end (thousands) (2)	88.3	92.5	97.9	99.6	106.9
CORS employees not included above (thousands) (3)	17.4	16.8	19.9	18.7	15.7

(1)
Sales and other operating revenue includes excise taxes of $23,855 million for 2003, $22,040 million for 2002, $21,907 million for 2001, $22,356 million for 2000 and $21,646 million for 1999.
(2)
Regular employees are defined as active executive, management, professional, technical and wage employees who work full-time or part-time for the company and are covered by the company's benefit plans and programs.
(3)
CORS employees are employees of company-operated retail sites.

A3

FREQUENTLY USED TERMS

        Listed below are definitions of several of ExxonMobil's key business financial performance measures. These definitions are provided to facilitate understanding of the terms and their calculation.

CASH FLOW FROM OPERATIONS AND ASSET SALES

        Cash flow from operations and asset sales is the sum of the net cash provided by operating activities and proceeds from sales of subsidiaries, investments and property, plant and equipment from the Consolidated Statement of Cash Flows. This cash flow is the total sources of cash from both operating the company's assets and from the divesting of assets. The corporation employs a long-standing disciplined regular review process to ensure that all assets are contributing to the company's strategic and financial objectives. Assets are divested when they are no longer meeting these objectives or are worth considerably more to others. Because of the regular nature of this activity, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities, including shareholder distributions.

Cash flow from operations and asset sales	2003	2002	2001
	(millions of dollars)
Net cash provided by operating activities	$28,498	$21,268	$22,889
Sales of subsidiaries, investments and property, plant and equipment	2,290	2,793	1,078

Cash flow from operations and asset sales	$30,788	$24,061	$23,967

CAPITAL EMPLOYED

        Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used by the businesses, it includes ExxonMobil's net share of property, plant and equipment and other assets less liabilities, excluding both short-term and long-term debt. When viewed from the perspective of the sources of capital employed in total for the corporation, it includes ExxonMobil's share of total debt and shareholders' equity. Both of these views include ExxonMobil's share of amounts applicable to equity companies, which the corporation believes should be included to provide a more comprehensive measure of capital employed.

Capital employed	2003	2002	2001
	(millions of dollars)
Business uses: asset and liability perspective
Total assets	$174,278	$152,644	$143,174
Less liabilities and minority share of assets and liabilities
Total current liabilities excluding notes and loans payable	(33,597)	(29,082)	(26,411)
Total long-term liabilities excluding long-term debt and equity of minority and preferred shareholders in affiliated companies	(37,839)	(35,449)	(29,975)
Minority share of assets and liabilities	(4,945)	(4,210)	(3,985)
Add ExxonMobil share of debt-financed equity company net assets	4,151	4,795	5,182

Total capital employed	$102,048	$88,698	$87,985

Total corporate sources: debt and equity perspective
Notes and loans payable	$4,789	$4,093	$3,703
Long-term debt	4,756	6,655	7,099
Shareholders' equity	89,915	74,597	73,161
Less minority share of total debt	(1,563)	(1,442)	(1,160)
Add ExxonMobil share of equity company debt	4,151	4,795	5,182

Total capital employed	$102,048	$88,698	$87,985

A4

RETURN ON AVERAGE CAPITAL EMPLOYED

        Return on average capital employed (ROCE) is a performance measure ratio. From the perspective of the business segments, ROCE is annual business segment earnings divided by average business segment capital employed (average of beginning and end-of-year amounts). These segment earnings include ExxonMobil's share of segment earnings of equity companies, consistent with our capital employed definition, and exclude the cost of financing. The corporation's total ROCE is net income excluding the after-tax cost of financing, divided by total corporate average capital employed. The corporation has consistently applied its ROCE definition for many years and views it as the best measure of historical capital productivity in our capital intensive long-term industry, both to evaluate management's performance and to demonstrate to shareholders that capital has been used wisely over the long term. Additional measures, which tend to be more cash flow based, are used for future investment decisions.

Return on average capital employed	2003	2002	2001
	(millions of dollars)
Net income	$21,510	$11,460	$15,320
Financing costs (after tax)
Third-party debt	(69)	(81)	(96)
ExxonMobil share of equity companies	(172)	(227)	(229)
All other financing costs – net (1)	1,775	(127)	(25)

Total financing costs	1,534	(435)	(350)

Earnings excluding financing costs	$19,976	$11,895	$15,670

Average capital employed	$95,373	$88,342	$88,000
Return on average capital employed – corporate total	20.9%	13.5%	17.8%

(1)
"All other financing costs – net" in 2003 includes interest income (after tax) associated with the settlement of a U.S. tax dispute.

A5

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FUNCTIONAL EARNINGS	2003	2002	2001
	(millions of dollars, except per share amounts)
Net income (U.S. GAAP)
Upstream
United States	$3,905	$2,524	$3,933
Non-U.S.	10,597	7,074	6,803
Downstream
United States	1,348	693	1,924
Non-U.S.	2,168	607	2,303
Chemicals
United States	381	384	298
Non-U.S.	1,051	446	409
Corporate and financing	1,510	(442)	(142)
Merger related expenses	—	(275)	(525)

Income from continuing operations	$20,960	$11,011	$15,003
Discontinued operations	—	449	102
Extraordinary gain	—	—	215
Accounting change	550	—	—

Net income (U.S. GAAP)	$21,510	$11,460	$15,320

Net income per common share (U.S. GAAP)	$3.24	$1.69	$2.23
Net income per common share – assuming dilution (U.S. GAAP)	$3.23	$1.68	$2.21
Special items included in net income
Non-U.S. upstream
Gain on transfer of Ruhrgas shares	$1,700	$—	$—
U.K. deferred income tax adjustment	$—	$(215)	$—
Corporate and financing
U.S. tax settlement	$2,230	$—	$—

A6

FORWARD-LOOKING STATEMENTS

        Statements in this discussion regarding expectations, plans and future events or conditions are forward-looking statements. Actual future results, including production growth; financing sources; the resolution of contingencies; the effect of changes in prices; interest rates and other market conditions; and environmental and capital expenditures could differ materially depending on a number of factors, such as the outcome of commercial negotiations; changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; and other factors discussed herein and under the caption "Factors Affecting Future Results" in Item 1 of ExxonMobil's 2003 Form 10-K.

OVERVIEW

        The following discussion and analysis of ExxonMobil's financial results, as well as the accompanying financial statements and related notes to consolidated financial statements to which they refer, are the responsibility of the management of Exxon Mobil Corporation. The corporation's accounting and financial reporting fairly reflect its straightforward business model involving the extracting, refining and marketing of hydrocarbons and hydrocarbon-based products. The corporation's business model involves the production (or purchase), manufacture and sale of physical products, and all commercial activities are directly in support of the underlying physical movement of goods.

        This straightforward approach extends to the financing of the business. In evaluating business or investment opportunities, the corporation views as economically equivalent any debt obligation, whether included on the face of the consolidated balance sheet, or disclosed as other debt-like obligations in notes to the financial statements, such as ExxonMobil's share of equity company debt and noncancelable, long-term operating leases. This consistent, conservative approach to financing the capital intensive needs of the corporation has helped ExxonMobil to sustain the "triple-A" status of its long-term debt securities for 85 years.

        ExxonMobil, with its resource base, financial strength, disciplined investment approach and technology portfolio, is well positioned to participate in substantial investments to develop new energy supplies. While commodity prices remain volatile on a short-term basis depending on supply and demand, ExxonMobil's investment decisions are based on long-term outlooks, using a disciplined approach in selecting and pursuing the most attractive investment opportunities. The corporate plan is a fundamental annual management process that is the basis for setting near-term operating and capital objectives in addition to providing the longer-term economic assumptions used for investment evaluation purposes. Annual volumes are based on individual field production profiles which are also updated annually. Prices for natural gas and other products sold under contract are based on corporate plan assumptions developed annually by major region/contract and used for investment evaluation purposes. Potential investment opportunities are tested over a wide range of economic scenarios to establish the resiliency of each opportunity. Once investments are made, a reappraisal process is completed to ensure relevant lessons are learned and improvements are incorporated into future projects. ExxonMobil views return on capital employed as the best measure of historical capital productivity.

BUSINESS ENVIRONMENT AND OUTLOOK

Upstream

        Economic growth is expected to remain the primary driver of energy demand. The corporation expects the global economy to grow at an average rate of about 3 percent per year through 2020. World energy demand should grow by about 2 percent per year, and hydrocarbons – oil, gas and coal – are expected to still account for about 80 percent of energy supply by 2020.

        Natural gas is expected to be the fastest growing primary energy source, capturing about one-third of all incremental energy growth and approaching one-quarter of global energy supplies. Natural gas remains the primary choice of fuel to meet worldwide electricity demand, which is expected to grow by about 3 percent per year. An area of significant interest is development of a worldwide liquefied natural gas (LNG) market. The corporation expects the LNG market to quadruple by 2020, accounting for about 13 percent of total world gas demand. During the same period, ExxonMobil's LNG production is expected to outpace market growth and increase by a factor of six. With equity positions in many of the largest remote gas accumulations in the world, the corporation is positioned to benefit from its technology advances in gas liquefaction, transportation and regasification that enable distant gas supplies to reach markets economically.

        Meeting growing oil and gas demand will be a challenge, but new technologies will continue to extend the recoverable hydrocarbon resource. The costs to develop these resources are large. According to the International Energy Agency's 2003 report on the world energy investment outlook, the investment required to meet total oil and gas energy demands through 2030 will average about $200 billion per year.

        ExxonMobil has a large and diverse global portfolio of both developed and undeveloped acreage which helps mitigate the overall political and technical risk of the corporation's upstream segment. As these resources are converted into production volumes, the corporation expects a shift in the geographic mix of production volumes between now and 2010. For example, oil and natural gas output from Africa, the Caspian region, the Middle East and Russia will more than double during the next seven years based on current capital project execution plans. Currently these growth areas account for less than 20 percent of the corporation's production. By the end of the decade they are expected to generate about 40 percent of total volumes. Production from established areas, including Europe and North America, will decline as a percentage of the corporation's total production but still is expected to represent over half of 2010 volumes.

        In addition to a changing geographic mix, there will also be a change in the type of opportunities from which volumes are produced. Production from non-conventional sources using arctic technology, deepwater drilling and production systems, heavy oil recovery processes and LNG is expected to grow from 20 percent to 40 percent of the corporation's output between now and 2010.

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Downstream

        The downstream continues to experience significant volatility in industry margins. Refining margins are a function of the difference between what a refinery pays for its raw materials (primarily crude oil) and the market prices for the range of products produced (primarily gasoline, heating oil, jet fuel and fuel oil). Crude oil and many products are widely traded with published prices, including those quoted on multiple exchanges around the world (e.g., New York Mercantile Exchange and International Petroleum Exchange). Prices for these commodities (crude and various products) are determined by the marketplace and are impacted by many industry factors, including global and regional supply/demand balances, inventory levels, refinery operations, import/export balances, seasonality and weather. These prices and factors are continuously monitored and input to decisions about which raw materials to buy, facilities to operate and products to make. However, there are no reliable indicators of future market factors that accurately predict changes in margins from period to period.

        The objectives of ExxonMobil's downstream strategies are to position the corporation to be the industry leader and outperform competition under a variety of market conditions. These strategies include maintaining best-in-class operations in all respects, maximizing value from leading-edge technology, capitalizing on integration with other ExxonMobil businesses, and providing quality, valued products and services to the corporation's customers. ExxonMobil has an ownership interest in 45 refineries, located in 25 countries, with distillation capacity of 6.3 million barrels per day and lubricant basestock manufacturing capacity of about 150 thousand barrels per day. ExxonMobil's fuels marketing business portfolio includes operations in over 100 countries on six continents, serving a globally diverse customer base.

Chemicals

        Worldwide industry chemical demand grew 3 percent during 2003, primarily driven by demand growth in Asia. Demand in the established North American markets remained relatively flat, with industrial production lagging the economic recovery. European demand grew marginally. Growth in Asia slowed at the beginning of the year and recovered sharply during the second half. Challenged by high energy costs and volatile feedstock prices, industry margins improved slightly. ExxonMobil's portfolio includes many of the largest-volume and highest-growth petrochemicals in the global economy. In addition to being a worldwide supplier of primary petrochemical products, the corporation also has a diverse portfolio of less-cyclical business lines. The corporation's competitive advantages are achieved through combinations of low cost feedstocks, proprietary technology, operational excellence, product application expertise and synergies between businesses.

REVIEW OF 2003 AND 2002 RESULTS

	2003	2002	2001
	(millions of dollars)
Income from Continuing Operations	$20,960	$11,011	$15,003
Discontinued operations	—	449	102
Extraordinary gain	—	—	215
Accounting change	550	—	—

Net Income (U.S. GAAP)	$21,510	$11,460	$15,320

2003

        Net income in 2003 was $21,510 million, an increase of $10,050 million from 2002. Excluding a $550 million positive impact for the required adoption of FAS 143 relating to accounting for asset retirement obligations, income from continuing operations was $20,960 million. 2003 net income also included one-time special items of $2,230 million relating to the positive settlement of a long-running U.S. tax dispute and $1,700 million from a gain on the transfer of shares in Ruhrgas AG, a German gas transmission company. Revenues and other income for 2003 totaled $247 billion, up 21 percent from 2002. Interest expense in 2003 was $207 million compared to $398 million in 2002, reflecting lower debt levels and non-debt related items.

        Total assets at December 31, 2003 of $174 billion increased by approximately $21.6 billion from 2002, reflecting the corporation's active investment program and the effect of the weaker U.S. dollar.

2002

        Net income in 2002 was $11,460 million, a decrease of $3,860 million from 2001. Excluding earnings from discontinued operations of $449 million, income from continuing operations in 2002 was $11,011 million. Excluding earnings of $102 million from discontinued operations and an extraordinary gain of $215 million, income from continuing operations in 2001 was $15,003 million. Revenues and other income for 2002 totaled $205 billion, down 4 percent from 2001. Interest expense in 2002 was $398 million compared to $293 million in 2001 primarily reflecting non-debt related items.

        Total assets at December 31, 2002 of $153 billion increased by approximately $9.5 billion from 2001 reflecting the corporation's active investment program and the effect of the weaker U.S. dollar.

Upstream

	2003	2002	2001
	(millions of dollars)
Upstream
United States	$3,905	$2,524	$3,933
Non-U.S.	10,597	7,074	6,803

Total	$14,502	$9,598	$10,736

2003

        Upstream earnings totaled $14,502 million, including $1,700 million from a gain on the transfer of shares in Ruhrgas AG. Absent this, upstream earnings increased by $3,204 million from 2002 due to higher liquids and natural gas realizations. Oil-equivalent production was up 1 percent versus 2002 excluding the effects of operational outages in the North Sea and West Africa, the national strike in Venezuela and price-related entitlement effects. Total actual oil-equivalent production was down 1 percent. Liquids production of 2,516 kbd (thousands of barrels daily) increased 20 kbd from 2002. Production increases from new projects in West Africa, Norway and Canada, and lower OPEC-driven quota constraints, were partly offset by natural field decline, operational problems in the North Sea and West Africa, and the impact of the national strike in Venezuela. Natural gas production of 10,119 mcfd (millions of cubic feet daily) in 2003 compared with 10,452 mcfd in 2002. Higher demand in the first half of the year in Europe and contributions from new projects and work programs were more than offset by natural field decline, reduced entitlements and operational

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outages in the North Sea. Improved earnings from both U.S. and non-U.S. upstream operations were driven by higher liquids and natural gas realizations. Earnings from U.S. upstream operations for 2003 were $3,905 million, an increase of $1,381 million. Earnings outside the U.S. for 2003, including $1,700 million from a gain on the transfer of shares in Ruhrgas AG, were $10,597 million. Earnings outside the U.S. for 2002, including a special charge of $215 million relating to a United Kingdom tax rate change, were $7,074 million.

2002

        Upstream earnings totaled $9,598 million, including a special charge of $215 million relating to the impact on deferred taxes from the United Kingdom supplementary tax enacted in 2002. Absent this, upstream earnings of $9,813 million decreased $923 million primarily due to lower natural gas realizations, particularly in North America, where prices reached historical highs at the beginning of 2001. Higher crude oil realizations partly offset declines in natural gas prices. Oil-equivalent production was up 1 percent versus 2001 excluding the impact of OPEC quota restrictions. Total actual oil-equivalent production was flat as the resumption of full production at Arun and contributions from new projects and work programs offset natural field declines and OPEC quota restrictions. Liquids production of 2,496 kbd decreased 46 kbd from 2001. Production increases from new projects in Angola, Canada, Malaysia and Venezuela offset natural field declines in mature areas. OPEC quota restrictions increased in 2002. Excluding the effect of these restrictions, liquids production was flat with 2001. Worldwide natural gas production of 10,452 mcfd in 2002 compared with 10,279 mcfd in 2001. Improvements in Asia-Pacific volumes, mainly from the return to full production levels at the Arun field in Indonesia following curtailments due to security concerns in 2001, more than offset lower weather-related demand in Europe and natural field decline in the U.S. Weather-related demand in Europe reduced total gas volumes by about 1 percent. Earnings from U.S. upstream operations for 2002 were $2,524 million, a decrease of $1,409 million due to lower gas realizations and reduced gas and liquids volumes. Including the $215 million special charge relating to the United Kingdom tax rate change reported in 2002, earnings outside the U.S. were $7,074 million, $271 million higher than 2001 with higher crude oil realizations and increased gas and liquids volumes partly offset by lower gas realizations.

Downstream

	2003	2002	2001
	(millions of dollars)
Downstream
United States	$1,348	$693	$1,924
Non-U.S.	2,168	607	2,303

Total	$3,516	$1,300	$4,227

2003

        Downstream earnings of $3,516 million increased by $2,216 million from 2002, reflecting higher worldwide refining and marketing margins. Earnings also benefited from a planned reduction in inventories as a result of optimizing operations around the world. Petroleum product sales of 7,957 kbd were 200 kbd higher than 2002, largely related to increased refinery runs due to strong margins and higher demand for distillates. Refinery throughput was 5,510 kbd compared with 5,443 kbd in 2002. U.S. downstream earnings of $1,348 million increased by $655 million, reflecting higher refining and marketing margins partly offset by increased refinery turnaround activity in the year. Non-U.S. downstream earnings of $2,168 million were $1,561 million higher than 2002 due to higher refining and marketing margins, increased refinery runs and positive inventory impacts.

2002

        Downstream earnings of $1,300 million decreased by $2,927 million from a record 2001, reflecting significantly lower refining margins in most geographical areas, and further weakness in marketing margins. Improved refining operations and lower expenses provided a partial offset to the margin decline. Earnings also benefited from a planned reduction in inventories as a result of optimizing operations around the world. Petroleum product sales of 7,757 kbd decreased 214 kbd from 2001, largely related to reduced refinery runs due to weak margins and lower demand for distillates and aviation fuels. Refinery throughput was 5,443 kbd compared with 5,542 kbd in 2001. U.S. downstream earnings were $693 million, down $1,231 million due to weaker refining margins. Earnings outside the U.S. of $607 million were $1,696 million lower than 2001 due to lower refining and marketing margins.

Chemicals

	2003	2002	2001
	(millions of dollars)
Chemicals
United States	$381	$384	$298
Non-U.S.	1,051	446	409

Total	$1,432	$830	$707

2003

        Chemicals earnings of $1,432 million were up $602 million from 2002. Earnings benefited from improved worldwide margins and favorable foreign exchange effects. Prime product sales of 26,567 kt (thousands of metric tons) were in line with record sales of 26,606 kt in 2002. Prime product sales are total chemical product sales including ExxonMobil's share of equity-company volumes and finished-product transfers to the downstream business. Carbon black oil volumes are excluded. U.S. chemicals earnings of $381 million were $3 million lower than 2002 with higher margins offset by lower volumes on weaker demand. Non-U.S. chemicals earnings of $1,051 million were $605 million higher than 2002 due to higher margins, strong demand in Asia and favorable foreign exchange effects.

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2002

        Chemicals earnings of $830 million for 2002 were $123 million higher than 2001. Earnings benefited from record prime product sales volumes of 26,606 kt which were 3 percent above 2001, reflecting capacity additions in Singapore and Saudi Arabia. Worldwide chemicals margins remained weak during 2002.

All Other Segments

	2003	2002	2001
	(millions of dollars)
All Other Segments
Corporate and financing	$1,510	$(442)	$(142)
Merger expenses	—	(275)	(525)
Discontinued operations	—	449	102
Extraordinary gain	—	—	215
Accounting change	550	—	—

Total	$2,060	$(268)	$(350)

2003

        All other segments totaled a gain of $2,060 million in 2003 compared to a loss of $268 million in 2002.

        Corporate and financing in 2003, including $2,230 million relating to the settlement of a long-running U.S. tax dispute, contributed $1,510 million to earnings. Excluding this settlement, corporate and financing expenses increased by $278 million mainly due to higher U.S. pension expense.

        Merger related activities were completed in 2002 and net income included $275 million of merger related expenses. Net income in 2002 also included discontinued operations earnings of $449 million, including a gain associated with the sale of the Chilean copper business.

2002

        All other segments represented a loss of $268 million in 2002 compared to a loss of $350 million in 2001.

        Corporate and financing expenses increased $300 million to $442 million, primarily due to higher U.S. pension expense, reflecting lower returns on fund assets and the effects of lower interest rates and lower cash balances on interest income. Merger related expenses decreased $250 million to $275 million reflecting the completion of merger related activities at year-end 2002. Discontinued operations earnings of $449 million, including a gain associated with the sale of the Chilean copper business, compared to $102 million in 2001.

Accounting Change

        As of January 1, 2003, the corporation adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 143 (FAS 143), "Accounting for Asset Retirement Obligations." The primary impact of FAS 143 is to change the method of accruing for upstream site restoration costs. Asset retirement obligations are not recorded for downstream and chemical facilities because such potential obligations cannot be measured since it is not possible to estimate the settlement dates.

        Upstream costs were previously accrued ratably over the productive lives of the assets in accordance with Statement of Financial Accounting Standards No. 19 (FAS 19), "Financial Accounting and Reporting by Oil and Gas Producing Companies." At the end of 2002, the cumulative amount accrued under FAS 19 was approximately $3.5 billion. Under FAS 143, the fair values of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the assets are installed. Amounts recorded for the related assets will be increased by the amount of these obligations. Over time the liabilities will be accreted for the change in their present value and the initial capitalized costs will be depreciated over the useful lives of the related assets.

        The cumulative adjustment for the change in accounting principle reported in the first quarter of 2003 was after-tax income of $550 million (net of $442 million of income tax effects, including ExxonMobil's share of related equity company income taxes of $51 million), or $0.08 per common share. The effect of this accounting change on the balance sheet was a $0.3 billion increase to property, plant and equipment, a $0.6 billion reduction to the accrued liability and a $0.4 billion increase in deferred income tax liabilities.

        This adjustment is due to the difference in the method of accruing site restoration costs under FAS 143 compared with the method required by FAS 19, the accounting standard that the corporation has been required to follow since 1978. Under FAS 19, site restoration costs were accrued on a unit-of-production basis of accounting as the oil and gas was produced. The FAS 19 method matched the accruals with the revenues generated from production and resulted in most of the costs being accrued early in field life, when production is at the highest level. Because FAS 143 requires accretion of the liability as a result of the passage of time using an interest method of allocation, the majority of the costs will be accrued toward the end of field life, when production is at the lowest level. The cumulative income adjustment described above resulted from reversing the higher liability accumulated under FAS 19 in order to adjust it to the lower present value amount resulting from transition to FAS 143. This amount being reversed in transition, which was previously charged to operating earnings under FAS 19, will again be charged to those earnings under FAS 143 in future years.

        If FAS 143 had been in effect in 2002, net income that would have been reported would not have been materially different from the net income that was reported under FAS 19. The effect of FAS 143 on net income in the current year period is also not material.

LIQUIDITY AND CAPITAL RESOURCES

Sources and Uses of Cash

	2003	2002
	(millions of dollars)
Net cash provided by/(used in)
Operating activities	$28,498	$21,268
Investing activities	(10,842)	(9,758)
Financing activities	(14,763)	(11,353)
Effect of exchange rate changes	504	525

Increase/(decrease) in cash and cash equivalents	$3,397	$682

Cash and cash equivalents at end of year	$10,626	$7,229

Cash and cash equivalents were $10,626 million at the end of 2003, an increase of $3,397 million, including $504 million of foreign exchange rate effects from the generally weaker U.S. dollar. Cash and cash equivalents increased $682 million in 2002, including $525 million due to foreign

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exchange, to end the year at $7,229 million. Cash flows from operating, investing and financing activities are discussed below. For additional details, see the Consolidated Statement of Cash Flows on page A24.

        Although the corporation issues long-term debt from time to time and maintains a revolving commercial paper program, internally generated funds cover the majority of its financial requirements. The management of cash that may be temporarily available as surplus to the corporation's immediate needs is carefully controlled, both to optimize returns on cash balances, and to ensure that it is secure and readily available to meet the corporation's cash requirements as they arise.

        Production from existing oil and gas fields has declined about 6 percent on average over the past two years and is expected to continue to decline in the future at approximately the same rate. The impact on cash flows from production is highly dependent on crude oil and natural gas prices. Decline rates vary widely by individual field and the overall decline rate for a geographical area will be heavily influenced by the type of reservoir and age of the fields in that region.

        The corporation will need to continually find and develop new fields, and continue to develop and apply new technologies and recovery processes to existing fields, in order to maintain or increase production and resulting cash flows in future periods. The corporation has been successful in offsetting the effects of field decline through these measures and anticipates similar results in the future. Projects are in place, or underway, to increase production capacity. However, these volume increases are subject to a variety of risks including project execution, operational outages, reservoir performance and regulatory changes.

        The corporation's financial strength, as evidenced by its AAA/Aaa debt rating, enables it to make large, long-term capital expenditures. ExxonMobil anticipates spending approximately $80 billion over the next eight years on upstream capital and exploration expenditures. The corporation has a large and diverse portfolio of development projects and exploration opportunities which helps mitigate the overall political and technical risks of the company's upstream segment and associated cash flow. Further, due to its financial strength, debt capacity and diverse portfolio of opportunities, the risk associated with failure or delay of any single project would not have a significant impact on the corporation's liquidity or ability to generate sufficient cash flows for operations and its fixed commitments. The purchase and sale of oil and gas properties have not had a significant impact on the amount or timing of operating cash flows.

Cash Flow from Operating Activities

2003

        Cash provided by operating activities totaled $28.5 billion in 2003, a $7.2 billion increase from 2002 influenced by higher net income. Major sources of funds were net income of $21.5 billion and non-cash provisions of $9.0 billion for depreciation and depletion.

        In 2003, ExxonMobil completed a divestment of interests in shares of Ruhrgas AG, a German gas transmission company. These shares were held in part by BEB Erdgas und Erdoel GmbH (BEB), an investment accounted for by the equity method, and in part by a consolidated affiliate in Germany. In 2002, cash in the amount of $1,466 million was received from BEB, an equity company, and included in cash flows from operating activities (see Ruhrgas transaction line on Statement of Cash Flows, page A24). This cash from BEB was a loan and was part of a restructuring that enabled BEB to transfer its holdings in Ruhrgas AG provided regulatory approval was received. No income was recorded in 2002.

        In 2003, upon receipt of regulatory approvals, the Ruhrgas AG shares held by BEB were transferred, cash was received for the shares held by the consolidated affiliate and a one-time gain of $1,700 million after tax was recognized in net income. The $2,240 million reduction in 2003 cash flow from operating activities reflects the pre-tax gains from the transaction. The cash generated from these gains for the BEB portion of the transaction was reported in 2002. For the shares held by the consolidated affiliate, the cash received was reported in cash flows from investing activities in 2003.

2002

        Cash provided by operating activities totaled $21.3 billion, down $1.6 billion from 2001. Major sources of funds were net income of $11.5 billion and non-cash provisions of $8.3 billion for depreciation and depletion. Cash from operating activities included $1,466 million of funds received from BEB, a German exploration and production company. The funds were loaned in connection with a restructuring that would enable BEB to transfer its holdings in Ruhrgas AG. Net income was recognized in 2003 upon finalization of regulatory reviews and completion of the transfer of the Ruhrgas AG shares.

Cash Flow from Investing Activities

2003

        Cash used in investing activities totaled $10.8 billion in 2003, $1.0 billion higher than 2002. Spending for property, plant and equipment increased $1.4 billion, continuing to reflect the company's active investment program. Proceeds from the sales of subsidiaries, investments and property, plant and equipment in 2003 were $2.3 billion, including $1.2 billion from the sale of an interest in Ruhrgas AG partly held by a consolidated affiliate.

2002

        Cash used in investing activities totaled $9.8 billion, $1.6 billion higher than 2001 and included increased spending for property, plant and equipment and other investments and advances. Proceeds from the sales of subsidiaries, investments and property, plant and equipment were $2.8 billion, including the divestment of Colombian coal operations and the company's copper business in Chile in 2002.

Cash Flow from Financing Activities

2003

        Cash used in financing activities was $14.8 billion, an increase of $3.4 billion from 2002, reflecting higher levels of debt reductions and purchases of ExxonMobil shares. Dividend payments on common shares increased to $0.98 per share from $0.92 per share and totaled $6.5 billion, a payout of 30 percent. Total consolidated short-term and long-term debt declined $1.2 billion to $9.5 billion at year-end 2003. Shareholders' equity increased $15.3 billion in 2003, to $89.9 billion, reflecting $21.5 billion of net income partly offset by $6.5 billion of dividends paid to ExxonMobil shareholders and $5.4 billion of net purchases of shares of ExxonMobil stock. Shareholders' equity, and net assets and liabilities, also increased $4.4 billion, representing the foreign exchange translation effects of stronger foreign currencies on ExxonMobil's operations outside the U.S.

        During 2003, Exxon Mobil Corporation purchased 163 million shares of its common stock for the treasury at a gross cost of $5.9 billion. These purchases were to offset shares issued in conjunction with

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company benefit plans and programs and to reduce the number of shares outstanding. Shares outstanding were reduced from 6,700 million at the end of 2002 to 6,568 million at the end of 2003. Purchases were made in both the open market and through negotiated transactions. Purchases may be increased, decreased or discontinued at any time without prior notice.

2002

        Cash used in financing activities was $11.4 billion, down $3.7 billion, reflecting lower debt reductions. Dividend payments on common shares increased to $0.92 per share from $0.91 per share and totaled $6.2 billion, a payout of 54 percent. Total consolidated short-term and long-term debt was comparable at $10.7 billion. Shareholders' equity increased by $1.4 billion to $74.6 billion.

        During 2002, Exxon Mobil Corporation purchased 127 million shares of its common stock for the treasury at a gross cost of $4.8 billion. These purchases were to offset shares issued in conjunction with company benefit plans and programs and to reduce the number of shares outstanding. Shares outstanding were reduced from 6,809 million at the end of 2001 to 6,700 million at the end of 2002. Purchases were made in both the open market and through negotiated transactions.

Commitments

        Set forth below is information about the corporation's commitments outstanding at December 31, 2003. It provides data for easy reference from the consolidated balance sheet and from individual notes to the consolidated financial statements.

		Payments Due by Period
Commitments	Note Reference Number	2004	2005- 2008	2009 and Beyond	2003 Total Amount	2002 Total Amount
		(millions of dollars)
Long-term debt (1)	15	$—	$877	$3,879	$4,756	$6,655
– in one year (2)		1,903	—	—	1,903	884
Asset retirement obligations (3)	10	125	461	2,854	3,440	3,454
Pension obligations (4)	18	1,180	1,720	4,937	7,837	9,385
Operating leases (5)	11	1,299	2,730	2,160	6,189	6,945
Unconditional purchase obligations (6)	17	520	1,703	2,563	4,786	3,649
Take-or-pay obligations (7)		833	1,874	1,340	4,047	3,475
Firm capital commitments (8)		4,251	2,173	595	7,019	8,449

        This table excludes commodity purchase obligations for which an active, highly-liquid market exists and which are expected to be re-sold shortly after purchase. Inclusion of such amounts would not be meaningful in assessing liquidity and cash flow, since such purchases will be offset in the same periods by cash received from sales.

Notes:
(1)	Includes capitalized lease obligations of $370 million. Long-term debt amounts exclude the corporation's share of equity company debt, which is included in the calculation of return on average capital employed as shown on page A5.
(2)	The amount due in one year is included in notes and loans payable of $4,789 million (note 7).
(3)	The discounted present value of upstream asset retirement obligations, primarily asset removal costs at the completion of field life.
(4)	The amount by which accumulated benefit obligations (ABO) exceeded the fair value of fund assets for certain U.S. and non-U.S. plans at year end (note 18 on page A43). For funded pension plans, this difference was $3.0 billion at December 31, 2003 (U.S. $0.5 billion, non-U.S. $2.5 billion). For unfunded plans, this was the ABO amount of $4.9 billion (U.S. $1.0 billion, non-U.S. $3.9 billion). The payments by period include expected contributions to funded pension plans in 2004 and estimated benefit payments for unfunded plans in all years.
(5)	Minimum commitments for operating leases, shown on an undiscounted basis, cover drilling equipment, tankers, service stations and other properties.
(6)	Unconditional purchase obligations (UPOs) are those long-term commitments that are noncancelable and that third parties have used to secure financing for the facilities that will provide the contracted goods or services. The undiscounted obligations of $4,786 million mainly pertain to pipeline throughput agreements and include $1,887 million of obligations to equity companies. The present value of the total commitments, excluding imputed interest of $1,543 million, was $3,243 million.
(7)	Take-or-pay obligations are noncancelable, long-term commitments for goods and services other than unconditional purchase obligations. The undiscounted obligations of $4,047 million mainly pertain to transportation, refining and natural gas purchases and include $622 million of obligations to equity companies. The present value of the total commitments, excluding imputed interest of $663 million, totaled $3,384 million.
(8)	Firm commitments related to capital projects, shown on an undiscounted basis, totaled approximately $7.0 billion at the end of 2003, compared with $8.4 billion at the end of 2002. These commitments were predominantly associated with upstream projects outside the U.S., of which the largest single commitment outstanding at the end of 2003 was $1.6 billion associated with the development of crude oil and natural gas resources in Malaysia. The corporation expects to fund the majority of these commitments through internal cash flow.

Guarantees

	Equity Company Obligations	Other Third Party Obligations	Total
	(millions of dollars)
Guarantees of excise taxes/customs duties under reciprocal arrangements	$—	$983	$983
Other guarantees	1,872	424	2,296

Total	$1,872	$1,407	$3,279

        The corporation and certain of its consolidated subsidiaries were contingently liable at December 31, 2003 for $3,279 million, primarily relating to guarantees for notes, loans and performance under contracts (note 17). This included $983 million representing guarantees of non-U.S. excise taxes and customs duties of other companies, entered into as a normal business practice, under reciprocal arrangements. Also included in this amount were guarantees by consolidated affiliates of $1,872 million, representing ExxonMobil's share of obligations of

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certain equity companies. The above-mentioned guarantees are not reasonably likely to have a material current or future effect on the corporation's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Financial Strength

        On December 31, 2003, unused credit lines for short-term financing totaled approximately $4.3 billion (note 7 on page A28).

        The table below shows the corporation's fixed charge coverage and consolidated debt to capital ratios. The data demonstrate the corporation's creditworthiness. Throughout this period, the corporation's long-term debt securities maintained the top credit rating from both Standard and Poor's (AAA) and Moody's (Aaa), a rating it has sustained for 85 years.

	2003		2002		2001
Fixed charge coverage ratio (times)	30.8		13.8		17.7
Debt to capital (percent)	9.3		12.2		12.4
Net debt to capital (percent) (1)	(1.2)		4.4		5.3
Credit rating	AAA/A	aa	AAA/A	aa	AAA/A	aa
(1)
Debt net of all cash

        Management views the corporation's financial strength, as evidenced by the above financial ratios and other similar measures, to be a competitive advantage of strategic importance. The corporation's sound financial position gives it the opportunity to access the world's capital markets in the full range of market conditions, and enables the corporation to take on large, long-term capital commitments in the pursuit of maximizing shareholder value.

        In addition to the above commitments, the corporation makes limited use of derivative instruments, which are discussed in Risk Management on page A15 and note 14 on page A33.

Litigation and Other Contingencies

        As discussed in note 17 to the consolidated financial statements, a number of lawsuits, including class actions, were brought in various courts against Exxon Mobil Corporation and certain of its subsidiaries relating to the accidental release of crude oil from the tanker Exxon Valdez in 1989. The vast majority of the compensatory claims have been resolved. All of the punitive damage claims were consolidated in the civil trial that began in May 1994.

        In that trial, on September 24, 1996, the United States District Court for the District of Alaska entered a judgment in the amount of $5 billion in punitive damages to a class composed of all persons and entities who asserted claims for punitive damages from the corporation as a result of the Exxon Valdez grounding. ExxonMobil appealed the judgment. On November 7, 2001, the United States Court of Appeals for the Ninth Circuit vacated the punitive damage award as being excessive under the Constitution and remanded the case to the District Court for it to determine the amount of the punitive damage award consistent with the Ninth Circuit's holding. The Ninth Circuit upheld the compensatory damage award which has been paid. On December 6, 2002, the District Court reduced the punitive damage award from $5 billion to $4 billion. Both the plaintiffs and ExxonMobil appealed that decision to the Ninth Circuit. The Ninth Circuit panel vacated the District Court's $4 billion punitive damage award without argument and sent the case back for the District Court to reconsider in light of the recent U.S. Supreme Court decision in Campbell v. State Farm. On January 28, 2004, the District Court reinstated the punitive damage award at $4.5 billion plus interest. ExxonMobil will appeal the decision to the Ninth Circuit. Management believes that the likelihood of the jury verdict being upheld is remote. While it is reasonably possible that a liability may have been incurred arising from the Exxon Valdez grounding, it is not possible to predict the ultimate outcome or to reasonably estimate any such potential liability.

        On December 19, 2000, a jury in Montgomery County, Alabama, returned a verdict against the corporation in a dispute over royalties in the amount of $87.69 million in compensatory damages and $3.42 billion in punitive damages in the case of Exxon Corporation v. State of Alabama, et al. The verdict was upheld by the trial court on May 4, 2001. On December 20, 2002, the Alabama Supreme Court vacated the $3.5 billion jury verdict. The case was retried and on November 14, 2003, a state district court jury in Montgomery, Alabama returned a verdict against Exxon Mobil Corporation. The verdict included $63.5 million in compensatory damages and $11.8 billion in punitive damages. ExxonMobil believes the verdict is not justified by the evidence and that the amount of the award is grossly excessive and unconstitutional. ExxonMobil will appeal the decision. Management believes that the likelihood of the jury verdict being upheld is remote. While it is reasonably possible that a liability may have been incurred by ExxonMobil from this dispute over royalties, it is not possible to predict the ultimate outcome or to reasonably estimate any such potential liability.

        On May 22, 2001, a state court jury in New Orleans, Louisiana, returned a verdict against the corporation and three other entities in a case brought by a landowner claiming damage to his property. The property had been leased by the landowner to a company that performed pipe cleaning and storage services for customers, including the corporation. The jury awarded the plaintiff $56 million in compensatory damages (90 percent to be paid by the corporation) and $1 billion in punitive damages (all to be paid by the corporation). The damage related to the presence of naturally occurring radioactive material (NORM) on the site resulting from pipe cleaning operations. The award has been upheld at the trial court. ExxonMobil has appealed the judgment to the Louisiana Fourth Circuit Court of Appeals and believes that the judgment should be set aside or substantially reduced on factual and constitutional grounds. Management believes that the likelihood of the jury verdict being upheld is remote. While it is reasonably possible that a liability may have been incurred by ExxonMobil from this dispute over property damages, it is not possible to predict the ultimate outcome or to reasonably estimate any such potential liability.

        Issues pending before the U.S. Tax Court for 1979 have been resolved. While issues for 1980-93 remain pending before the court, the ultimate resolution of these issues is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

        Based on a consideration of all relevant facts and circumstances, the corporation does not believe the ultimate outcome of any currently pending lawsuit against ExxonMobil will have a materially adverse effect upon the corporation's operations or financial condition. There are no events or uncertainties known to management beyond those already included in reported financial information that would indicate a material change in future operating results or financial condition.

A13

CAPITAL AND EXPLORATION EXPENDITURES

	2003		2002
	U.S.	Non-U.S.	U.S.	Non-U.S.
	(millions of dollars)
Upstream (1)	$2,125	$9,863	$2,357	$8,037
Downstream	1,244	1,537	980	1,470
Chemicals	333	359	575	379
Other	64	—	45	112

Total	$3,766	$11,759	$3,957	$9,998

(1)
Exploration expenses included

        Capital and exploration expenditures in 2003 were $15.5 billion, up from $14.0 billion in 2002, reflecting the corporation's active investment program and impacts of the weaker U.S. dollar. Capital and exploration expenditures in the U.S. totaled $3.8 billion in 2003, down $0.2 billion from 2002, reflecting lower spending in the upstream and chemicals, partly offset by increased spending in the downstream. Spending outside the U.S. of $11.8 billion was up $1.8 billion from 2002, reflecting higher expenditures in the upstream, partly offset by lower expenditures in chemicals.

        Upstream spending was up 15 percent to $12.0 billion in 2003, from $10.4 billion in 2002, as a result of higher spending on major projects in Africa, the Caspian, Qatar and Russia. These increases were partly offset by lower development drilling in the U.S. and United Kingdom. Capital investments in the downstream totaled $2.8 billion in 2003, up $0.3 billion from 2002, primarily reflecting investments in cogeneration plants in North America and increased spending required for low-sulfur motor fuels. Chemicals capital expenditures were $0.7 billion in 2003, down $0.3 billion from 2002, due to lower spending on base activities and the absence of the acquisition of the joint venture partner's interest in Advanced Elastomers Systems in 2002.

TAXES

	2003	2002	2001
	(millions of dollars)
Income taxes	$11,006	$6,499	$8,967
Excise taxes	23,855	22,040	21,907
All other taxes and duties	40,107	35,746	35,653

Total	$74,968	$64,285	$66,527

Total effective tax rate	36.4%	39.8%	39.3%

2003

        Income, excise and all other taxes totaled $75.0 billion in 2003, an increase of $10.7 billion or 17 percent from 2002. Income tax expense, both current and deferred, was $11.0 billion, $4.5 billion higher than 2002, reflecting higher pre-tax income in 2003. The effective tax rate was 36.4 percent in 2003. Excluding the income tax effects of the 2003 gain on the Ruhrgas AG share transfer and settlement of a U.S. tax dispute, the effective rate in 2003 was similar to the prior year. During both periods, the corporation continued to benefit from the favorable resolution of other tax-related issues. Excise and all other taxes and duties of $64.0 billion in 2003 increased $6.2 billion from 2002, reflecting higher prices and foreign exchange effects.

2002

        Income, excise and all other taxes and duties totaled $64.3 billion in 2002, a decrease of $2.2 billion or 3 percent from 2001. Income tax expense, both current and deferred, was $6.5 billion compared to $9.0 billion in 2001, reflecting lower pre-tax income in 2002. The effective tax rate of 39.8 percent in 2002 compared to 39.3 percent in 2001. During 2002, the company continued to benefit from favorable resolution of tax-related issues. Excise and all other taxes and duties were $57.8 billion.

MERGER EXPENSES AND REORGANIZATION RESERVES

        In association with the merger between Exxon and Mobil, $410 million pre-tax ($275 million after-tax) and $748 million pre-tax ($525 million after-tax) of costs were recorded as merger related expenses in 2002 and 2001, respectively. Charges included separation expenses related to workforce reductions (approximately 8,200 employees at year-end 2002), plus implementation and merger closing costs. The separation reserve balance at year-end 2003 of approximately $48 million is expected to be expended mainly in 2004. Merger related expenses for the period 1999 to 2002 cumulatively totaled approximately $3.2 billion pre-tax. Pre-tax operating synergies associated with the merger, including cost savings, efficiency gains and revenue enhancements, cumulatively reached over $7 billion by 2002. Reflecting the completion of merger related activities, merger expenses were not reported in 2003.

        The following table summarizes the activity in the reorganization reserves. The 2001 opening balance represents accruals for provisions taken in prior years.

	Opening Balance	Additions	Deductions	Balance at Year End
	(millions of dollars)
2001	$339	$187	$329	$197
2002	197	93	189	101
2003	101	—	53	48

ASSET RETIREMENT OBLIGATIONS AND ENVIRONMENTAL COSTS

Asset Retirement Obligations

        The methodology of accounting for asset retirement obligations was modified as of January 1, 2003 per FAS 143 (see page A10, Accounting Change). The fair values of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time assets are installed, with an offsetting amount booked as additions to property, plant and equipment ($253 million for 2003). Over time, the liabilities are accreted for the increase in their present value, with this effect included in expenses ($174 million in 2003). Payments made for asset retirement obligations in 2003 were $113 million and the ending balance of the obligations recorded on the balance sheet at December 31, 2003 totaled $3,440 million.

Environmental Costs

	2003	2002
	(millions of dollars)
Capital expenditures	$1,306	$1,054
Included in expenses	1,497	1,289

Total	$2,803	$2,343

A14

Throughout ExxonMobil's businesses, new and ongoing measures are taken to prevent and minimize the impact of our operations on the air, water and ground. This includes a significant investment in refining technology to manufacture low-sulfur motor fuels and projects to reduce nitrogen oxide and sulfur oxide emissions. ExxonMobil's 2003 worldwide environmental costs for all such preventative and remediation steps were about $2.8 billion, of which $1.3 billion were capital expenditures and $1.5 billion were included in expenses. The total cost for such activities is expected to decrease to about $2.6 billion in both 2004 and 2005 (with capital expenditures representing just over 40 percent of the total). The projected decrease reflects the near completion of low-sulfur motor fuels projects in Canada and the U.S., partly offset by increases in Europe and Japan.

        The corporation accrues liabilities for environmental liabilities when it is probable that obligations have been incurred and the amounts can be reasonably estimated. This policy applies to assets or businesses currently owned or previously disposed. ExxonMobil has accrued liabilities for probable environmental remediation obligations at various sites, including multi-party sites where the U.S. Environmental Protection Agency has identified ExxonMobil as one of the potentially responsible parties. The involvement of other financially responsible companies at these multi-party sites mitigates ExxonMobil's actual joint and several liability exposure. At present, no individual site is expected to have losses material to ExxonMobil's operations, financial condition or liquidity. Provisions made in 2003 for new environmental liabilities were $275 million (included in the $1.5 billion of 2003 expenses noted above) and the balance sheet reflects accumulated liabilities of $528 million as of December 31, 2003 and $468 million as of December 31, 2002.

MARKET RISKS, INFLATION AND OTHER UNCERTAINTIES

Worldwide Average Realizations	2003	2002	2001
Crude oil and NGL ($/barrel)	$26.64	$22.25	$21.10
Natural gas ($/kcf)	4.02	2.77	3.39

Crude oil, natural gas, petroleum product and chemical prices have fluctuated widely in response to changing market forces. The impacts of these price fluctuations on earnings from upstream operations, downstream operations and chemicals operations have been varied, tending at times to be offsetting. Nonetheless, the global energy markets can give rise to extended periods in which market conditions are adverse to one or more of the corporation's businesses. Such conditions, along with the capital-intensive nature of the industry and very long lead times associated with many of our projects, underscore the importance of maintaining a strong financial position. Management views the corporation's financial strength, including the AAA and Aaa ratings of its long-term debt securities by Standard and Poor's and Moody's, as a competitive advantage.

        In general, segment results are not dependent on the ability to sell and/or purchase products to/from other segments. Instead, where such sales take place, they are the result of efficiencies and competitive advantages of integrated refinery/chemical complexes. Additionally, intersegment sales are market related. The products bought and sold between segments can also be acquired in worldwide markets that have substantial liquidity, capacity and transportation capabilities. About half of the corporation's intersegment sales are crude oil produced by the upstream and sold to the downstream. Other intersegment sales include those between refineries and chemical plants related to raw materials, feedstocks and finished products.

        Although price levels of crude oil and natural gas may rise or fall significantly over the short- to medium term due to political events, OPEC actions and other factors, industry economics over the long term will continue to be driven by market supply and demand. Accordingly, the corporation tests the viability of all of its assets based on long-term price projections. The corporation's assessment is that its operations will continue to be successful in a variety of market conditions. This is the outcome of disciplined investment and asset management programs. Investment opportunities are tested against a variety of market conditions, including low price scenarios. As a result, investments that would succeed only in highly favorable price environments are screened out of the investment plan.

        The corporation has had an active asset management program in which under-performing assets are either improved to acceptable levels or considered for divestment. The asset management program involves a disciplined, regular review to ensure that all assets are contributing to the corporation's strategic and financial objectives. The result has been the creation of a very efficient capital base and has meant that the corporation has seldom been required to write-down the carrying value of assets, even during periods of low commodity prices.

Risk Management

        The corporation's size, geographic diversity and the complementary nature of the upstream, downstream and chemicals businesses mitigate the corporation's risk from changes in interest rates, currency rates and commodity prices. The corporation relies on these operating attributes and strengths to reduce enterprise-wide risk. As a result, the corporation makes limited use of derivatives to offset exposures arising from existing transactions.

        The corporation does not trade in derivatives nor does it use derivatives with leverage features. The corporation maintains a system of controls that includes a policy covering the authorization, reporting and monitoring of derivative activity. The corporation's derivative activities pose no material credit or market risks to ExxonMobil's operations, financial condition or liquidity. Interest rate, foreign exchange rate and commodity price exposures arising from derivative contracts undertaken in accordance with the corporation's policies have not been significant.

Derivatives	2003	2002	2001
	(millions of dollars)
Net receivable/(payable)	$(17)	$20	$(50)
Net gain/(loss), before-tax	4	(35)	23

        The fair value of derivatives outstanding and recorded on the balance sheet are shown in the table above. This is the amount that the corporation would have paid to or received from third parties if these derivatives had been settled. These derivative fair values were substantially offset by the fair values of the underlying exposures being hedged. The gains/losses before-tax include the offsetting amounts from the changes in fair value of the items being hedged by the derivatives. The fair value of derivatives outstanding at year-end 2003 and gain recognized during the year are immaterial in relation to the corporation's year-end cash balance of $10.6 billion, total assets of $174.3 billion or net income for the year of $21.5 billion.

A15

Debt-Related Instruments

        The corporation is exposed to changes in interest rates, primarily as a result of its short-term debt and long-term debt carrying floating interest rates. The corporation makes limited use of interest rate swap agreements to adjust the ratio of fixed and floating rates in the debt portfolio. The impact of a 100 basis point change in interest rates affecting the corporation's debt would not be material to earnings, cash flow or fair value.

Foreign Currency Exchange Rate Instruments

        The corporation conducts business in many foreign currencies and is subject to foreign currency exchange rate risk on cash flows related to sales, expenses, financing and investment transactions. The impacts of fluctuations in foreign currency exchange rates on ExxonMobil's geographically diverse operations are varied and often offsetting in amount. The corporation makes limited use of currency exchange contracts to reduce the risk of adverse foreign currency movements related to certain foreign currency debt obligations. Exposure from market rate fluctuations related to these contracts is not material. Aggregate foreign exchange transaction gains and losses included in net income are discussed in note 5 on page A28.

Commodity Instruments

        The corporation makes limited use of commodity forwards, swaps and futures contracts of short duration to mitigate the risk of unfavorable price movements on certain crude, natural gas and petroleum product purchases and sales. Commodity price exposure related to these contracts is not material.

Inflation and Other Uncertainties

        The general rate of inflation in most major countries of operation has been relatively low in recent years, and the associated impact on costs has been countered by cost reductions from efficiency and productivity improvements.

        The operations and earnings of the corporation and its affiliates throughout the world have been, and may in the future be, affected from time to time in varying degree by political developments and laws and regulations, such as forced divestiture of assets; restrictions on production, imports and exports; price controls; tax increases and retroactive tax claims; expropriation of property; cancellation of contract rights and environmental regulations. Both the likelihood of such occurrences and their overall effect upon the corporation vary greatly from country to country and are not predictable.

RECENTLY ISSUED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

        In December 2003, the Financial Accounting Standards Board issued a revised Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities," replacing the original interpretation issued in January 2003. FIN 46 provides guidance on when certain entities should be consolidated or the interests in those entities should be disclosed by enterprises that do not control them through majority voting interest. Under FIN 46, entities are required to be consolidated by enterprises that lack majority voting interest when equity investors of those entities have insignificant capital at risk or they lack voting rights, the obligation to absorb expected losses, or the right to receive expected returns. Entities identified with these characteristics are called variable interest entities and the interests that enterprises have in these entities are called variable interests. These interests can derive from certain guarantees, leases, loans or other arrangements that result in risks and rewards that are disproportionate to the voting interests in the entities.

        The provisions of FIN 46 must be immediately applied for variable interest entities created after January 31, 2003 and for variable interests in entities commonly referred to as "special purpose entities." For all other variable interest entities, implementation is required by March 31, 2004.

        There have been no variable interest entities created after January 31, 2003 in which the corporation has an interest. The corporation identified three venture operating entities in which the corporation has variable interests primarily through lease commitments and certain guarantees extended by the corporation. The corporation chose to implement FIN 46 in the fourth quarter 2003 by consolidating these entities, which were previously accounted for under the equity method. There was no effect on net income, because the corporation was already recording its share of net income of these entities. The impact to the balance sheet was to increase both assets and liabilities by about $500 million. However, there was no change to the calculation of return on average capital employed, because the corporation already includes its share of equity company debt in the determination of average capital employed.

REPORTING INVESTMENTS IN MINERAL INTERESTS IN OIL AND GAS PROPERTIES

        Statements of Financial Accounting Standards No. 141 (FAS 141), "Business Combinations," and No. 142 (FAS 142), "Goodwill and Other Intangible Assets," were issued by the Financial Accounting Standards Board (FASB) in June 2001 and became effective for the corporation on July 1, 2001 and January 1, 2002, respectively. Currently, the Emerging Issues Task Force (EITF) is considering the issue of whether FAS 141 and 142 require interests held under oil, gas and mineral leases to be separately classified as intangible assets on the balance sheets of companies in the extractive industries. If such interests were deemed to be intangible assets by the EITF, mineral rights to extract oil and gas for both undeveloped and developed leaseholds would be classified separately from oil and gas properties as intangible assets on the corporation's balance sheet. Historically the corporation has capitalized the cost of oil and gas leasehold interests in accordance with statement of Financial Accounting Standard No. 19 (FAS 19), "Financial Accounting and Reporting by Oil and Gas Producing Companies." Also, consistent with industry practice, the corporation has reported these assets as part of tangible oil and gas property, plant and equipment.

        This interpretation of FAS 141 and 142 would only affect the classification of oil and gas leaseholds on the corporation's balance sheet, and would not affect total assets, net worth or cash flows. The corporation's results of operations would not be affected, since these leasehold costs would continue to be amortized in accordance with FAS 19. The amount that is subject to reclassification as of December 31, 2003 was $4.5 billion, and as of December 31, 2002 was $4.6 billion.

CRITICAL ACCOUNTING POLICIES

        The corporation's accounting and financial reporting fairly reflect its straightforward business model involving the extracting, refining and marketing of hydrocarbons and hydrocarbon-based products. The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to

A16

make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. The following summary provides further information about the critical accounting policies and the judgments that are made by the corporation in the application of those policies.

Oil and Gas Reserves

        Evaluations of oil and gas reserves are important to the effective management of upstream assets. They are integral to making investment decisions about oil and gas properties such as whether development should proceed or enhanced recovery methods should be undertaken. Oil and gas reserve quantities are also used as the basis of calculating the unit-of-production rates for depreciation and evaluating for impairment. Oil and gas reserves are divided between proved and unproved reserves. Proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Unproved reserves are those with less than reasonable certainty of recoverability and are classified as either probable or possible. Probable reserves are reserves that are more likely to be recovered than not and possible reserves are less likely to be recovered than not.

        The estimation of proved reserves, which is based on the requirement of reasonable certainty, is an ongoing process based on rigorous technical evaluations and extrapolations of well information such as flow rates and reservoir pressure declines. In certain deepwater fields, proved reserves are recorded in a limited number of cases before flow tests are conducted because of the safety and cost implications of conducting the tests. In those situations, other industry accepted analyses are used such as information from well logs, a thorough pressure and fluid sampling program, conventional core data obtained across the entire reservoir interval and nearby analog data. Historically, proved reserves recorded using these methods have been immaterial when compared to the corporation's total proved reserves and have also been validated by subsequent flow tests or actual production levels. Furthermore, the corporation only records proved reserves for projects which have received significant funding commitments by management made toward the development of the reserves. Although the corporation is reasonably certain that proved reserves will be produced, the timing and ultimate recovery can be affected by a number of factors including completion of development projects, reservoir performance, regulatory approvals and significant changes in projections of long-term oil and gas price levels.

        At year-end 2003, proved oil and gas reserves were 21.2 billion oil-equivalent barrels. These proved reserves can be further subdivided into developed and undeveloped reserves. The percentage of proved developed reserves has remained relatively stable over the past five years at over 60 percent of total proved reserves, indicating that proved reserves are consistently moved from undeveloped to developed status. Management is not aware of any factors that would significantly change this historical relationship in the next several years. The corporation added 1.7 billion oil-equivalent barrels to proved reserves in 2003. The majority of these additions were undeveloped reserves. Over time these reserves will be reclassified to the developed category as new wells are drilled, existing wells are recompleted and/or facilities to collect and deliver the production from existing and future wells are installed. Major development projects typically take two to four years from the time of recording proved reserves to the start of production from these reserves. The corporation's 2003 proved reserves additions replaced 108 percent of the 1.6 billion oil-equivalent barrels produced, excluding sales. With sales included, the corporation replaced 106 percent of reserves produced. Both reserve replacement percentages exclude tar sands. This is the tenth consecutive year that the corporation's reserves replacement has exceeded 100 percent.

        Revisions can include upward or downward changes in the previously estimated volumes of proved reserves for existing fields due to the evaluation of (1) already available geologic, reservoir or production data or (2) new geologic or reservoir data obtained from wells. Revisions can also include changes associated with the performance of improved recovery projects, fiscal terms, and significant changes in development strategy, oil and gas prices, or production equipment/facility capacity.

        The corporation uses the "successful efforts" method to account for its exploration and production activities. Under this method, costs are accumulated on a field-by-field basis with certain exploratory expenditures and exploratory dry holes being expensed as incurred. The corporation continues to carry as an asset the cost of drilling exploratory wells that find sufficient quantities of reserves to justify their completion as producing wells if the required capital expenditure is made and drilling of additional exploratory wells is under way or firmly planned for the near future. Once exploration activities demonstrate that sufficient quantities of commercially producible reserves have been discovered, continued capitalization is dependent on project reviews, which take place at least annually, to ensure that satisfactory progress toward ultimate development of the reserves is being achieved. Exploratory well costs not meeting these criteria are charged to expense. Costs of productive wells and development dry holes are capitalized and amortized on the unit-of-production method for each field. The corporation uses this accounting policy instead of the "full cost" method because it provides a more timely accounting of the success or failure of the corporation's exploration and production activities. If the full cost method were used, all costs would be capitalized and depreciated on a country-by-country basis. The capitalized costs would be subject to an impairment test by country. The full cost method would tend to delay the expense recognition of unsuccessful projects.

        Impact of Oil and Gas Reserves on Depreciation.    The calculation of unit-of-production depreciation is a critical accounting estimate that measures the depreciation of upstream assets. It is the ratio of (1) actual volumes produced to (2) total proved developed reserves (those proved reserves recoverable through existing wells with existing equipment and operating methods) applied to the (3) asset cost. The volumes produced and asset cost are known and while proved developed reserves have a high probability of recoverability they are based on estimates that are subject to some variability. This variability has generally resulted in net upward revisions of proved reserves in existing fields, as more information becomes available through research and production. Revisions have averaged 650 million oil-equivalent barrels per year over the last five years, and have resulted from effective reservoir management and the application of new technology. While the upward revisions the corporation has made in the past are an indicator of variability, they have had a very small impact on the unit-of-production rates because they have been small compared to the large reserves base.

A17

        Impact of Oil and Gas Reserves and Prices on Testing for Impairment.    Proved oil and gas properties held and used by the corporation are reviewed for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets.

        The corporation estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. In general, analyses are based on proved reserves. Where probable reserves exist, an appropriately risk-adjusted amount of these reserves may be included in the impairment evaluation. An asset would be impaired if the undiscounted cash flows were less than its carrying value. Impairments are measured by the amount by which the carrying value exceeds its fair value.

        The corporation performs asset valuation analyses on an ongoing basis as a part of its asset management program. These analyses monitor the performance of assets against corporate objectives. They also assist the corporation in assessing whether the carrying amounts of any of its assets may not be recoverable. In addition to estimating oil and gas reserve volumes in conducting these analyses, it is also necessary to estimate future oil and gas prices. The impairment evaluation triggers include a significant decrease in current and projected prices or reserve volumes, an accumulation of project costs significantly in excess of the amount originally expected, and historical and current negative operating losses.

        In general, the corporation does not view temporarily low oil prices as a triggering event for conducting the impairment tests. The markets for crude oil and natural gas have a history of significant price volatility. Although prices will occasionally drop precipitously, industry prices over the long term will continue to be driven by market supply and demand. On the supply side, industry production from mature fields is declining, but this is being offset by production from new discoveries and field developments. OPEC production policies also have an impact on world oil supplies. The demand side is largely a function of global economic growth. The relative growth/decline in supply versus demand will determine industry prices over the long term and these cannot be accurately predicted. Accordingly, any impairment tests that the corporation performs make use of the corporation's long-term price assumptions for the crude oil and natural gas markets, petroleum products and chemicals. These are the same price assumptions that are used in the corporation's annual planning and budgeting processes and are also used for capital investment decisions. The corporate plan is a fundamental annual management process that is the basis for setting near-term operating and capital objectives in addition to providing the longer-term economic assumptions used for investment evaluation purposes. Annual volumes are based on individual field production profiles which are also updated annually. Prices for natural gas and other products sold under contract are based on corporate plan assumptions developed annually by major region/contract and used for investment evaluation purposes. Cash flow estimates for impairment testing exclude the use of derivative instruments.

        Supplemental information regarding oil and gas results of operations, capitalized costs and reserves can be found on pages A48 to A52. The standardized measure of discounted future cash flows on page A52 is based on the year-end 2003 price applied for all future years, as required under Statement of Financial Accounting Standards No. 69 (FAS 69). Future prices used for any impairment tests will vary from the one used in the FAS 69 disclosure, and could be lower or higher for any given year.

Consolidations

        The consolidated financial statements include the accounts of those significant subsidiaries that the corporation controls. They also include the corporation's undivided interests in upstream assets and liabilities. Amounts representing the corporation's percentage interest in the underlying net assets of other significant affiliates that it does not control, but exercises significant influence, are included in "Investments and advances"; the corporation's share of the net income of these companies is included in the consolidated statement of income caption "Income from equity affiliates." The accounting for these non-consolidated companies is referred to as the equity method of accounting.

        Majority ownership is normally the indicator of control that is the basis on which subsidiaries are consolidated. However, certain factors may indicate that a majority-owned investment is not controlled and therefore should be accounted for using the equity method of accounting. These factors occur where the minority shareholders are granted by law or by contract substantive participating rights. These include the right to approve operating policies, expense budgets, financing and investment plans and management compensation and succession plans.

        The corporation consolidates certain affiliates in which it has less than a majority ownership, because of guarantees or other arrangements that create majority economic interests in those affiliates which are greater than the corporation's voting interests.

        Additional disclosures of summary balance sheet and income information for those subsidiaries accounted for under the equity method of accounting can be found in note 8 on page A29. The corporation believes this to be important information necessary to a full understanding of the corporation's financial statements.

        Investments in companies that are partially owned by the corporation are integral to the corporation's operations. In some cases they serve to balance worldwide risks and in others they provide the only available means of entry into a particular market or area of interest. The other parties who also have an equity interest in these companies are either independent third parties or host governments that share in the business results according to their percentage ownership. The corporation does not invest in these companies in order to remove liabilities from its balance sheet. In fact, the corporation has long been on record supporting an alternative accounting method that would require each investor to consolidate its percentage share of all assets and liabilities in these partially owned companies rather than only the percentage in the net equity. This method of accounting for investments in partially owned companies is not permitted by GAAP except where the investments are in the direct ownership of a share in the upstream assets and liabilities. However, for purposes of calculating return on average capital employed, which is not covered by GAAP standards, the corporation includes its share of debt of these partially owned companies in the determination of average capital employed.

A18

Annuity Benefits

        The corporation and its affiliates sponsor over 100 defined benefit (pension) plans in more than 50 countries. The funding arrangement for each plan depends on the prevailing practices and regulations of the countries where the company operates. Note 18, pages A41 to A43, provides details on pension obligations, fund assets and pension expense.

        Some of these plans (primarily non-U.S.) provide pension benefits which are paid directly by their sponsoring affiliates out of corporate cash flow rather than a separate pension fund. Book reserves are established for these plans, because tax conventions and regulatory practices do not encourage advance funding. The portion of the pension cost attributable to employee service is expensed as services are rendered. The portion attributable to the increase in pension obligations due to the passage of time is expensed over the term of the obligations, which ends when all benefits are paid. The primary difference in pension expense for unfunded versus funded plans is that pension expense for funded plans also includes a credit for the expected long-term return on fund assets.

        For funded plans, including many in the U.S., pension obligations are financed in advance through segregated assets or insurance arrangements. These plans are managed in compliance with the requirements of governmental authorities, and meet or exceed required funding levels as measured by relevant actuarial and government standards at the mandated measurement dates. In determining liabilities and required contributions, these standards often require approaches and assumptions which differ from those used for accounting purposes. Contributions to funded plans totaled $2,833 million in 2003 (U.S. $2,054 million, non-U.S. $779 million).

        The corporation will continue to make contributions to these funded plans as necessary. All defined benefit pension obligations, regardless of the funding status of the underlying plans, are fully supported by the financial strength of the corporation or the respective sponsoring affiliate.

        Pension accounting requires explicit assumptions regarding, among others, the long-term expected earnings rate on fund assets, the discount rate for the benefit obligations, and the long-term rate for future salary increases. All the pension assumptions are reviewed annually by outside actuaries and senior financial management. These assumptions are adjusted only as appropriate to reflect changes in market rates and outlook. For example, the long-term expected earnings rate on U.S. pension plan assets was reduced in 2003 from 9.5 percent to 9.0 percent. This compares to an actual rate of return over the past decade of 11 percent. The company establishes the long-term expected rate of return by developing a forward-looking long-term return assumption for each asset class, taking into account factors such as the expected real return for the specific asset class and inflation. A single, long-term rate of return is then calculated as the weighted average of the target asset allocation and the long-term return assumption for each asset class. A worldwide reduction of 0.5 percent in the pension fund earnings rate would increase pension expense by approximately $80 million before-tax.

        Under GAAP, differences between actual returns on fund assets versus the long-term expected return are not recorded in the year that the difference occurs, but rather are amortized in pension expense, along with other actuarial gains and losses, over the expected remaining service life of employees. The corporation uses the fair value of the plan assets at year end to determine the amount of the actuarial gain or loss that will be amortized and does not use a moving average value of plan assets.

        Due to the general decline in the market value of pension assets and in interest rates in 2002, and the weaker U.S. dollar in 2003, pension expense grew from $995 million in 2002 (U.S. $470 million, non-U.S. $525 million) to $1,938 million in 2003 (U.S. $1,015 million, non-U.S. $923 million).

Litigation and Other Contingencies

        A variety of claims have been made against ExxonMobil and certain of its consolidated subsidiaries in a number of pending lawsuits and tax disputes. These are summarized on page A13, with a more extensive discussion included in note 17 on page A40.

        GAAP requires that liabilities for contingencies be recorded when it is probable that a liability has been incurred before the date of the balance sheet and that the amount can be reasonably estimated. These amounts are not reduced by amounts that may be recovered under insurance or claims against third parties, but undiscounted receivables from insurers or other third parties may be accrued separately. The corporation revises such accruals in light of new information.

        Significant management judgment is required related to contingent liabilities and the outcome of litigation because both are difficult to predict. However, the corporation has been successful in defending litigation in the past, and actual payments have not been material. In the corporation's experience, large claims often do not result in large awards. Large awards are often reversed or substantially reduced as a result of appeal or settlement.

Foreign Currency Translation

        The method of translating the foreign currency financial statements of the corporation's international subsidiaries into U.S. dollars is prescribed by GAAP. Under these principles, it is necessary to select the functional currency of these subsidiaries. The functional currency is the currency of the primary economic environment in which the subsidiary operates. Management selects the functional currency after evaluating this economic environment. Downstream and chemicals operations normally use the local currency, except in highly inflationary countries, primarily Latin America, as well as in Singapore, which uses the U.S. dollar, because it predominantly sells into the U.S. dollar export market. Upstream operations also use the local currency as the functional currency, except where crude and natural gas production is predominantly sold in the export market in U.S. dollars. These operations, which use the U.S. dollar as their functional currency, are in Malaysia, Indonesia, Angola, Nigeria, Equatorial Guinea and the Middle East countries.

        Factors considered by management when determining the functional currency for a subsidiary include: the currency used for cash flows related to individual assets and liabilities; the responsiveness of sales prices to changes in exchange rates; whether sales are into local markets or exported; the currency used to acquire raw materials, labor, services and supplies; sources of financing; and significance of intercompany transactions.

A19

MANAGEMENT'S DISCUSSION OF INTERNAL CONTROLS FOR FINANCIAL REPORTING

        Management is responsible for establishing and maintaining adequate internal controls and procedures for the preparation of financial reports. Accordingly, comprehensive procedures and practices are in place. These procedures and practices are designed to provide reasonable assurance that the corporation's transactions are properly authorized; the corporation's assets are safeguarded against unauthorized or improper use; and the corporation's transactions are properly recorded and reported to permit the preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles.

        Internal controls and procedures for financial reporting are regularly reviewed by management and by the ExxonMobil internal audit function and findings are shared with the Audit Committee of the Board. In addition, PricewaterhouseCoopers, the corporation's independent auditor, who reports to the Audit Committee of the Board, considers and selectively tests internal controls in planning and performing its audits. Management's review of the design and operation of these controls and procedures in 2003, including review as of year end, did not identify any significant deficiencies or material weaknesses, including any deficiencies which could adversely affect the corporation's ability to record, process, summarize and report financial data.

Lee R. Raymond Chief Executive Officer	Donald D. Humphreys Vice President and Controller (Principal Accounting Officer)	Frank A. Risch Vice President and Treasurer (Principal Financial Officer)

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of Exxon Mobil Corporation

In our opinion, the consolidated financial statements appearing on pages A21 through A46 present fairly, in all material respects, the financial position of Exxon Mobil Corporation and its subsidiary companies at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, the corporation changed its method of accounting for asset retirement obligations in 2003.

Dallas, Texas
February 25, 2004

A20

CONSOLIDATED STATEMENT OF INCOME

	Note Reference Number	2003	2002	2001
		(millions of dollars)
Revenues and other income
Sales and other operating revenue (1)		$237,054	$200,949	$208,715
Income from equity affiliates	8	4,373	2,066	2,174
Other income		5,311	1,491	1,896

Total revenues and other income		$246,738	$204,506	$212,785

Costs and other deductions
Crude oil and product purchases		$107,658	$90,950	$92,257
Production and manufacturing expenses		21,260	17,831	17,743
Selling, general and administrative expenses		13,396	12,356	12,898
Depreciation and depletion		9,047	8,310	7,848
Exploration expenses, including dry holes		1,010	920	1,175
Merger related expenses	4	—	410	748
Interest expense		207	398	293
Excise taxes (1)	20	23,855	22,040	21,907
Other taxes and duties	20	37,645	33,572	33,377
Income applicable to minority and preferred interests		694	209	569

Total costs and other deductions		$214,772	$186,996	$188,815

Income before income taxes		$31,966	$17,510	$23,970
Income taxes	20	11,006	6,499	8,967

Income from continuing operations		$20,960	$11,011	$15,003
Discontinued operations, net of income tax	3	—	449	102
Extraordinary gain, net of income tax	3	—	—	215
Cumulative effect of accounting change, net of income tax	2, 10	550	—	—

Net income		$21,510	$11,460	$15,320

Net income per common share – (dollars)	13
Income from continuing operations		$3.16	$1.62	$2.19
Discontinued operations, net of income tax		—	0.07	0.01
Extraordinary gain, net of income tax		—	—	0.03
Cumulative effect of accounting change, net of income tax		0.08	—	—

Net income		$3.24	$1.69	$2.23

Net income per common share – assuming dilution (dollars)	13
Income from continuing operations		$3.15	$1.61	$2.17
Discontinued operations, net of income tax		—	0.07	0.01
Extraordinary gain, net of income tax		—	—	0.03
Cumulative effect of accounting change, net of income tax		0.08	—	—

Net income		$3.23	$1.68	$2.21

(1)
Sales and other operating revenue includes excise taxes of $23,855 million for 2003, $22,040 million for 2002 and $21,907 million for 2001.

The information on pages A25 through A46 is an integral part of these statements.

A21

CONSOLIDATED BALANCE SHEET

	Note Reference Number	Dec. 31 2003	Dec. 31 2002
		(millions of dollars)
Assets
Current assets
Cash and cash equivalents		$10,626	$7,229
Notes and accounts receivable, less estimated doubtful amounts	7	24,309	21,163
Inventories
Crude oil, products and merchandise	1	7,665	6,827
Materials and supplies		1,292	1,241
Prepaid taxes and expenses		2,068	1,831

Total current assets		$45,960	$38,291
Investments and advances	9	15,535	12,111
Property, plant and equipment, at cost, less accumulated depreciation and depletion	10	104,965	94,940
Other assets, including intangibles, net		7,818	7,302

Total assets		$174,278	$152,644

Liabilities
Current liabilities
Notes and loans payable	7	$4,789	$4,093
Accounts payable and accrued liabilities	7	28,445	25,186
Income taxes payable		5,152	3,896

Total current liabilities		$38,386	$33,175
Long-term debt	15	4,756	6,655
Annuity reserves	18	9,609	11,202
Accrued liabilities		5,283	5,252
Deferred income tax liabilities	20	20,118	16,484
Deferred credits and other long-term obligations		2,829	2,511
Equity of minority and preferred shareholders in affiliated companies		3,382	2,768

Total liabilities		$84,363	$78,047

Shareholders' equity
Benefit plan related balances		$(634)	$(450)
Common stock without par value (9,000 million shares authorized)		4,468	4,217
Earnings reinvested		115,956	100,961
Accumulated other nonowner changes in equity
Cumulative foreign exchange translation adjustment		1,421	(3,015)
Minimum pension liability adjustment		(2,446)	(2,960)
Unrealized gains/(losses) on stock investments		511	(79)
Common stock held in treasury (1,451 million shares in 2003 and 1,319 million shares in 2002)		(29,361)	(24,077)

Total shareholders' equity		$89,915	$74,597

Total liabilities and shareholders' equity		$174,278	$152,644

The information on pages A25 through A46 is an integral part of these statements.

A22

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

		2003		2002		2001
	Note Reference Number	Shareholders' Equity	Nonowner Changes in Equity	Shareholders' Equity	Nonowner Changes in Equity	Shareholders' Equity	Nonowner Changes in Equity
		(millions of dollars)
Benefit plan related balances
At beginning of year		$(450)		$(159)		$(235)
Restricted stock award		(358)		(361)		—
Amortization		107		11		—
Other		67		59		76

At end of year		$(634)		$(450)		$(159)

Common stock	13
At beginning of year		4,217		3,789		3,661
Issued		—		—		—
Other		251		428		128

At end of year		$4,468		$4,217		$3,789

Earnings reinvested
At beginning of year		100,961		95,718		86,652
Net income for the year		21,510	$21,510	11,460	$11,460	15,320	$15,320
Dividends – common shares		(6,515)		(6,217)		(6,254)

At end of year		$115,956		$100,961		$95,718

Accumulated other nonowner changes in equity
At beginning of year		(6,054)		(6,590)		(5,189)
Foreign exchange translation adjustment		4,436	4,436	2,932	2,932	(1,085)	(1,085)
Minimum pension liability adjustment	18	514	514	(2,425)	(2,425)	(225)	(225)
Unrealized gains/(losses) on stock investments		590	590	29	29	(91)	(91)

At end of year		$(514)		$(6,054)		$(6,590)

Total			$27,050		$11,996		$13,919

Common stock held in treasury
At beginning of year		(24,077)		(19,597)		(14,132)
Acquisitions, at cost		(5,881)		(4,798)		(5,721)
Dispositions		597		318		256

At end of year		$(29,361)		$(24,077)		$(19,597)

Shareholders' equity at end of year		$89,915		$74,597		$73,161

		Share Activity
		2003		2002		2001
		(millions of shares)
Common stock
Issued	13
At beginning of year		8,019		8,019		8,019
Issued		—		—		—

At end of year		8,019		8,019		8,019

Held in treasury	13
At beginning of year		(1,319)		(1,210)		(1,089)
Acquisitions		(163)		(127)		(139)
Dispositions		31		18		18

At end of year		(1,451)		(1,319)		(1,210)

Common shares outstanding at end of year		6,568		6,700		6,809

The information on pages A25 through A46 is an integral part of these statements.

A23

CONSOLIDATED STATEMENT OF CASH FLOWS

Note Reference Number	2003	2002	2001
(millions of dollars)
Cash flows from operating activities
Net income
Accruing to ExxonMobil shareholders	$21,510	$11,460	$15,320
Accruing to minority and preferred interests	694	209	569
Cumulative effect of accounting change, net of income tax	2	(550)	—	—
Adjustments for non-cash transactions
Depreciation and depletion	9,047	8,310	7,848
Deferred income tax charges/(credits)	1,827	297	650
Annuity provisions	(1,489)	(500)	349
Accrued liability provisions	264	(90)	149
Dividends received greater than/(less than) equity in current earnings of equity companies	(402)	(170)	78
Extraordinary gain, before income tax	—	—	(194)
Changes in operational working capital, excluding cash and debt
Reduction/(increase)	– Notes and accounts receivable	(1,286)	(305)	3,062
– Inventories	(100)	353	154
– Prepaid taxes and expenses	42	32	118
Increase/(reduction)	– Accounts and other payables	1,130	365	(5,103)
Ruhrgas transaction	6	(2,240)	1,466	—
All other items – net	51	(159)	(111)

Net cash provided by operating activities	$28,498	$21,268	$22,889

Cash flows from investing activities
Additions to property, plant and equipment	$(12,859)	$(11,437)	$(9,989)
Sales of subsidiaries, investments and property, plant and equipment	6	2,290	2,793	1,078
Additional investments and advances	(809)	(2,012)	(1,035)
Collection of advances	536	898	1,735

Net cash used in investing activities	$(10,842)	$(9,758)	$(8,211)

Cash flows from financing activities
Additions to long-term debt	$127	$396	$547
Reductions in long-term debt	(914)	(246)	(506)
Additions to short-term debt	715	751	705
Reductions in short-term debt	(1,730)	(927)	(1,212)
Additions/(reductions) in debt with less than 90 day maturity	(322)	(281)	(2,306)
Cash dividends to ExxonMobil shareholders	(6,515)	(6,217)	(6,254)
Cash dividends to minority interests	(430)	(169)	(194)
Changes in minority interests and sales/(purchases) of affiliate stock	(247)	(161)	(401)
Common stock acquired	(5,881)	(4,798)	(5,721)
Common stock sold	434	299	301

Net cash used in financing activities	$(14,763)	$(11,353)	$(15,041)

Effects of exchange rate changes on cash	$504	$525	$(170)

Increase/(decrease) in cash and cash equivalents	$3,397	$682	$(533)
Cash and cash equivalents at beginning of year	7,229	6,547	7,080

Cash and cash equivalents at end of year	$10,626	$7,229	$6,547

The information on pages A25 through A46 is an integral part of these statements.

A24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The accompanying consolidated financial statements and the supporting and supplemental material are the responsibility of the management of Exxon Mobil Corporation.

        The corporation's principal business is energy, involving the worldwide exploration, production, transportation and sale of crude oil and natural gas (upstream) and the manufacture, transportation and sale of petroleum products (downstream). The corporation is also a major worldwide manufacturer and marketer of petrochemicals (chemicals), and participates in electric power generation (upstream).

        The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Certain reclassifications to prior years have been made to conform to the 2003 presentation.

1.     Summary of Accounting Policies

Principles of Consolidation.    The consolidated financial statements include the accounts of those significant subsidiaries owned directly or indirectly with more than 50 percent of the voting rights held by the corporation, and for which other shareholders do not possess the right to participate in significant management decisions. They also include the corporation's share of the undivided interest in upstream assets and liabilities. Additionally, the corporation consolidates certain affiliates in which it has less than a majority ownership, because of guarantees or other arrangements that create majority economic interests in these affiliates which are greater than the corporation's voting interests.

        Amounts representing the corporation's percentage interest in the underlying net assets of other significant subsidiaries and less than majority owned companies in which a significant equity ownership interest is held, are included in "Investments and advances"; the corporation's share of the net income of these companies is included in the consolidated statement of income caption "Income from equity affiliates." The corporation's share of the cumulative foreign exchange translation adjustment for equity method investments is reported in consolidated shareholder's equity. Evidence of loss in value that might indicate impairment, similar to that used for consolidated assets, occurring within companies accounted for on the equity method is assessed to determine if such evidence represents a long term reduction in value of the corporation's investment.

Revenue Recognition.    The corporation generally sells crude oil, natural gas and petroleum and chemical products under short-term agreements at prevailing market prices. In some cases (e.g., natural gas), products may be sold under long-term agreements, with periodic price adjustments. In all cases, revenues are recognized when the products are delivered, which occurs when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable and collectibility is reasonably assured.

        Revenues from the production of natural gas properties in which the corporation has an interest with the other producers are recognized on the basis of the company's net working interest. Differences between actual production and net working interest volumes are not significant.

Derivative Instruments.    The corporation makes limited use of derivatives. Derivative instruments are not held for trading purposes nor do they have leverage features. When the corporation does enter into derivative transactions, it is to offset exposures associated with interest rates, foreign currency exchange rates and hydrocarbon prices. The gains and losses resulting from the changes in fair value of these instruments are recorded in income, except when the instruments are designated as hedging the currency exposure of net investments in foreign subsidiaries, in which case they are recorded in the cumulative foreign exchange translation account, as part of shareholders' equity.

        The gains and losses on derivative instruments that are designated as fair value hedges (i.e., those hedging the exposure to changes in the fair value of an asset or a liability or the changes in the fair value of a firm commitment) are offset by the gains and losses from the changes in fair value of the hedged items, which are also recognized in income. Most of these designated hedges are entered into at the same time that the hedged items are transacted, they are fully effective and in combination with the offsetting hedged items, they result in no net impact on income. In some situations, the corporation has chosen not to designate certain immaterial derivatives used for hedging economic exposure as hedges for accounting purposes due to the excessive administrative effort that would be required to account for these items as hedging transactions. These derivatives are recorded on the balance sheet at fair value and the gains and losses arising from changes in fair value are recognized in income. All derivatives activity is immaterial.

Inventories.    Crude oil, products and merchandise inventories are carried at the lower of current market value or cost (generally determined under the last-in, first-out method – LIFO). Inventory costs include expenditures and other charges (including depreciation) directly and indirectly incurred in bringing the inventory to its existing condition and location. Selling expenses and general and administrative expenses are reported as period costs and excluded from inventory cost. Inventories of materials and supplies are valued at cost or less.

        Crude oil, products and merchandise as of year-end 2003 and 2002 consist of the following:

	2003	2002
	(billions of dollars)
Petroleum products	$3.2	$2.9
Crude oil	2.2	1.9
Chemical products	1.9	1.7
Gas/other	0.4	0.3

Total	$7.7	$6.8

Property, Plant and Equipment.    Depreciation, depletion and amortization, based on cost less estimated salvage value of the asset, are primarily determined under either the unit-of-production method or the straight-line method, which is based on estimated asset service life taking obsolescence into consideration. Maintenance and repairs, including planned major maintenance, are expensed as incurred. Major renewals and improvements are capitalized and the assets replaced are retired.

        The corporation uses the "successful efforts" method to account for its exploration and production activities. Under this method, costs are accumulated on a field-by-field basis with certain exploratory

A25

expenditures and exploratory dry holes being expensed as incurred. Costs of productive wells and development dry holes are capitalized and amortized on the unit-of-production method for each field.

        The corporation continues to carry as an asset the cost of drilling exploratory wells that find sufficient quantities of reserves to justify their completion as producing wells if the required capital expenditure is made and drilling of additional exploratory wells is under way or firmly planned for the near future. Once exploration activities demonstrate that sufficient quantities of commercially producible reserves have been discovered, continued capitalization is dependent on project reviews, which take place at least annually, to ensure that satisfactory progress toward ultimate development of the reserves is being achieved. Exploratory well costs not meeting these criteria are charged to expense.

        Acquisition costs of proved properties are amortized using a unit-of-production method, computed on the basis of total proved oil and gas reserves. Significant unproved properties are assessed for impairment individually and valuation allowances against the capitalized costs are recorded based on the estimated economic chance of success and the length of time that the corporation expects to hold the properties. The cost of properties that are not individually significant are aggregated by groups and amortized over the average holding period of the properties of the groups. The valuation allowances are reviewed at least annually. Other exploratory expenditures, including geophysical costs, other dry hole costs and annual lease rentals, are expensed as incurred.

        Unit-of-production depreciation is applied to property, plant and equipment, including capitalized exploratory drilling and development costs, associated with productive depletable extractive properties, all in the upstream segment. Unit-of-production rates are based on proved developed reserves, which are oil, gas and other mineral reserves estimated to be recoverable from existing facilities using current operating methods. Additional oil and gas to be obtained through the application of improved recovery techniques is included when, or to the extent that, the requisite commercial-scale facilities have been installed and the required wells have been drilled.

        Under the unit-of-production method, oil and gas volumes are considered produced once they have been measured through meters at custody transfer or sales transaction points at the outlet valve on the lease or field storage tank.

        Production costs are expensed as incurred. Production involves lifting the oil and gas to the surface and gathering, treating, field processing and field storage of the oil and gas. The production function normally terminates at the outlet valve on the lease or field production storage tank. Production costs are those incurred to operate and maintain the corporation's wells and related equipment and facilities. They become part of the cost of oil and gas produced. These costs, sometimes referred to as lifting costs, include such items as labor costs to operate the wells and related equipment; repair and maintenance costs on the wells and equipment; materials, supplies and energy costs required to operate the wells and related equipment; and administrative expenses related to the production activity.

        Gains on sales of proved and unproved properties are only recognized when there is no uncertainty about the recovery of costs applicable to any interest retained or where there is no substantial obligation for future performance by the corporation. Losses on properties sold are recognized when incurred or when the properties are held for sale and the fair value of the properties is less than the carrying value.

        Proved oil and gas properties held and used by the corporation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets.

        The corporation estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. Cash flows used in impairment evaluations are developed using annually updated corporate plan investment evaluation assumptions for crude oil commodity prices and foreign currency exchange rates. Annual volumes are based on individual field production profiles which are also updated annually. Prices for natural gas and other products sold under contract are based on corporate plan assumptions developed annually by major region/contract and also for investment evaluation purposes. Cash flow estimates for impairment testing exclude derivative instruments.

        Impairment analyses are generally based on proved reserves. Where probable reserves exist, an appropriately risk-adjusted amount of these reserves may be included in the impairment evaluation. Impairments are measured by the amount the carrying value exceeds the fair value.

Asset Retirement Obligations and Environmental Costs.    The corporation incurs retirement obligations for its upstream assets. The fair values of these obligations are recorded as liabilities on a discounted basis, which is typically at the time the assets are installed. The costs associated with these liabilities are capitalized as part of the related assets and depreciated as the reserves are produced. Over time, the liabilities are accreted for the change in present value. Asset retirement obligations are not recorded for downstream and chemicals facilities, because such potential obligations cannot be measured since it is not possible to estimate the settlement dates.

        Liabilities for environmental costs are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. These liabilities are not reduced by possible recoveries from third parties, and projected cash expenditures are not discounted.

Foreign Currency Translation.    The "functional currency" for translating the accounts of the majority of downstream and chemicals operations outside the U.S. is the local currency. Local currency is also used for upstream operations that are relatively self-contained and integrated within a particular country, such as in Canada, the United Kingdom, Norway and continental Europe. The U.S. dollar is used for operations in highly inflationary economies, in Singapore which is predominantly export oriented, and for some upstream operations, primarily in Malaysia, Indonesia, Angola, Nigeria, Equatorial Guinea and the Middle East countries. For all operations, gains or losses on remeasuring foreign currency transactions into functional currency are included in income.

Stock Option Accounting.    Effective January 1, 2003, the corporation adopted for all employee stock-based awards granted after that date, the recognition provisions of Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation." In accordance with FAS 123, compensation expense

A26

for awards granted on or after January 1, 2003 will be measured by the fair value of the award at the date of grant and recognized over the vesting period. The fair value of awards in the form of restricted stock is the market price of the stock. The fair value of awards in the form of stock options is estimated using an option-pricing model.

        As permitted by FAS 123, the corporation has retained its prior method of accounting for stock-based awards granted before January 1, 2003. Under this method, compensation expense for awards granted in the form of stock options is measured at the intrinsic value of the options (the difference between the market price of stock and the exercise price of the options) on the date of grant. Since these two prices are the same on the date of grant, no compensation expense was recognized in income for these awards. Additionally, compensation expense for awards granted in the form of restricted stock is based on the price of the stock when it is granted and is recognized over the vesting period, which is the same method of accounting as under FAS 123.

        If the provisions of FAS 123 had been adopted for all prior years, the impact on compensation expense, net income, and net income per share would have been as follows:

	2003	2002	2001
	(millions of dollars)
Net income, as reported	$21,510	$11,460	$15,320
Add: Stock-based compensation, net of tax included in reported net income	86	19	8
Deduct: Stock-based compensation, net of tax determined under fair value based method	(93)	(180)	(293)

Pro forma net income	$21,503	$11,299	$15,035

	(dollars per share)
Net income per share:
Basic – as reported	$3.24	$1.69	$2.23
Basic – pro forma	3.24	1.67	2.19
Diluted – as reported	3.23	1.68	2.21
Diluted – pro forma	3.23	1.66	2.17

        The pro forma amounts that would have been reported if FAS 123 had been in effect for all years are based on the fair value of stock-based awards granted for each of those years and recognized over the vesting period. In 2003 and 2002, the stock-based awards were in the form of restricted common stock and restricted stock units, and the fair value is based on the price of the stock at the date of grant, which was $36.11 and $34.64 in 2003 and 2002, respectively. No stock option awards were made in 2003 and 2002. In 2001, the stock-based awards were primarily stock options and the fair values were estimated using an option-pricing model. The average fair value for each stock option granted during 2001 was $6.89. The weighted average assumptions used to determine this amount for 2001 were: risk-free interest rate of 4.6 percent, expected life of 6 years, volatility of 16 percent and a dividend yield of 2.5 percent.

2.     Accounting Change

        As of January 1, 2003, the corporation adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 143 (FAS 143), "Accounting for Asset Retirement Obligations." The primary impact of FAS 143 is to change the method of accruing for upstream site restoration costs. Asset retirement obligations are not recorded for downstream and chemicals facilities because such potential obligations cannot be measured since it is not possible to estimate the settlement dates.

        Upstream costs were previously accrued ratably over the productive lives of the assets in accordance with Statement of Financial Accounting Standards No. 19 (FAS 19), "Financial Accounting and Reporting by Oil and Gas Producing Companies." At the end of 2002, the cumulative amount accrued under FAS 19 was approximately $3.5 billion. Under FAS 143, the fair values of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the assets are installed. Amounts recorded for the related assets will be increased by the amount of these obligations. Over time the liabilities will be accreted for the change in their present value and the initial capitalized costs will be depreciated over the useful lives of the related assets.

        The cumulative adjustment for the change in accounting principle reported in the first quarter of 2003 was after-tax income of $550 million (net of $442 million of income tax effects, including ExxonMobil's share of related equity company income taxes of $51 million), or $0.08 per common share. The effect of this accounting change on the balance sheet was a $0.3 billion increase to property, plant and equipment, a $0.6 billion reduction to the accrued liability and a $0.4 billion increase in deferred income tax liabilities.

        This adjustment is due to the difference in the method of accruing site restoration costs under FAS 143 compared with the method required by FAS 19, the accounting standard that the corporation has been required to follow since 1978. Under FAS 19, site restoration costs were accrued on a unit-of-production basis of accounting as the oil and gas is produced. The FAS 19 method matches the accruals with the revenues generated from production and results in most of the costs being accrued early in field life, when production is at the highest level. Because FAS 143 requires accretion of the liability as a result of the passage of time using an interest method of allocation, the majority of the costs will be accrued toward the end of field life, when production is at the lowest level. The cumulative income adjustment described above resulted from reversing the higher liability accumulated under FAS 19 in order to adjust it to the lower present value amount resulting from transition to FAS 143. This amount being reversed in transition, which was previously charged to operating earnings under FAS 19, will again be charged to those earnings under FAS 143 in future years.

        If FAS 143 had been in effect in 2002, net income that would have been reported would not have been materially different from the net income that was reported under FAS 19. The effect of FAS 143 on net income in the current year period is also not material.

3.     Discontinued Operations and Extraordinary Item

        In 2002, the copper business in Chile and the coal operations in Colombia were sold. Earnings of these businesses are reported as discontinued operations for all years presented in the consolidated statement of income. Income taxes related to discontinued operations were: 2002 – $41 million and 2001 – $47 million. Included in discontinued operations for 2002 are gains on the dispositions of $400 million, net of tax. The assets that were sold were primarily property, plant and

A27

equipment in the amount of $1.3 billion. Revenues of these operations were not material. These businesses were historically reported in the "All Other" column in the segment disclosures located in note 19 on pages A44 and A45.

        Net income for 2001 included net after-tax gains from asset management activities in the chemicals segment and regulatory required asset divestitures in the amount of $215 million (including an income tax credit of $21 million), or $0.03 per common share. These net after-tax gains were reported as extraordinary items according to accounting requirements for business combinations accounted for as pooling of interests.

4.     Merger Expenses and Reorganization Reserves

        In association with the merger between Exxon and Mobil, $410 million pre-tax ($275 million after-tax) and $748 million pre-tax ($525 million after-tax) of costs were recorded as merger-related expenses in 2002 and 2001, respectively. Cumulative charges for the period 1999 to 2002 of $3,189 million included separation expenses of approximately $1,460 million related to workforce reductions (approximately 8,200 employees at year-end 2002), plus implementation costs and merger closing costs. Reflecting the completion of merger-related activities, merger expenses were not reported in 2003.

        The separation reserve balance at year-end 2003 of approximately $48 million is expected to be expended mainly in 2004.

        The following table summarizes the activity in the reorganization reserves. The 2001 opening balance represents accruals for provisions taken in prior years.

	Opening Balance	Additions	Deductions	Balance at Year End
	(millions of dollars)
2001	$339	$187	$329	$197
2002	197	93	189	101
2003	101	—	53	48

5.     Miscellaneous Financial Information

        Research and development costs totaled $618 million in 2003, $631 million in 2002 and $603 million in 2001.

        Net income included aggregate foreign exchange transaction gains of $11 million in 2003, and losses of $106 million in 2002 and $142 million in 2001.

        In 2003, 2002 and 2001, net income included gains of $255 million, $159 million and $238 million, respectively, attributable to the combined effects of LIFO inventory accumulations and draw-downs. The aggregate replacement cost of inventories was estimated to exceed their LIFO carrying values by $6.8 billion and $6.8 billion at December 31, 2003 and 2002, respectively.

6.     Cash Flow Information

        The consolidated statement of cash flows provides information about changes in cash and cash equivalents. Highly liquid investments with maturities of three months or less when acquired are classified as cash equivalents.

        In 2003, ExxonMobil completed a divestment of interests in shares of Ruhrgas AG, a German gas transmission company. These shares were held in part by BEB Erdgas und Erdoel GmbH (BEB), an investment accounted for by the equity method, and in part by a consolidated affiliate in Germany. In 2002, cash in the amount of $1,466 million was received from BEB, an equity company, and included in cash flows from operating activities (see Ruhrgas transaction line on Statement of Cash Flows, page A24). This cash from BEB was a loan and was part of a restructuring that enabled BEB to transfer its holdings in Ruhrgas AG provided regulatory approval was received. No income was recorded in 2002.

        In 2003, upon receipt of regulatory approvals, the Ruhrgas AG shares held by BEB were transferred, cash was received for the shares held by the consolidated affiliate and a one-time gain of $1,700 million after tax was recognized in net income. The $2,240 million reduction in 2003 cash flow from operating activities reflects the pre-tax gains from the transaction. The cash generated from these gains for the BEB portion of the transaction was reported in 2002. For the shares held by the consolidated affiliate, the cash received was reported in cash flows from investing activities in 2003.

        Cash payments for interest were: 2003 – $429 million, 2002 – $437 million and 2001 – $562 million. Cash payments for income taxes were: 2003 – $8,149 million, 2002 – $6,106 million and 2001 – $9,855 million.

7.     Additional Working Capital Information

	Dec. 31 2003	Dec. 31 2002
	(millions of dollars)
Notes and accounts receivable
Trade, less reserves of $358 million and $314 million	$16,766	$15,317
Other, less reserves of $38 million and $39 million	7,543	5,846

Total	$24,309	$21,163

Notes and loans payable
Bank loans	$972	$987
Commercial paper	1,579	1,870
Long-term debt due within one year	1,903	884
Other	335	352

Total	$4,789	$4,093

Accounts payable and accrued liabilities
Trade payables	$15,334	$13,792
Payables to equity companies	1,584	1,192
Accrued taxes other than income taxes	5,374	4,628
Other	6,153	5,574

Total	$28,445	$25,186

        On December 31, 2003, unused credit lines for short-term financing totaled approximately $4.3 billion. Of this total, $2.6 billion support commercial paper programs under terms negotiated when drawn. The weighted average interest rate on short-term borrowings outstanding at December 31, 2003 and 2002 was 2.9 percent and 2.8 percent, respectively.

A28

8.     Equity Company Information

        The summarized financial information below includes amounts related to certain less than majority owned companies and majority owned subsidiaries where minority shareholders possess the right to participate in significant management decisions (see note 1). These companies are primarily engaged in crude production, natural gas marketing and refining operations in North America; natural gas production, natural gas distribution, and downstream operations in Europe; crude production in Kazakhstan and Abu Dhabi and LNG operations in Qatar. Also included are several power generation, petrochemical/lubes manufacturing and chemical ventures. The corporation's ownership in these ventures is in the form of shares in corporate joint ventures as well as interests in partnerships. The share of total revenues in the table below representing sales to ExxonMobil consolidated companies was 18 percent, 19 percent and 19 percent, respectively, in the years 2003, 2002 and 2001.

	2003		2002		2001
Equity Company Financial Summary	Total	ExxonMobil Share	Total	ExxonMobil Share	Total	ExxonMobil Share
	(millions of dollars)
Total revenues	$63,651	$23,667	$47,204	$17,230	$47,072	$17,520

Income before income taxes	$11,432	$5,356	$6,028	$2,844	$6,952	$2,922
Less: Related income taxes	(1,871)	(983)	(1,461)	(778)	(1,562)	(748)

Income from operations	$9,561	$4,373	$4,567	$2,066	$5,390	$2,174
Cumulative effect of accounting change, net of income tax	74	35	—	—	—	—

Net income	$9,635	$4,408	$4,567	$2,066	$5,390	$2,174

Current assets	$19,334	$7,386	$20,162	$7,658	$18,992	$7,369
Property, plant and equipment, less accumulated depreciation	40,895	15,034	39,351	14,254	36,565	13,135
Other long-term assets	5,820	2,694	5,524	2,614	5,127	2,284

Total assets	$66,049	$25,114	$65,037	$24,526	$60,684	$22,788

Short-term debt	$3,402	$1,336	$3,561	$1,443	$3,142	$1,232
Other current liabilities	13,394	5,112	15,529	5,991	16,218	6,349
Long-term debt	7,997	2,815	9,236	3,352	10,496	3,950
Other long-term liabilities	6,738	3,215	8,248	3,881	6,253	2,862
Advances from shareholders	11,092	3,091	10,721	2,927	8,443	2,179

Net assets	$23,426	$9,545	$17,742	$6,932	$16,132	$6,216

        In December 2003, the Financial Accounting Standards Board issued a revised Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities," replacing the original interpretation issued in January 2003. FIN 46 provides guidance on when certain entities should be consolidated or the interests in those entities should be disclosed by enterprises that do not control them through majority voting interest. Under FIN 46, entities are required to be consolidated by enterprises that lack majority voting interest when equity investors of those entities have insignificant capital at risk or they lack voting rights, the obligation to absorb expected losses, or the right to receive expected returns. Entities identified with these characteristics are called variable interest entities and the interests that enterprises have in these entities are called variable interests. These interests can derive from certain guarantees, leases, loans or other arrangements that result in risks and rewards that are disproportionate to the voting interests in the entities.

        The provisions of FIN 46 must be immediately applied for variable interest entities created after January 31, 2003 and for variable interests in entities commonly referred to as "special purpose entities." For all other variable interest entities, implementation is required by March 31, 2004.

        There have been no variable interest entities created after January 31, 2003 in which the corporation has an interest. The corporation identified three operating entities in which the corporation has variable interests primarily through lease commitments and certain guarantees extended by the corporation. The corporation chose to implement FIN 46 in the fourth quarter 2003 by consolidating these entities, which were previously accounted for under the equity method. There was no effect on net income, because the corporation was already recording its share of net income of these entities. The impact to the balance sheet was to increase both assets and liabilities by about $500 million. However, there was no change to the calculation of return on average capital employed, because the corporation already includes its share of equity company debt in the determination of average capital employed.

A29

9.     Investments and Advances

	Dec. 31 2003	Dec. 31 2002
	(millions of dollars)
Companies carried at equity in underlying assets
Investments	$9,545	$6,932
Advances	3,091	2,927

	$12,636	$9,859
Companies carried at cost or less and stock investments carried at fair value	1,795	1,088

	$14,431	$10,947
Long-term receivables and miscellaneous investments at cost or less	1,104	1,164

Total	$15,535	$12,111

10.   Property, Plant and Equipment and Asset Retirement Obligations

	Dec. 31, 2003		Dec. 31, 2002
Property, Plant and Equipment
	Cost	Net	Cost	Net
	(millions of dollars)
Upstream	$138,701	$58,727	$122,210	$51,696
Downstream	59,939	29,566	54,032	26,920
Chemicals	20,623	10,115	19,138	9,909
Other	10,052	6,557	9,580	6,415

Total	$229,315	$104,965	$204,960	$94,940

In the upstream segment, depreciation is on a unit-of-production basis and so depreciable life will vary by field. In the downstream segment, investments in refinery and lubes basestock manufacturing facilities are generally depreciated on a straight-line basis over a 25-year life and service station buildings and fixed improvements over a 20-year life. In the chemicals segment, investments in process equipment are generally depreciated on a straight-line basis over a 20-year life.

        Accumulated depreciation and depletion totaled $124,350 million at the end of 2003 and $110,020 million at the end of 2002. Interest capitalized in 2003, 2002 and 2001 was $490 million, $426 million and $518 million, respectively.

Mineral Interests

        Statements of Financial Accounting Standards No. 141 (FAS 141), "Business Combinations," and No. 142 (FAS 142), "Goodwill and Other Intangible Assets," were issued by the Financial Accounting Standards Board (FASB) in June 2001 and became effective for the corporation on July 1, 2001 and January 1, 2002, respectively. Currently, the Emerging Issues Task Force (EITF) is considering the issue of whether FAS 141 and 142 require interests held under oil, gas and mineral leases to be separately classified as intangible assets on the balance sheets of companies in the extractive industries. If such interests were deemed to be intangible assets by the EITF, mineral rights to extract oil and gas for both undeveloped and developed leaseholds would be classified separately from oil and gas properties as intangible assets on the corporation's balance sheet. Historically the corporation has capitalized the cost of oil and gas leasehold interests in accordance with statement of Financial Accounting Standard No. 19 (FAS 19), "Financial Accounting and Reporting by Oil and Gas Producing Companies." Also, consistent with industry practice, the corporation has reported these assets as part of tangible oil and gas property, plant and equipment.

        This interpretation of FAS 141 and 142 would only affect the classification of oil and gas leaseholds on the corporation's balance sheet, and would not affect total assets, net worth or cash flows. The corporation's results of operations would not be affected, since these leasehold costs would continue to be amortized in accordance with FAS 19. The amount that is subject to reclassification as of December 31, 2003 was $4.5 billion, and as of December 31, 2002 was $4.6 billion.

        The following table summarizes the activity in the liability for asset retirement obligations:

Asset Retirement Obligations	2003
(millions of dollars)
Beginning balance	$3,454
Cumulative effect of accounting change	(622)
Accretion expense and other provisions	174
Payments made	(113)
Liabilities incurred	253
Foreign currency translation/other	294

Ending balance	$3,440

Cumulative Effect of Accounting Change	2003
(millions of dollars)
Increase in net PP&E	$284
Decrease in ARO liability	622
Increase in deferred tax liability	(391)
Increase in investments in equity companies	35

Total after-tax earnings	$550

A30

11.   Leased Facilities

        At December 31, 2003, the corporation and its consolidated subsidiaries held noncancelable operating charters and leases covering drilling equipment, tankers, service stations and other properties with minimum lease commitments as indicated in the table.

        Net rental expenditures for 2003, 2002 and 2001 totaled $2,298 million, $2,322 million and $2,454 million, respectively, after being reduced by related rental income of $141 million, $140 million and $199 million, respectively. Minimum rental expenditures totaled $2,319 million in 2003, $2,378 million in 2002 and $2,562 million in 2001.

	Minimum Commitment	Related Rental Income
	(millions of dollars)
2004	$1,299	$51
2005	988	37
2006	732	32
2007	539	29
2008	471	19
2009 and beyond	2,160	110

Total	$6,189	$278

12.   Employee Stock Ownership Plans

        In 1989, the Exxon and Mobil employee stock ownership plan trusts borrowed $1,000 million and $800 million, respectively, to finance the purchase of shares of Exxon and Mobil stock. The trusts were merged in late 1999 to create the ExxonMobil leveraged employee stock ownership trust (ExxonMobil ESOP). The ExxonMobil ESOP is a constituent part of the ExxonMobil Savings Plan, which, effective February 8, 2002, is an employee stock ownership plan in its entirety.

        Employees eligible to participate in the ExxonMobil Savings Plan may elect to participate in the ExxonMobil ESOP. Corporate contributions to the plan and dividends were used to make principal and interest payments on the ExxonMobil ESOP notes ($65 million outstanding as of December 31, 2002, which was fully repaid in 2003). As corporate contributions and dividends were credited, common shares were allocated to participants' plan accounts. The corporation's contribution to the ExxonMobil ESOP, representing the amount by which debt service exceeded dividends on shares held by the ExxonMobil ESOP, was $59 million, $86 million and $58 million in 2003, 2002 and 2001, respectively.

        Accounting for the plans has followed the principles that were in effect for the respective plans when they were established. During the time that the guaranteed ESOP borrowing was outstanding, the borrowing was included in ExxonMobil's debt. The future compensation to be earned by employees was classified in Shareholders' Equity. No guaranteed debt was outstanding at year-end 2003 and there was no future compensation classified in Shareholders' Equity as all compensation was earned. Expense, net of the dividends used for debt service, was recognized as the debt was repaid and shares were earned by employees. The amount of compensation expense related to the plans and recorded by the corporation during the periods was $32 million in 2003, $122 million in 2002 and $83 million in 2001.

A31

13.   Capital

        On May 30, 2001, the company's Board of Directors approved a two-for-one stock split of common stock for shareholders of record on June 20, 2001. The authorized common stock was increased from 4.5 billion shares without par value to 9 billion shares without par value, and the issued shares were split on a two-for-one basis on June 20, 2001.

        In 1989, $1,800 million of benefit related balances were recorded as debt and as a reduction to shareholders' equity, representing Exxon and Mobil guaranteed borrowings by the Exxon ESOP to purchase Exxon Class A Preferred Stock and the Mobil ESOP to purchase Mobil Class B Preferred Stock. All preferred shares were converted to ExxonMobil common stock by year-end 1999. As common shares were earned by employees and the debt was repaid, the benefit plan related balances were reduced. No guaranteed debt was outstanding at year-end 2003 and there was no future compensation classified in shareholders' equity as all compensation was earned.

        The table below summarizes the earnings per share calculations.

	2003	2002	2001
Net income per common share
Income from continuing operations (millions of dollars)	$20,960	$11,011	$15,003
Weighted average number of common shares outstanding (millions of shares)	6,634	6,753	6,868
Net income per common share (dollars)
Income from continuing operations	$3.16	$1.62	$2.19
Discontinued operations, net of income tax	—	0.07	0.01
Extraordinary gain, net of income tax	—	—	0.03
Cumulative effect of accounting change, net of income tax	0.08	—	—

Net income	$3.24	$1.69	$2.23

Net income per common share – assuming dilution
Income from continuing operations (millions of dollars)	$20,960	$11,011	$15,003
Adjustment for assumed dilution	—	—	(4)

Income available to common shares	$20,960	$11,011	$14,999

Weighted average number of common shares outstanding (millions of shares)	6,634	6,753	6,868
Effect of employee stock-based awards	28	50	73

Weighted average number of common shares outstanding – assuming dilution	6,662	6,803	6,941

Net income per common share (dollars)
Income from continuing operations	$3.15	$1.61	$2.17
Discontinued operations, net of income tax	—	0.07	0.01
Extraordinary gain, net of income tax	—	—	0.03
Cumulative effect of accounting change, net of income tax	0.08	—	—

Net income	$3.23	$1.68	$2.21

Dividends paid per common share (dollars)	$0.98	$0.92	$0.91

A32

14. Financial Instruments and Derivatives

        The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Long-term debt is the only category of financial instruments whose fair value differs materially from the recorded book value. The estimated fair value of total long-term debt, including capitalized lease obligations, at December 31, 2003 and 2002, was $5.6 billion and $7.8 billion, respectively, as compared to recorded book values of $4.8 billion and $6.7 billion.

        The corporation's size, geographic diversity and the complementary nature of the upstream, downstream and chemicals businesses mitigate the corporation's risk from changes in interest rates, currency rates and commodity prices. The corporation relies on these operating attributes and strengths to reduce enterprise-wide risk. As a result, the corporation makes limited use of derivatives to offset exposures arising from existing transactions.

        The corporation does not trade in derivatives nor does it use derivatives with leveraged features. The corporation maintains a system of controls that includes a policy covering the authorization, reporting and monitoring of derivative activity. The corporation's derivative activities pose no material credit or market risks to ExxonMobil's operations, financial condition or liquidity. Interest rate, foreign exchange rate and commodity price exposures arising from derivative contracts undertaken in accordance with the corporation's policies have not been significant.

        The fair value of derivatives outstanding and recorded on the balance sheet was a net payable of $17 million and a net receivable of $20 million at year-end 2003 and 2002, respectively. This is the amount that the corporation would have paid to or received from third parties if these derivatives had been settled. These derivative fair values were substantially offset by the fair values of the underlying exposures being hedged. The corporation recognized a gain of $4 million, a loss of $35 million and a gain of $23 million related to derivative activity during 2003, 2002 and 2001, respectively. The gains/losses included the offsetting amounts from the changes in fair value of the items being hedged by the derivatives.

15. Long-Term Debt

        At December 31, 2003, long-term debt consisted of $4,333 million due in U.S. dollars and $423 million representing the U.S. dollar equivalent at year-end exchange rates of amounts payable in foreign currencies. These amounts exclude that portion of long-term debt, totaling $1,903 million, which matures within one year and is included in current liabilities. The amounts of long-term debt maturing, together with sinking fund payments required, in each of the four years after December 31, 2004, in millions of dollars, are: 2005—$363, 2006—$136, 2007—$104 and 2008—$274. Certain of the borrowings described may from time to time be assigned to other ExxonMobil affiliates. At December 31, 2003, the corporation's unused long-term credit lines were not material.

        There was no outstanding balance of defeased debt at year-end 2003. Summarized long-term borrowings at year-end 2003 and 2002 were as shown in the adjacent table:

	2003	2002
	(millions of dollars)
Exxon Mobil Corporation
Guaranteed zero coupon notes due 2004
– Net of unamortized discount	$—	$933
Exxon Capital Corporation (1)
6.0% Guaranteed notes due 2005	106	106
6.125% Guaranteed notes due 2008	160	160
SeaRiver Maritime Financial Holdings, Inc. (1)
Guaranteed debt securities due 2005-2011 (2)	85	95
Guaranteed deferred interest debentures due 2012
– Face value net of unamortized discount plus accrued interest	1,121	1,006
Imperial Oil Limited
Variable rate notes due 2004 (3)	—	600
Variable rate Canadian dollar notes due 2004 (4)	—	317
ExxonMobil Canada Ltd.
5.0% U.S. dollar Eurobonds due 2004	—	255
Mobil Producing Nigeria Unlimited
8.625% notes due 2006	63	104
Mobil Corporation
8.625% debentures due 2021	248	248
7.625% debentures due 2033	—	204
Industrial revenue bonds due 2007-2033 (5)	1,688	1,530
Other U.S. dollar obligations (6)	640	507
Other foreign currency obligations	275	296
Capitalized lease obligations (7)	370	294

Total long-term debt	$4,756	$6,655

(1)
Additional information is provided for these subsidiaries on pages A34 to A38.
(2)
Average effective interest rate of 1.2% in 2003 and 1.8% in 2002.
(3)
Average effective interest rate of 1.9% in 2002.
(4)
Average effective interest rate of 2.8% in 2002.
(5)
Average effective interest rate of 1.7% in 2003 and 1.8% in 2002.
(6)
Average effective interest rate of 6.3% in 2003 and 5.7% in 2002.
(7)
Average imputed interest rate of 7.0% in 2003 and 6.4% in 2002.

A33

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

ExxonMobil Corporation has fully and unconditionally guaranteed the 6.0% notes due 2005 ($106 million of long-term debt at year-end 2003) and the 6.125% notes due 2008 ($160 million) of Exxon Capital Corporation and the deferred interest debentures due 2012 ($1,121 million) and the debt securities due 2005-2011 ($85 million long-term and $10 million short-term) of SeaRiver Maritime Financial Holdings, Inc. Exxon Capital Corporation and SeaRiver Maritime Financial Holdings, Inc. are 100 percent owned subsidiaries of Exxon Mobil Corporation.

        The following condensed consolidating financial information is provided for Exxon Mobil Corporation, as guarantor, and for Exxon Capital Corporation and SeaRiver Maritime Financial Holdings, Inc., as issuers, as an alternative to providing separate financial statements for the issuers. The accounts of Exxon Mobil Corporation, Exxon Capital Corporation and SeaRiver Maritime Financial Holdings, Inc. are presented utilizing the equity method of accounting for investments in subsidiaries.

	Exxon Mobil Corporation Parent Guarantor	Exxon Capital Corporation	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of income for twelve months ended December 31, 2003
Revenues and other income
Sales and other operating revenue, including excise taxes	$11,328	$—	$—	$225,726	$—	$237,054
Income from equity affiliates	18,163	—	1	4,363	(18,154)	4,373
Other income	3,229	—	—	2,082	—	5,311
Intercompany revenue	17,918	33	19	142,930	(160,900)	—

Total revenues and other income	50,638	33	20	375,101	(179,054)	246,738

Costs and other deductions
Crude oil and product purchases	17,342	—	—	240,908	(150,592)	107,658
Production and manufacturing expenses	6,492	2	1	19,691	(4,926)	21,260
Selling, general and administrative expenses	2,037	2	—	11,526	(169)	13,396
Depreciation and depletion	1,535	5	2	7,505	—	9,047
Exploration expenses, including dry holes	247	—	—	763	—	1,010
Merger related expenses	—	—	—	—	—	—
Interest expense	648	21	121	4,629	(5,212)	207
Excise taxes	1	—	—	23,854	—	23,855
Other taxes and duties	9	—	—	37,636	—	37,645
Income applicable to minority and preferred interests	—	—	—	694	—	694

Total costs and other deductions	28,311	30	124	347,206	(160,899)	214,772

Income before income taxes	22,327	3	(104)	27,895	(18,155)	31,966
Income taxes	1,367	(1)	(37)	9,677	—	11,006

Income from continuing operations	20,960	4	(67)	18,218	(18,155)	20,960
Discontinued operations, net of income tax	—	—	—	—	—	—
Extraordinary gain, net of income tax	—	—	—	—	—	—
Accounting change, net of income tax	550	—	—	481	(481)	550

Net income	$21,510	$4	$(67)	$18,699	$(18,636)	$21,510

A34

	Exxon Mobil Corporation Parent Guarantor	Exxon Capital Corporation	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of income for twelve months ended December 31, 2002
Revenues and other income
Sales and other operating revenue, including excise taxes	$8,711	$—	$—	$192,238	$—	$200,949
Income from equity affiliates	10,177	—	(16)	2,048	(10,143)	2,066
Other income	580	5	—	906	—	1,491
Intercompany revenue	15,711	41	27	120,836	(136,615)	—

Total revenues and other income	35,179	46	11	316,028	(146,758)	204,506

Costs and other deductions
Crude oil and product purchases	14,687	—	—	207,709	(131,446)	90,950
Production and manufacturing expenses	5,312	2	1	16,839	(4,323)	17,831
Selling, general and administrative expenses	1,592	2	—	10,898	(136)	12,356
Depreciation and depletion	1,572	5	3	6,730	—	8,310
Exploration expenses, including dry holes	147	—	—	773	—	920
Merger related expenses	70	—	—	356	(16)	410
Interest expense	655	22	112	4,634	(5,025)	398
Excise taxes	—	—	—	22,040	—	22,040
Other taxes and duties	12	—	—	33,560	—	33,572
Income applicable to minority and preferred interests	—	—	—	209	—	209

Total costs and other deductions	24,047	31	116	303,748	(140,946)	186,996

Income before income taxes	11,132	15	(105)	12,280	(5,812)	17,510
Income taxes	121	6	(31)	6,403	—	6,499

Income from continuing operations	11,011	9	(74)	5,877	(5,812)	11,011
Discontinued operations, net of income tax	449	—	—	456	(456)	449
Extraordinary gain, net of income tax	—	—	—	—	—	—
Accounting change, net of income tax	—	—	—	—	—	—

Net income	$11,460	$9	$(74)	$6,333	$(6,268)	$11,460

Condensed consolidated statement of income for twelve months ended December 31, 2001
Revenues and other income
Sales and other operating revenue, including excise taxes	$28,800	$—	$—	$179,915	$—	$208,715
Income from equity affiliates	13,094	—	32	2,145	(13,097)	2,174
Other income	333	—	—	1,563	—	1,896
Intercompany revenue	6,252	584	62	106,498	(113,396)	—

Total revenues and other income	48,479	584	94	290,121	(126,493)	212,785

Costs and other deductions
Crude oil and product purchases	19,483	—	—	174,455	(101,681)	92,257
Production and manufacturing expenses	5,696	3	1	17,192	(5,149)	17,743
Selling, general and administrative expenses	2,158	2	—	10,800	(62)	12,898
Depreciation and depletion	1,584	5	3	6,256	—	7,848
Exploration expenses, including dry holes	125	—	—	1,050	—	1,175
Merger related expenses	89	—	—	771	(112)	748
Interest expense	1,043	531	114	4,924	(6,319)	293
Excise taxes	1,957	—	—	19,950	—	21,907
Other taxes and duties	14	—	—	33,363	—	33,377
Income applicable to minority and preferred interests	—	—	—	569	—	569

Total costs and other deductions	32,149	541	118	269,330	(113,323)	188,815

Income before income taxes	16,330	43	(24)	20,791	(13,170)	23,970
Income taxes	1,327	15	(20)	7,645	—	8,967

Income from continuing operations	15,003	28	(4)	13,146	(13,170)	15,003
Discontinued operations, net of income tax	102	—	—	108	(108)	102
Extraordinary gain, net of income tax	215	—	—	—	—	215
Accounting change, net of income tax	—	—	—	—	—	—

Net income	$15,320	$28	$(4)	$13,254	$(13,278)	$15,320

A35

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

	Exxon Mobil Corporation Parent Guarantor	Exxon Capital Corporation	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated balance sheet for year ended December 31, 2003
Cash and cash equivalents	$5,647	$—	$—	$4,979	$—	$10,626
Notes and accounts receivable – net	5,781	—	—	18,528	—	24,309
Inventories	1,027	—	—	7,930	—	8,957
Prepaid taxes and expenses	91	—	—	1,977	—	2,068

Total current assets	12,546	—	—	33,414	—	45,960
Investments and advances	126,568	—	401	357,104	(468,538)	15,535
Property, plant and equipment – net	16,733	98	1	88,133	—	104,965
Other long-term assets	1,714	—	105	5,999	—	7,818
Intercompany receivables	9,463	1,114	1,540	381,683	(393,800)	—

Total assets	$167,024	$1,212	$2,047	$866,333	$(862,338)	$174,278

Notes and loans payable	$1,104	$—	$10	$3,675	$—	$4,789
Accounts payable and accrued liabilities	3,538	6	—	24,901	—	28,445
Income taxes payable	1,457	—	—	3,695	—	5,152

Total current liabilities	6,099	6	10	32,271	—	38,386
Long-term debt	261	266	1,206	3,023	—	4,756
Deferred income tax liabilities	3,643	29	296	16,150	—	20,118
Other long-term liabilities	3,991	16	—	17,096	—	21,103
Intercompany payables	63,115	106	382	330,197	(393,800)	—

Total liabilities	77,109	423	1,894	398,737	(393,800)	84,363
Earnings reinvested	115,956	4	(241)	72,012	(71,775)	115,956
Other shareholders' equity	(26,041)	785	394	395,584	(396,763)	(26,041)

Total shareholders' equity	89,915	789	153	467,596	(468,538)	89,915

Total liabilities and shareholders' equity	$167,024	$1,212	$2,047	$866,333	$(862,338)	$174,278

Condensed consolidated balance sheet for year ended December 31, 2002
Cash and cash equivalents	$710	$—	$—	$6,519	$—	$7,229
Notes and accounts receivable – net	3,827	—	—	17,336	—	21,163
Inventories	964	—	—	7,104	—	8,068
Prepaid taxes and expenses	65	—	—	1,766	—	1,831

Total current assets	5,566	—	—	32,725	—	38,291
Investments and advances	101,694	—	400	336,061	(426,044)	12,111
Property, plant and equipment – net	16,922	104	3	77,911	—	94,940
Other long-term assets	2,421	—	121	4,760	—	7,302
Intercompany receivables	16,234	1,395	1,490	295,909	(315,028)	—

Total assets	$142,837	$1,499	$2,014	$747,366	$(741,072)	$152,644

Notes and loans payable	$—	$6	$10	$4,077	$—	$4,093
Accounts payable and accrued liabilities	2,844	6	—	22,336	—	25,186
Income taxes payable	916	1	—	2,979	—	3,896

Total current liabilities	3,760	13	10	29,392	—	33,175
Long-term debt	1,311	266	1,101	3,977	—	6,655
Deferred income tax liabilities	3,163	31	301	12,989	—	16,484
Other long-term liabilities	5,820	—	—	15,913	—	21,733
Intercompany payables	54,186	290	382	260,170	(315,028)	—

Total liabilities	68,240	600	1,794	322,441	(315,028)	78,047
Earnings reinvested	100,961	93	(174)	54,547	(54,466)	100,961
Other shareholders' equity	(26,364)	806	394	370,378	(371,578)	(26,364)

Total shareholders' equity	74,597	899	220	424,925	(426,044)	74,597

Total liabilities and shareholders' equity	$142,837	$1,499	$2,014	$747,366	$(741,072)	$152,644

A36

	Exxon Mobil Corporation Parent Guarantor	Exxon Capital Corporation	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of cash flows for twelve months ended December 31, 2003
Cash provided by/(used in) operating activities	$4,797	$23	$60	$24,945	$(1,327)	$28,498

Cash flows from investing activities
Additions to property, plant and equipment	(1,691)	—	—	(11,168)	—	(12,859)
Sales of long-term assets	238	—	—	2,052	—	2,290
Net intercompany investing	13,555	281	(50)	(13,523)	(263)	—
All other investing, net	—	—	—	(273)	—	(273)

Net cash provided by/(used in) investing activities	12,102	281	(50)	(22,912)	(263)	(10,842)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	—	842	—	842
Reductions in short- and long-term debt	—	—	—	(2,644)	—	(2,644)
Additions/(reductions) in debt with less than 90 day maturity	—	(6)	(10)	(306)	—	(322)
Cash dividends	(6,515)	(93)	—	(1,234)	1,327	(6,515)
Common stock acquired	(5,881)	—	—	—	—	(5,881)
Net intercompany financing activity	—	(184)	—	(58)	242	—
All other financing, net	434	(21)	—	(677)	21	(243)

Net cash provided by/(used in) financing activities	(11,962)	(304)	(10)	(4,077)	1,590	(14,763)

Effects of exchange rate changes on cash	—	—	—	504	—	504

Increase/(decrease) in cash and cash equivalents	$4,937	$—	$—	$(1,540)	$—	$3,397

Condensed consolidated statement of cash flows for twelve months ended December 31, 2002
Cash provided by/(used in) operating activities	$1,970	$17	$69	$19,905	$(693)	$21,268

Cash flows from investing activities
Additions to property, plant and equipment	(1,727)	—	—	(9,710)	—	(11,437)
Sales of long-term assets	168	—	—	2,625	—	2,793
Net intercompany investing	9,640	(30)	(59)	(9,646)	95	—
All other investing, net	—	—	—	(1,114)	—	(1,114)

Net cash provided by/(used in) investing activities	8,081	(30)	(59)	(17,845)	95	(9,758)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	—	1,147	—	1,147
Reductions in short- and long-term debt	—	—	(10)	(1,163)	—	(1,173)
Additions/(reductions) in debt with less than 90 day maturity	—	(29)	—	(252)	—	(281)
Cash dividends	(6,217)	—	—	(693)	693	(6,217)
Common stock acquired	(4,798)	—	—	—	—	(4,798)
Net intercompany financing activity	—	42	—	53	(95)	—
All other financing, net	299	—	—	(330)	—	(31)

Net cash provided by/(used in) financing activities	(10,716)	13	(10)	(1,238)	598	(11,353)

Effects of exchange rate changes on cash	—	—	—	525	—	525

Increase/(decrease) in cash and cash equivalents	$(665)	$—	$—	$1,347	$—	$682

A37

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

	Exxon Mobil Corporation Parent Guarantor	Exxon Capital Corporation	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of cash flows for twelve months ended December 31, 2001
Cash provided by/(used in) operating activities	$7,277	$12	$113	$16,239	$(752)	$22,889

Cash flows from investing activities
Additions to property, plant and equipment	(2,058)	—	—	(7,931)	—	(9,989)
Sales of long-term assets	536	—	—	542	—	1,078
Net intercompany investing	3,152	17,759	(76)	(1,345)	(19,490)	—
All other investing, net	(31)	—	—	731	—	700

Net cash provided by/(used in) investing activities	1,599	17,759	(76)	(8,003)	(19,490)	(8,211)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	—	1,252	—	1,252
Reductions in short- and long-term debt	(62)	(15)	(7)	(1,634)	—	(1,718)
Additions/(reductions) in debt with less than 90 day maturity	—	(39)	—	(2,267)	—	(2,306)
Cash dividends	(6,254)	—	—	(752)	752	(6,254)
Common stock acquired	(5,721)	—	—	—	—	(5,721)
Net intercompany financing activity	—	(17,717)	(30)	(1,743)	19,490	—
All other financing, net	301	—	—	(595)	—	(294)

Net cash provided by/(used in) financing activities	(11,736)	(17,771)	(37)	(5,739)	20,242	(15,041)

Effects of exchange rate changes on cash	—	—	—	(170)	—	(170)

Increase/(decrease) in cash and cash equivalents	$(2,860)	$—	$—	$2,327	$—	$(533)

A38

16. Incentive Program

        The 2003 Incentive Program provides for grants of stock options, stock appreciation rights (SARs), restricted stock and other forms of award. Awards may be granted to eligible employees of the corporation and those affiliates at least 50 percent owned. The maximum number of shares of stock that may be issued under the 2003 Incentive Program is 220 million. Awards that are forfeited or expire, or are settled in cash, do not count against this maximum limit. The 2003 Incentive Program does not have a specified term. New awards may be made until the available shares are depleted, unless the Board terminates the plan early. Outstanding awards are subject to certain forfeiture provisions contained in the program or award instrument. Shares available for granting under the 2003 Incentive Program were 210,122 thousand at the end of 2003.

        As under earlier programs, options and SARs may be granted at prices not less than 100 percent of market value on the date of grant and have a maximum life of 10 years. Most of the options and SARs normally first become exercisable one year following the date of grant.

        In 2001, stock options were granted under the 1993 Incentive Program. A small number of SARs also were granted to employees outside the U.S. In 2003 and 2002, no stock options or SARs were granted. Instead, long-term incentive awards totaling 10,381 and 11,072 thousand shares of restricted common stock and restricted common stock units were granted in 2003 and 2002, respectively. These shares with a value of $357 million and $361 million at the grant date in 2003 and 2002, respectively, will be issued to employees from treasury stock. The price of the stock on the date of grant was $36.11 and $34.64 in 2003 and 2002, respectively. The total compensation expense of $375 million for 2003 grants (including units with a value of $18 million that will be settled in cash) and of $384 million for 2002 grants (including units with a value of $23 million that will be settled in cash) will be recognized over the vesting period. During the applicable restricted periods, the shares may not be sold or transferred and are subject to forfeiture. The majority of the awards have graded vesting periods, with 50 percent of the shares in each award vesting after three years and the remaining 50 percent vesting after seven years. A small number of awards granted to certain employees have longer vesting periods.

        The following table summarizes information about restricted stock and restricted stock units, including those shares from former Mobil plans (shares in thousands):

Restricted Stock and Units	2003	2002	2001
Granted	10,381	11,072	348
Issued and outstanding at end of year	13,089	2,382	2,559

Changes that occurred in stock options in 2003, 2002 and 2001, including the former Mobil plans, are summarized below (shares in thousands):

	2003		2002		2001
Stock Options	Shares	Avg. Exercise Price	Shares	Avg. Exercise Price	Shares	Avg. Exercise Price
Outstanding at beginning of year	246,995	$31.59	265,695	$30.54	248,680	$28.70
Granted	—	—	—	—	34,717	37.12
Exercised	(22,757)	16.80	(18,334)	16.18	(16,949)	16.63
Expired/canceled	(488)	35.86	(366)	40.47	(753)	39.44

Outstanding at end of year	223,750	33.09	246,995	31.59	265,695	30.54
Exercisable at end of year	222,054	33.06	243,548	31.46	221,405	29.29

The following table summarizes information about stock options outstanding, including those from former Mobil plans, at December 31, 2003 (shares in thousands):

Options Outstanding				Options Exercisable
Exercise Price Range	Shares	Avg. Remaining Contractual Life	Avg. Exercise Price	Shares	Avg. Exercise Price
$ 15.12-21.78	36,227	1.9 years	$18.41	36,227	$18.41
23.10-31.70	66,346	4.1 years	27.51	66,346	27.51
36.18-45.22	121,177	6.6 years	40.53	119,481	40.57

Total	223,750	5.1 years	33.09	222,054	33.06

A39

17. Litigation and Other Contingencies

Litigation

        A variety of claims have been made against ExxonMobil and certain of its consolidated subsidiaries in a number of pending lawsuits and tax disputes. The corporation accrues an undiscounted liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated. The corporation does not record liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated, or when the liability is believed to be only reasonably possible or remote. ExxonMobil will continue to defend itself vigorously in these matters. Based on a consideration of all relevant facts and circumstances, the corporation does not believe the ultimate outcome of any currently pending lawsuit against ExxonMobil will have a materially adverse effect upon the corporation's operations or financial condition.

        A number of lawsuits, including class actions, were brought in various courts against Exxon Mobil Corporation and certain of its subsidiaries relating to the accidental release of crude oil from the tanker Exxon Valdez in 1989. The vast majority of the compensatory claims have been resolved. All of the punitive damage claims were consolidated in the civil trial that began in May 1994.

        In that trial, on September 24, 1996, the United States District Court for the District of Alaska entered a judgment in the amount of $5 billion in punitive damages to a class composed of all persons and entities who asserted claims for punitive damages from the corporation as a result of the Exxon Valdez grounding. ExxonMobil appealed the judgment. On November 7, 2001, the United States Court of Appeals for the Ninth Circuit vacated the punitive damage award as being excessive under the Constitution and remanded the case to the District Court for it to determine the amount of the punitive damage award consistent with the Ninth Circuit's holding. The Ninth Circuit upheld the compensatory damage award which has been paid. On December 6, 2002, the District Court reduced the punitive damage award from $5 billion to $4 billion. Both the plaintiffs and ExxonMobil appealed that decision to the Ninth Circuit. The Ninth Circuit panel vacated the District Court's $4 billion punitive damage award without argument and sent the case back for the District Court to reconsider in light of the recent U.S. Supreme Court decision in Campbell v. State Farm. On January 28, 2004, the District Court reinstated the punitive damage award at $4.5 billion plus interest. ExxonMobil will appeal the decision to the Ninth Circuit.

        On January 29, 1997, a settlement agreement was concluded resolving all remaining matters between the corporation and various insurers arising from the Valdez accident. Under terms of this settlement, ExxonMobil received $480 million. Final income statement recognition of this settlement continues to be deferred in view of uncertainty regarding the ultimate cost to the corporation of the Valdez accident.

        Management believes that the likelihood of the jury verdict being upheld is remote. While it is reasonably possible that a liability may have been incurred arising from the Exxon Valdez grounding, it is not possible to predict the ultimate outcome or to reasonably estimate any such potential liability.

        On December 19, 2000, a jury in Montgomery County, Alabama, returned a verdict against the corporation in a dispute over royalties in the amount of $87.69 million in compensatory damages and $3.42 billion in punitive damages in the case of Exxon Corporation v. State of Alabama, et al. The verdict was upheld by the trial court on May 4, 2001. On December 20, 2002, the Alabama Supreme Court vacated the $3.5 billion jury verdict. The case was retried and on November 14, 2003, a state district court jury in Montgomery, Alabama returned a verdict against Exxon Mobil Corporation. The verdict included $63.5 million in compensatory damages and $11.8 billion in punitive damages. ExxonMobil believes the verdict is not justified by the evidence and that the amount of the award is grossly excessive and unconstitutional. ExxonMobil will appeal the decision. Management believes that the likelihood of the jury verdict being upheld is remote. While it is reasonably possible that a liability may have been incurred by ExxonMobil from this dispute over royalties, it is not possible to predict the ultimate outcome or to reasonably estimate any such potential liability.

        On May 22, 2001, a state court jury in New Orleans, Louisiana, returned a verdict against the corporation and three other entities in a case brought by a landowner claiming damage to his property. The property had been leased by the landowner to a company that performed pipe cleaning and storage services for customers, including the corporation. The jury awarded the plaintiff $56 million in compensatory damages (90 percent to be paid by the corporation) and $1 billion in punitive damages (all to be paid by the corporation). The damage related to the presence of naturally occurring radioactive material (NORM) on the site resulting from pipe cleaning operations. The award has been upheld at the trial court. ExxonMobil has appealed the judgment to the Louisiana Fourth Circuit Court of Appeals and believes that the judgment should be set aside or substantially reduced on factual and constitutional grounds. Management believes that the likelihood of the jury verdict being upheld is remote. While it is reasonably possible that a liability may have been incurred by ExxonMobil from this dispute over property damages, it is not possible to predict the ultimate outcome or to reasonably estimate any such potential liability.

        Issues pending before the U.S. Tax Court for 1979 have been resolved. While issues for 1980-93 remain pending before the court, the ultimate resolution of these issues is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

Other Contingencies

	Equity Company Obligations	Other Third Party Obligations	Total
	(millions of dollars)
Guarantees of excise taxes/customs duties under reciprocal arrangements	$—	$983	$983
Other guarantees	1,872	424	2,296

Total	$1,872	$1,407	$3,279

The corporation and certain of its consolidated subsidiaries were contingently liable at December 31, 2003 for $3,279 million, primarily relating to guarantees for notes, loans and performance under contracts. This included $983 million representing guarantees of non-U.S. excise taxes and customs duties of other companies, entered into as a normal business practice, under reciprocal arrangements. Also included in this amount were guarantees by consolidated affiliates of $1,872 million, representing ExxonMobil's share of obligations of certain equity companies.

        Additionally, the corporation and its affiliates have numerous long-term sales and purchase commitments in their various business activities, all of which are expected to be fulfilled with no adverse consequences material to the corporation's operations or financial condition. Unconditional purchase obligations as defined by accounting standards are those long-term commitments that are noncancelable or cancelable only under certain conditions, and that third parties have used to secure financing for the facilities that will provide the contracted goods or services.

	Payments Due by Period
	2004	2005- 2008	2009 and Beyond	2003 Total Amount
	(millions of dollars)
Unconditional purchase obligations (1)	$520	$1,703	$2,563	$4,786

A40

(1)
Undiscounted obligations of $4,786 million mainly pertain to pipeline throughput agreements and include $1,887 million of obligations to equity companies. The present value of these commitments, excluding imputed interest of $1,543 million, totaled $3,243 million.

        The operations and earnings of the corporation and its affiliates throughout the world have been, and may in the future be, affected from time to time in varying degree by political developments and laws and regulations, such as forced divestiture of assets; restrictions on production, imports and exports; price controls; tax increases and retroactive tax claims; expropriation of property; cancellation of contract rights and environmental regulations. Both the likelihood of such occurrences and their overall effect upon the corporation vary greatly from country to country and are not predictable.

18. Annuity Benefits and Other Postretirement Benefits

	Annuity Benefits
							Other Postretirement Benefits
	U.S.			Non-U.S.
	2003	2002	2001	2003	2002	2001	2003	2002	2001
	(millions of dollars)
Components of net benefit cost
Service cost	$284	$224	$200	$326	$257	$232	$36	$30	$27
Interest cost	624	577	579	728	621	598	234	220	205
Expected return on plan assets	(418)	(501)	(623)	(552)	(561)	(629)	(31)	(38)	(43)
Amortization of actuarial loss/(gain) and prior service cost	321	121	(25)	384	190	78	96	57	4
Net pension enhancement and curtailment/settlement expense	204	49	14	37	18	27	—	—	—

Net benefit cost	$1,015	$470	$145	$923	$525	$306	$335	$269	$193

Weighted-average assumptions used to determine net benefit cost for years ended December 31
	(percent)
Discount rate	6.75	7.25	7.50	2.1-6.5	2.6-6.8	3.0-7.0	6.75	7.25	7.50
Long-term rate of return on funded assets	9.00	9.50	9.50	6.0-8.5	6.5-8.8	6.5-10.0	9.00	9.50	9.50
Long-term rate of compensation increase	3.50	3.50	3.50	2.4-4.2	2.8-4.3	3.0-5.0	3.50	3.50	3.50

Costs for defined contribution plans were $253 million, $191 million and $132 million in 2003, 2002 and 2001, respectively.

        The benefit obligations and plan assets associated with the corporation's principal benefit plans are measured on December 31.

	Annuity Benefits
					Other Postretirement Benefits
	U.S.		Non-U.S.
	2003	2002	2003	2002	2003	2002
	(millions of dollars)
Change in benefit obligation (1)
Benefit obligation at January 1	$9,139	$8,213	$13,543	$11,206	$3,496	$3,131
Service cost	284	224	326	257	36	30
Interest cost	624	577	728	621	234	220
Actuarial loss/(gain)	1,060	990	295	860	1,192	207
Benefits paid	(829)	(876)	(929)	(747)	(338)	(302)
Foreign exchange rate changes	—	—	2,184	1,244	53	2
Other	2	11	166	102	287	208

Projected benefit obligation at December 31	$10,280	$9,139	$16,313	$13,543	$4,960	$3,496

Accumulated benefit obligation at December 31	$8,764	$7,984	$14,904	$12,352	—	—
Weighted-average assumptions used to determine benefit obligations at December 31	(percent)
Discount rate	6.00	6.75	2.3-6.9	2.1-6.5	6.00	6.75
Long-term rate of compensation increase	3.50	3.50	1.6-4.2	2.4-4.2	3.50	3.50

(1)
The term benefit obligation means "projected benefit obligation" as defined by Statement of Financial Accounting Standards No. 87 (FAS 87), "Employers' Accounting for Pensions," for annuity benefits and "accumulated postretirement benefit obligation" as defined by FAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," for other postretirement benefits.

The measurement of the accumulated postretirement benefit obligation assumes a health care cost trend rate of 13 percent for 2004 that declines to 2.5 percent by 2011. The 2003 actuarial loss for other postretirement benefits reflects a change in the health care cost trend rate assumption at year-end 2003. A one-percentage point increase in the health care cost trend rate would increase service and interest cost by $32 million and the postretirement benefit obligation by $358 million. A one-percentage point decrease in the health care cost trend rate would decrease service and interest cost by $26 million and the postretirement benefit obligation by $300 million.

A41

        The company offers a Medicare supplement plan to Medicare-eligible retirees which provides prescription drug benefits. Retirees are required to contribute a portion of the cost to participate in the plan. On December 8, 2003, the President of the United States signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to employers sponsoring retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In accordance with Financial Accounting Standards Board Staff Position No. 106-1, the company elected to defer recognition of the effects of the Act on the year-end 2003 accumulated postretirement benefit obligation. Specific authoritative guidance on the accounting for the subsidy is pending and that guidance, when issued, could require a change in previously reported postretirement benefit information.

	Annuity Benefits
					Other Postretirement Benefits
	U.S.		Non-U.S.
	2003	2002	2003	2002	2003	2002
	(millions of dollars)
Change in plan assets
Fair value at January 1	$4,616	$5,415	$6,735	$6,755	$345	$395
Actual return on plan assets	1,327	(570)	1,114	(827)	86	(31)
Foreign exchange rate changes	—	—	1,202	647	—	—
Payments directly to participants	133	163	297	259	213	203
Company contribution	2,054	460	779	509	34	33
Benefits paid	(829)	(876)	(929)	(747)	(338)	(302)
Other	—	24	(13)	139	72	47

Fair value at December 31	$7,301	$4,616	$9,185	$6,735	$412	$345

        The data on the preceding page conforms with current accounting standards that specify use of a discount rate at which postretirement liabilities could be effectively settled. The discount rate for calculating year-end postretirement liabilities is based on the year-end rate of interest on a portfolio of high quality bonds. The return on the annuity fund's actual portfolio of assets has historically been higher than bonds as the majority of pension assets are invested in equities, as illustrated in the table below, which shows the asset allocation of the U.S. annuity fund. The U.S. long-term expected rate of return of 9.0 percent used in 2003 compares to an actual rate of return for the U.S. annuity fund over the past decade of 11 percent. The U.S. long-term expected rate of return will be 9.0 percent in 2004. The company establishes the long-term expected rate of return by developing a forward-looking long-term return assumption for each asset class, taking into account factors such as the expected real return for the specific asset class and inflation. A single, long-term rate of return is then calculated as the weighted average of the target asset allocation and the long-term return assumption for each asset class.

	Annuity Assets at December 31		Other Postretirement Assets at December 31
	2003	2002	2003	2002
	(percent)
U.S. Funded Benefit Plan Asset Allocation
Equity securities	71%	74%	76%	63%
Debt securities	25	26	24	37
Other (1)	4	—	—	—

Total	100%	100%	100%	100%

(1)
Primarily pending equity and debt security sales transactions.

        The company's investment strategy for benefit plan assets reflects a long-term view, a careful assessment of the risks inherent in various asset classes, and broad diversification to reduce the risk of the portfolio. The company primarily invests in funds that follow an index-based strategy to achieve its objectives of diversifying risk while minimizing costs. The funds hold ExxonMobil stock only to the extent necessary to replicate the relevant equity index. Asset-liability studies, or simulations of the interaction of cash flows associated with both assets and liabilities, are periodically used to establish the preferred target asset allocation. The target asset allocation for equity securities of 75 percent for the U.S. benefit plans reflects the long-term nature of the liability. The balance of the fund is targeted to debt securities.

A42

        The funding levels of all qualified plans are in compliance with standards set by applicable law or regulation. The corporation contributed $2,054 million to qualified plans in the U.S. in 2003 to maintain the funded status of those plans. Contributions to non-U.S. plans totaled $779 million. In 2004, the company expects to make cash contributions of up to $300 million to U.S. plans, depending upon the outcome of legislative proposals before Congress, and about $450 million to non-U.S. plans. Certain smaller U.S. plans and a number of non-U.S. plans are not funded because local tax conventions and regulatory practices do not encourage funding of these plans. All defined benefit pension obligations, regardless of the funding status of the underlying plans, are fully supported by the financial strength of the corporation or the respective sponsoring affiliate.

        A summary comparing the total plan assets to the total projected benefit obligation is shown in the table below.

	Annuity Benefits
					Other Postretirement Benefits
	U.S.		Non-U.S.
	2003	2002	2003	2002	2003	2002
	(millions of dollars)
Assets in excess of/(less than) projected benefit obligation
Balance at December 31 (1)	$(2,979)	$(4,523)	$(7,128)	$(6,808)	$(4,548)	$(3,151)
Unrecognized net transition liability/(asset)	—	—	48	30	—	—
Unrecognized net actuarial loss/(gain)	2,723	3,064	4,330	4,340	1,485	377
Unrecognized prior service cost	199	231	363	323	645	490

Net amount recognized	$(57)	$(1,228)	$(2,387)	$(2,115)	$(2,418)	$(2,284)

Amounts recognized in the consolidated balance sheet consist of:
Prepaid benefit cost (2)	$64	$60	$794	$627	$—	$—
Accrued benefit cost (3)	(1,512)	(3,400)	(6,498)	(6,227)	(2,418)	(2,284)
Intangible assets	281	322	429	317	—	—
Equity of minority shareholders	—	—	146	211	—	—
Accumulated other nonowner changes in equity, minimum pension liability adjustment	1,110	1,790	2,742	2,957	—	—

Net amount recognized	$(57)	$(1,228)	$(2,387)	$(2,115)	$(2,418)	$(2,284)

(1)
Fair value of assets less projected benefit obligation shown in the preceding tables.
(2)
Included in "Other assets, including intangibles, net" on the Consolidated Balance Sheet.
(3)
Long-term portion in "Annuity Reserves" and short-term portion in "Accounts payable and accrued liabilities" on the Consolidated Balance Sheet.

        A summary of the change in other nonowner changes in equity related to the minimum pension liability adjustment is shown in the table below.

	Annuity Benefits
	Total (U.S. and Non-U.S.)
	2003	2002
	(millions of dollars)
Increase/(decrease) in accumulated other nonowner changes in equity, before-tax	$895	$(3,798)
Deferred income tax (charge)/credit (see note 20)	(381)	1,373

Increase/(decrease) in accumulated other nonowner changes in equity, after-tax	$514	$(2,425)

(see Consolidated Statement of Shareholders' Equity, page A23)

        A summary of pension plans with an accumulated benefit obligation in excess of plan assets is shown in the table below.

	Annuity Benefits
	U.S.		Non-U.S.
	2003	2002	2003	2002
	(millions of dollars)
For funded pension plans with accumulated benefit obligations in excess of plan assets:
Projected benefit obligation	$8,999	$7,948	$9,886	$8,719
Accumulated benefit obligation	7,643	6,907	9,172	8,100
Fair value of plan assets	7,141	4,476	6,719	5,158
Accumulated benefit obligation less fair value of plan assets	502	2,431	2,453	2,942
For unfunded plans covered by book reserves:
Projected benefit obligation	1,168	1,082	4,342	3,446
Accumulated benefit obligation	1,010	970	3,872	3,042

A43

19. Disclosures about Segments and Related Information

        The upstream, downstream and chemicals functions best define the operating segments of the business that are reported separately. The factors used to identify these reportable segments are based on the nature of the operations that are undertaken by each segment. The upstream segment is organized and operates to explore for and produce crude oil and natural gas. The downstream segment is organized and operates to manufacture and sell petroleum products and the chemicals segment is organized and operates to manufacture and sell petrochemicals. These segments are broadly understood across the petroleum and petrochemical industries.

        These functions have been defined as the operating segments of the corporation because they are the segments (a) that engage in business activities from which revenues are earned and expenses are incurred; (b) whose operating results are regularly reviewed by the corporation's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and (c) for which discrete financial information is available.

        Earnings include special items and transfers are at estimated market prices. Consistent with a change in internal organization in 2002, earnings from the electric power business, previously reported in the other segment, are now shown within non-U.S. upstream. Earnings from the divested coal and minerals businesses are shown as discontinued operations and are included within the other segment. Corresponding items of segment information have been revised for all earlier periods shown on page A45. In addition to discontinued operations, the other segment includes corporate and financing activities, merger expenses and extraordinary gains from required asset divestitures. The interest revenue amount relates to interest earned on cash deposits and marketable securities. Interest expense includes non-debt related interest expense of $106 million, $207 million and $105 million in 2003, 2002 and 2001, respectively. Non-U.S. upstream after-tax earnings in 2003 include $1,700 million from a gain on the transfer of shares in Ruhrgas AG, a German gas transmission company. All Other after-tax earnings in 2003 include $2,230 million relating to the positive settlement of a long-running U.S. tax dispute. All Other after-tax earnings in 2003 also include a $550 million positive impact for the required adoption of FAS 143 relating to accounting for asset retirement obligations. Non-U.S. upstream after-tax earnings in 2002 include a special charge of $215 million reflecting the impact on deferred taxes from the 10 percent supplementary tax enacted in the United Kingdom in 2002.

A44

	Upstream		Downstream		Chemicals
							All Other	Corporate Total
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
	(millions of dollars)
As of December 31, 2003
Earnings after income tax	$3,905	$10,597	$1,348	$2,168	$381	$1,051	$2,060	$21,510
Earnings of equity companies included above	525	3,335	36	240	16	409	(188)	4,373
Sales and other operating revenue	5,942	15,388	56,373	139,138	7,792	12,398	23	237,054
Intersegment revenue	5,479	15,782	5,627	18,752	3,403	3,237	310	—
Depreciation and depletion expense	1,571	4,072	601	1,548	410	368	477	9,047
Interest revenue	—	—	—	—	—	—	229	229
Interest expense	—	—	—	—	—	—	207	207
Income taxes	2,175	7,237	757	795	67	325	(350)	11,006
Additions to property, plant and equipment	1,701	7,529	1,159	1,416	313	186	555	12,859
Investments in equity companies	1,266	5,176	316	909	266	1,612	—	9,545
Total assets	19,196	56,237	14,436	46,060	7,722	11,786	18,841	174,278

As of December 31, 2002
Earnings after income tax	$2,524	$7,074	$693	$607	$384	$446	$(268)	$11,460
Earnings of equity companies included above	391	1,761	(40)	27	24	175	(272)	2,066
Sales and other operating revenue	3,896	12,588	48,865	119,167	6,891	9,517	25	200,949
Intersegment revenue	5,020	12,144	4,540	15,157	2,666	2,486	269	—
Depreciation and depletion expense	1,597	3,551	583	1,399	414	348	418	8,310
Interest revenue	—	—	—	—	—	—	297	297
Interest expense	—	—	—	—	—	—	398	398
Income taxes	1,321	5,162	359	44	165	189	(741)	6,499
Additions to property, plant and equipment	1,902	6,122	884	1,357	448	181	543	11,437
Investments in equity companies	1,360	2,867	246	795	265	1,399	—	6,932
Total assets	19,385	47,040	13,562	41,530	7,543	10,581	13,003	152,644

As of December 31, 2001
Earnings after income tax	$3,933	$6,803	$1,924	$2,303	$298	$409	$(350)	$15,320
Earnings of equity companies included above	482	1,797	89	12	19	118	(343)	2,174
Sales and other operating revenue	5,678	12,889	50,988	123,197	6,918	9,025	20	208,715
Intersegment revenue	5,408	12,322	4,115	16,880	2,186	2,284	178	—
Depreciation and depletion expense	1,447	3,221	598	1,476	408	289	409	7,848
Interest revenue	—	—	—	—	—	—	380	380
Interest expense	—	—	—	—	—	—	293	293
Income taxes	2,089	5,546	1,075	744	82	149	(718)	8,967
Additions to property, plant and equipment	1,985	4,520	827	1,239	390	243	785	9,989
Investments in equity companies	1,371	2,061	329	831	333	1,291	—	6,216
Total assets	18,896	40,901	12,850	37,617	7,495	9,524	15,891	143,174

Geographic Sales and other operating revenue	2003	2002	2001	Long-lived assets	2003	2002	2001
	(millions of dollars)				(millions of dollars)
United States	$70,128	$59,675	$63,603	United States	$34,585	$34,138	$33,637
Non-U.S.	166,926	141,274	145,112	Non-U.S.	70,380	60,802	55,965

Total	$237,054	$200,949	$208,715	Total	$104,965	$94,940	$89,602
Significant non-U.S. revenue sources include:				Significant non-U.S. long-lived assets include:
Japan	$22,360	$19,300	$21,788	Canada	$10,849	$8,469	$7,862
United Kingdom	19,946	17,701	18,628	United Kingdom	9,615	9,030	8,390
Canada	17,897	14,087	14,912	Norway	7,047	6,449	4,627
Germany	15,764	14,101	13,489	Japan	4,931	4,637	4,458
Italy	13,074	10,727	10,431	Nigeria	3,833	2,633	2,156
				Australia	3,440	2,690	2,380
				Singapore	3,252	3,407	3,553

A45

20. Income, Excise and Other Taxes

	2003			2002			2001
	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total
	(millions of dollars)
Income taxes
Federal or non-U.S.
Current	$1,522	$7,426	$8,948	$351	$5,618	$5,969	$1,729	$6,084	$7,813
Deferred – net	996	645	1,641	635	(288)	347	712	122	834
U.S. tax on non-U.S. operations	71	—	71	62	—	62	91	—	91

	2,589	8,071	10,660	1,048	5,330	6,378	2,532	6,206	8,738
State	346	—	346	121	—	121	229	—	229

Total income taxes	2,935	8,071	11,006	1,169	5,330	6,499	2,761	6,206	8,967
Excise taxes	6,323	17,532	23,855	7,174	14,866	22,040	7,030	14,877	21,907
All other taxes and duties
Other taxes and duties	22	37,623	37,645	35	33,537	33,572	45	33,332	33,377
Included in production and manufacturing expenses	976	812	1,788	914	674	1,588	952	751	1,703
Included in SG&A expenses	211	463	674	171	415	586	180	393	573

Total other taxes and duties	1,209	38,898	40,107	1,120	34,626	35,746	1,177	34,476	35,653

Total	$10,467	$64,501	$74,968	$9,463	$54,822	$64,285	$10,968	$55,559	$66,527

All other taxes and duties include taxes reported in production and manufacturing, and selling, general and administrative (SG&A) expenses. The above provisions for deferred income taxes include net (charges)/credits for the effect of changes in tax laws and rates of $124 million in 2003, $(194) million in 2002 and $31 million in 2001. Income taxes (charged)/credited directly to shareholders' equity were:

	2003	2002	2001
	(millions of dollars)
Cumulative foreign exchange translation adjustment	$(233)	$(331)	$102
Minimum pension liability adjustment	(381)	1,373	139
Unrealized gains and losses on stock investments	(331)	(8)	40
Other components of shareholders' equity	107	86	83

        The reconciliation between income tax expense and a theoretical U.S. tax computed by applying a rate of 35 percent for 2003, 2002 and 2001, is as follows:

	2003	2002	2001
	(millions of dollars)
Earnings before Federal and non-U.S. income taxes
United States	$9,438	$4,340	$8,315
Non-U.S.	22,182	13,049	15,426

Total	$31,620	$17,389	$23,741

Theoretical tax	$11,067	$6,086	$8,309
Effect of equity method accounting	(1,531)	(723)	(761)
Non-U.S. taxes in excess of theoretical U.S. tax	1,635	1,355	1,361
U.S. tax on non-U.S. operations	71	62	91
U.S. tax settlement	(541)	—	—
Other U.S.	(41)	(402)	(262)

Federal and non-U.S. income tax expense	$10,660	$6,378	$8,738

Total effective tax rate	36.4%	39.8%	39.3%

        The effective income tax rate includes state income taxes and the corporation's share of income taxes of equity companies. Equity company taxes totaled $983 million in 2003, $778 million in 2002 and $748 million in 2001, primarily all outside the U.S.

        Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

        Deferred tax liabilities/(assets) are comprised of the following at December 31:

Tax effects of temporary differences for:	2003	2002
	(millions of dollars)
Depreciation	$16,284	$14,254
Intangible development costs	3,821	3,664
Capitalized interest	2,109	2,040
Other liabilities	4,521	3,188

Total deferred tax liabilities	$26,735	$23,146

Pension and other postretirement benefits	$(2,365)	$(3,225)
Tax loss carryforwards	(2,500)	(2,350)
Other assets	(3,453)	(3,047)

Total deferred tax assets	$(8,318)	$(8,622)

Asset valuation allowances	854	582

Net deferred tax liabilities	$19,271	$15,106

        Deferred income tax (assets) and liabilities are included in the balance sheet as shown below. Deferred income tax (assets) and liabilities are classified as current or long-term consistent with the classification of the related temporary difference—separately by tax jurisdiction.

Balance sheet classification	2003	2002
	(millions of dollars)
Prepaid taxes and expenses	$(919)	$(689)
Other assets, including intangibles, net	(1,647)	(2,006)
Accounts payable and accrued liabilities	1,719	1,317
Deferred income tax liabilities	20,118	16,484

Net deferred tax liabilities	$19,271	$15,106

        The corporation had $22 billion of indefinitely reinvested, undistributed earnings from subsidiary companies outside the U.S. Unrecognized deferred taxes on remittance of these funds are not expected to be material.

A46

QUARTERLY INFORMATION

	2003					2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
	(thousands of barrels daily)
Volumes
Production of crude oil and natural gas liquids	2,504	2,477	2,485	2,595	2,516	2,541	2,495	2,453	2,497	2,496
Refinery throughput	5,390	5,491	5,555	5,603	5,510	5,416	5,343	5,478	5,536	5,443
Petroleum product sales	7,859	7,795	7,931	8,237	7,957	7,675	7,569	7,763	8,017	7,757
	(millions of cubic feet daily)
Natural gas production available for sale	12,046	9,283	8,323	10,858	10,119	11,740	9,192	9,222	11,667	10,452
	(thousands of oil-equivalent barrels daily)
Oil-equivalent production (1)	4,512	4,024	3,872	4,405	4,203	4,498	4,027	3,990	4,442	4,238
	(thousands of metric tons)
Chemical prime product sales	6,880	6,335	6,660	6,692	26,567	6,634	6,702	6,656	6,614	26,606
	(millions of dollars)
Summarized financial data
Sales and other operating revenue	$60,188	56,167	58,760	61,939	237,054	$42,592	49,972	53,194	55,191	200,949
Gross profit (2)	$24,588	24,451	24,007	26,043	99,089	$18,804	21,138	20,996	22,920	83,858
Income from continuing operations	$6,490	4,170	3,650	6,650	20,960	$2,063	2,629	2,629	3,690	11,011
Discontinued operations, net of income tax	$—	—	—	—	—	$27	11	11	400	449
Accounting change, net of income tax	$550	—	—	—	550	$—	—	—	—	—

Net income	$7,040	4,170	3,650	6,650	21,510	$2,090	2,640	2,640	4,090	11,460

	(dollars per share)
Per share data
Income from continuing operations	$0.97	0.63	0.55	1.01	3.16	$0.30	0.39	0.39	0.54	1.62
Discontinued operations, net of income tax	$—	—	—	—	—	$—	0.01	—	0.06	0.07
Accounting change, net of income tax	$0.08	—	—	—	0.08	$—	—	—	—	—

Net income per common share	$1.05	0.63	0.55	1.01	3.24	$0.30	0.40	0.39	0.60	1.69

Net income per common share – assuming dilution	$1.05	0.62	0.55	1.01	3.23	$0.30	0.39	0.39	0.60	1.68
Dividends per common share	$0.23	0.25	0.25	0.25	0.98	$0.23	0.23	0.23	0.23	0.92
Common stock prices
High	$36.60	38.45	38.50	41.13	41.13	$44.29	44.58	41.10	36.50	44.58
Low	$31.58	34.20	34.90	35.05	31.58	$37.60	38.50	29.75	32.03	29.75

(1)
Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.
(2)
Gross profit equals sales and other operating revenue less estimated costs associated with products sold.

        The price range of ExxonMobil common stock is as reported on the composite tape of the several U.S. exchanges where ExxonMobil common stock is traded. The principal market where ExxonMobil common stock (XOM) is traded is the New York Stock Exchange, although the stock is traded on other exchanges in and outside the United States.

        There were 659,444 registered shareholders of ExxonMobil common stock at December 31, 2003. At January 31, 2004, the registered shareholders of ExxonMobil common stock numbered 658,249.

        On January 28, 2004, the corporation declared a $0.25 dividend per common share, payable March 10, 2004.

A47

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

        Average sales prices have been calculated by using sales quantities from the corporation's own production as the divisor. Average production costs have been computed by using net production quantities for the divisor. The volumes of crude oil and natural gas liquids (NGL) production used for this computation are shown in the reserves table on page A50 of this report. The net production volumes of natural gas available for sale used in this calculation are shown on page A53 of this report. The volumes of natural gas were converted to oil-equivalent barrels based on a conversion factor of six thousand cubic feet per barrel.

	Consolidated Subsidiaries
Results of Operations	United States	Canada	Europe	Asia-Pacific	Africa	Other	Total	Non- Consolidated Interests	Total Worldwide
	(millions of dollars)
2003 – Revenue
Sales to third parties	$4,257	$2,221	$5,267	$2,287	$56	$459	$14,547	$4,365	$18,912
Transfers	4,619	2,090	4,397	2,066	4,443	306	17,921	1,808	19,729

	$8,876	$4,311	$9,664	$4,353	$4,499	$765	$32,468	$6,173	$38,641
Production costs excluding taxes	1,435	1,054	1,688	558	564	194	5,493	725	6,218
Exploration expenses	257	92	144	146	217	152	1,008	25	1,033
Depreciation and depletion	1,456	782	1,833	727	459	138	5,395	368	5,763
Taxes other than income	540	39	658	447	528	4	2,216	1,697	3,913
Related income tax	2,017	738	2,902	1,046	1,496	94	8,293	1,219	9,512

Results of producing activities	$3,171	$1,606	$2,439	$1,429	$1,235	$183	$10,063	$2,139	$12,202
Other earnings (1)	209	(78)	1,889	(13)	4	(74)	1,937	363	2,300

Total earnings	$3,380	$1,528	$4,328	$1,416	$1,239	$109	$12,000	$2,502	$14,502

2002 – Revenue
Sales to third parties	$2,499	$1,441	$4,856	$1,994	$18	$343	$11,151	$3,426	$14,577
Transfers	4,176	1,617	3,334	2,022	3,046	273	14,468	1,296	15,764

	$6,675	$3,058	$8,190	$4,016	$3,064	$616	$25,619	$4,722	$30,341
Production costs excluding taxes	1,405	766	1,493	592	455	192	4,903	561	5,464
Exploration expenses	222	66	109	88	177	257	919	38	957
Depreciation and depletion	1,512	681	1,737	651	354	150	5,085	349	5,434
Taxes other than income	459	31	360	403	345	4	1,602	1,179	2,781
Related income tax	1,153	486	2,399	939	972	(122)	5,827	918	6,745

Results of producing activities	$1,924	$1,028	$2,092	$1,343	$761	$135	$7,283	$1,677	$8,960
Other earnings (1)	207	(31)	151	(47)	81	(69)	292	346	638

Total earnings	$2,131	$997	$2,243	$1,296	$842	$66	$7,575	$2,023	$9,598

2001 – Revenue
Sales to third parties	$4,045	$1,784	$5,017	$1,269	$17	$342	$12,474	$3,326	$15,800
Transfers	4,547	1,203	3,927	1,917	2,894	250	14,738	1,306	16,044

	$8,592	$2,987	$8,944	$3,186	$2,911	$592	$27,212	$4,632	$31,844
Production costs excluding taxes	1,389	633	1,425	549	414	210	4,620	580	5,200
Exploration expenses	215	109	117	103	217	412	1,173	18	1,191
Depreciation and depletion	1,392	570	1,644	557	318	148	4,629	354	4,983
Taxes other than income	545	54	484	410	375	5	1,873	1,160	3,033
Related income tax	1,957	543	2,567	622	1,023	(98)	6,614	1,037	7,651

Results of producing activities	$3,094	$1,078	$2,707	$945	$564	$(85)	$8,303	$1,483	$9,786
Other earnings (1)	355	(37)	132	(42)	33	(66)	375	575	950

Total earnings	$3,449	$1,041	$2,839	$903	$597	$(151)	$8,678	$2,058	$10,736

Average sales prices and production costs per unit of production
During 2003
Average sales prices
Crude oil and NGL, per barrel	$25.74	$23.84	$27.15	$29.03	$28.29	$24.18	$26.66	$26.51	$26.64
Natural gas, per thousand cubic feet	5.06	4.61	3.76	2.84	—	1.04	3.98	4.18	4.02
Average production costs, per barrel (2)	4.48	6.17	4.34	2.84	3.49	5.18	4.31	3.03	4.11
During 2002
Average sales prices
Crude oil and NGL, per barrel	$20.80	$20.73	$22.95	$24.26	$24.19	$19.43	$22.30	$21.88	$22.25
Natural gas, per thousand cubic feet	2.67	2.34	3.08	2.26	—	0.48	2.65	3.23	2.77
Average production costs, per barrel (2)	3.97	4.53	3.82	2.72	3.57	5.03	3.78	2.44	3.58
During 2001
Average sales prices
Crude oil and NGL, per barrel	$19.92	$15.95	$22.79	$24.36	$23.34	$20.21	$21.30	$19.64	$21.10
Natural gas, per thousand cubic feet	4.36	3.71	3.28	1.80	—	1.44	3.37	3.48	3.39
Average production costs, per barrel (2)	3.68	3.88	3.40	2.98	3.32	5.85	3.54	2.53	3.39

(1)
Includes earnings from transportation operations, tar sands operations, LNG operations, coal and power operations, technical services agreements, other non-operating activities and adjustments for minority interests.
(2)
Production costs exclude depreciation and depletion and all taxes. Natural gas included by conversion to crude oil equivalent.

A48

Oil and Gas Exploration and Production Costs (unaudited)

        The amounts shown for net capitalized costs of consolidated subsidiaries are $3,961 million less at year-end 2003 and $5,969 million less at year-end 2002 than the amounts reported as investments in property, plant and equipment for the upstream in note 10. This is due to the exclusion from capitalized costs of certain transportation and research assets and assets relating to the tar sands and LNG operations, all as required in Statement of Financial Accounting Standards No. 19. Part of the increase in net capitalized costs at year-end 2003 reflects the adoption of FAS 143 (note 2 on page A27).

        The amounts reported as costs incurred include both capitalized costs and costs charged to expense during the year. Costs incurred also include new asset retirement obligations established in the current year, as well as increases or decreases to the asset retirement obligation resulting from changes in cost estimates or abandonment date. Total worldwide costs incurred in 2003 were $10,647 million, up $1,492 million from 2002, due primarily to higher development costs. 2002 costs were $9,155 million, up $1,352 million from 2001, due primarily to higher development costs.

	Consolidated Subsidiaries
Capitalized costs	United States	Canada	Europe	Asia-Pacific	Africa	Other	Total	Non- Consolidated Interests	Total Worldwide
	(millions of dollars)
As of December 31, 2003
Property (acreage) costs – Proved	$4,188	$3,174	$219	$918	$116	$1,018	$9,633	$59	$9,692
– Unproved	663	251	46	1,025	545	475	3,005	1	3,006

Total property costs	$4,851	$3,425	$265	$1,943	$661	$1,493	$12,638	$60	$12,698
Producing assets	35,737	9,925	39,371	14,478	6,158	2,057	107,726	8,237	115,963
Support facilities	614	113	476	1,083	290	71	2,647	378	3,025
Incomplete construction	1,201	381	1,174	1,133	4,477	1,073	9,439	1,214	10,653

Total capitalized costs	$42,403	$13,844	$41,286	$18,637	$11,586	$4,694	$132,450	$9,889	$142,339
Accumulated depreciation and depletion	26,903	7,401	26,719	11,749	2,980	1,932	77,684	4,780	82,464

Net capitalized costs	$15,500	$6,443	$14,567	$6,888	$8,606	$2,762	$54,766	$5,109	$59,875

As of December 31, 2002
Property (acreage) costs – Proved	$4,433	$2,604	$202	$745	$106	$1,018	$9,108	$56	$9,164
– Unproved	657	205	35	900	610	568	2,975	1	2,976

Total property costs	$5,090	$2,809	$237	$1,645	$716	$1,586	$12,083	$57	$12,140
Producing assets	34,850	7,404	33,385	12,789	4,701	1,983	95,112	7,251	102,363
Support facilities	533	93	489	953	212	85	2,365	335	2,700
Incomplete construction	910	310	2,210	940	2,818	514	7,702	720	8,422

Total capitalized costs	$41,383	$10,616	$36,321	$16,327	$8,447	$4,168	$117,262	$8,363	$125,625
Accumulated depreciation and depletion	26,729	5,497	24,111	10,625	2,692	1,881	71,535	4,326	75,861

Net capitalized costs	$14,654	$5,119	$12,210	$5,702	$5,755	$2,287	$45,727	$4,037	$49,764

Costs incurred in property acquisitions, exploration and development activities
During 2003
Property acquisition costs – Proved	$—	$—	$—	$—	$—	$—	$—	$—	$—
– Unproved	17	7	4	—	17	—	45	—	45
Exploration costs	252	102	153	138	264	243	1,152	29	1,181
Development costs	1,636	644	1,755	929	3,117	558	8,639	782	9,421

Total	$1,905	$753	$1,912	$1,067	$3,398	$801	$9,836	$811	$10,647

During 2002
Property acquisition costs – Proved	$18	$8	$—	$—	$—	$—	$26	$1	$27
– Unproved	13	12	—	—	10	125	160	—	160
Exploration costs	276	109	127	82	301	216	1,111	52	1,163
Development costs	1,676	653	1,785	936	1,708	360	7,118	687	7,805

Total	$1,983	$782	$1,912	$1,018	$2,019	$701	$8,415	$740	$9,155

During 2001
Property acquisition costs – Proved	$—	$—	$—	$—	$2	$—	$2	$—	$2
– Unproved	95	17	1	(1)	—	10	122	—	122
Exploration costs	352	141	144	148	281	459	1,525	35	1,560
Development costs	1,648	664	1,498	666	995	219	5,690	429	6,119

Total	$2,095	$822	$1,643	$813	$1,278	$688	$7,339	$464	$7,803

A49

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Oil and Gas Reserves

        The following information describes changes during the years and balances of proved oil and gas reserves at year-end 2001, 2002 and 2003.

        Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. In some cases, substantial new investments in additional wells and related facilities will be required to recover these proved reserves. In certain deepwater fields, proved reserves are recorded in a limited number of cases before flow tests are conducted because of the safety and cost implications of conducting the tests. In those situations, other industry accepted analyses are used. Historically, proved reserves recorded using these methods have been immaterial when compared to the corporation's total proved reserves and have also been validated by subsequent flow tests or actual production levels.

        Proved reserves include 100 percent of each majority owned affiliate's participation in proved reserves and ExxonMobil's ownership percentage of the proved reserves of equity companies, but exclude royalties and quantities due others. Gas reserves exclude the gaseous equivalent of liquids expected to be removed from the gas on leases, at field facilities and at gas processing plants. These liquids are included in net proved reserves of crude oil and natural gas liquids.

        Reserves reported under production sharing and other non-concessionary agreements are based on the economic interest as defined by the specific fiscal terms in the agreement. The percentage of conventional liquids and natural gas proved reserves at year-end 2003 that were associated with production sharing contract arrangements was 19 percent of liquids, 12 percent of natural gas and 16 percent on an oil-equivalent basis (gas converted to oil-equivalent at 6 billion cubic feet = 1 million barrels).

	Consolidated Subsidiaries
Crude Oil and Natural Gas Liquids	United States	Canada	Europe	Asia-Pacific	Africa	Other (1)	Total	Non- Consolidated Interests	Total Worldwide
	(millions of barrels)
Net proved developed and undeveloped reserves
January 1, 2001	2,986	1,330	1,558	690	2,384	702	9,650	1,911	11,561
Revisions	89	(9)	68	(1)	94	15	256	8	264
Purchases	—	—	—	—	—	—	—	—	—
Sales	(6)	—	—	—	—	—	(6)	(3)	(9)
Improved recovery	57	5	5	—	34	—	101	20	121
Extensions and discoveries	112	53	79	23	74	—	341	112	453
Production	(210)	(102)	(234)	(90)	(125)	(29)	(790)	(109)	(899)

December 31, 2001	3,028	1,277	1,476	622	2,461	688	9,552	1,939	11,491
Revisions	31	74	59	40	73	26	303	52	355
Purchases	—	—	—	—	—	—	—	—	—
Sales	(13)	—	—	—	—	—	(13)	—	(13)
Improved recovery	3	—	—	—	75	—	78	16	94
Extensions and discoveries	60	40	11	124	145	100	480	297	777
Production	(200)	(106)	(213)	(95)	(128)	(33)	(775)	(106)	(881)

December 31, 2002	2,909	1,285	1,333	691	2,626	781	9,625	2,198	11,823
Revisions	31	14	50	67	176	3	341	34	375
Purchases	1	—	—	—	—	—	1	—	1
Sales	(14)	—	(2)	—	—	—	(16)	—	(16)
Improved recovery	16	3	1	—	66	—	86	25	111
Extensions and discoveries	27	6	10	12	36	491	582	92	674
Production	(178)	(114)	(208)	(86)	(162)	(31)	(779)	(114)	(893)

December 31, 2003	2,792	1,194	1,184	684	2,742	1,244	9,840	2,235	12,075
Developed reserves, included above
At December 31, 2001	2,567	593	881	477	1,022	232	5,772	1,440	7,212
At December 31, 2002	2,461	685	797	487	1,057	208	5,695	1,505	7,200
At December 31, 2003	2,348	750	805	473	1,107	181	5,664	1,508	7,172

(1)
Middle East, the Caspian region and South America

A50

(unaudited)

        Net proved developed reserves are those volumes which are expected to be recovered through existing wells with existing equipment and operating methods. Undeveloped reserves are those volumes which are expected to be recovered as a result of future investments to drill new wells, to recomplete existing wells and/or to install facilities to collect and deliver the production from existing and future wells.

        Crude oil and natural gas liquids and natural gas production quantities shown are the net volumes withdrawn from ExxonMobil's oil and gas reserves. The natural gas quantities differ from the quantities of gas delivered for sale by the producing function as reported on page A53 due to volumes consumed or flared and inventory changes. Such quantities amounted to approximately 406 billion cubic feet in 2001, 420 billion cubic feet in 2002 and 351 billion cubic feet in 2003.

	Consolidated Subsidiaries
Natural Gas	United States	Canada	Europe	Asia-Pacific	Africa	Other (1)	Total	Non- Consolidated Interests	Total Worldwide
	(billions of cubic feet)
Net proved developed and undeveloped reserves
January 1, 2001	13,045	3,516	11,170	8,546	375	667	37,319	18,547	55,866
Revisions	612	(51)	564	(198)	8	(5)	930	(94)	836
Purchases	—	1	—	—	—	—	1	—	1
Sales	(57)	—	(2)	(8)	—	—	(67)	(2)	(69)
Improved recovery	4	15	11	—	2	—	32	7	39
Extensions and discoveries	242	120	360	590	8	120	1,440	1,991	3,431
Production	(1,114)	(418)	(1,172)	(629)	(14)	(54)	(3,401)	(757)	(4,158)

December 31, 2001	12,732	3,183	10,931	8,301	379	728	36,254	19,692	55,946
Revisions	206	30	600	258	17	42	1,153	294	1,447
Purchases	—	2	—	—	—	—	2	—	2
Sales	(43)	—	—	—	—	—	(43)	—	(43)
Improved recovery	1	3	—	—	—	—	4	—	4
Extensions and discoveries	209	83	115	212	52	9	680	1,917	2,597
Production	(1,043)	(419)	(1,138)	(813)	(12)	(44)	(3,469)	(766)	(4,235)

December 31, 2002	12,062	2,882	10,508	7,958	436	735	34,581	21,137	55,718
Revisions	124	(199)	411	23	157	(2)	514	948	1,462
Purchases	10	—	—	—	—	—	10	—	10
Sales	(90)	—	(3)	—	—	—	(93)	(27)	(120)
Improved recovery	9	1	—	—	—	—	10	15	25
Extensions and discoveries	156	45	333	22	1	239	796	923	1,719
Production	(999)	(388)	(1,103)	(718)	(11)	(49)	(3,268)	(777)	(4,045)

December 31, 2003	11,272	2,341	10,146	7,285	583	923	32,550	22,219	54,769
Developed reserves, included above
At December 31, 2001	10,366	2,517	7,824	6,005	122	404	27,238	8,784	36,022
At December 31, 2002	9,991	2,294	7,326	5,887	112	402	26,012	8,731	34,743
At December 31, 2003	9,513	1,962	7,196	5,764	155	352	24,942	11,292	36,234

(1)
Middle East, the Caspian region and South America

INFORMATION ON CANADIAN TAR SANDS PROVEN RESERVES NOT INCLUDED ABOVE

        In addition to conventional liquids and natural gas proved reserves, ExxonMobil has significant interests in proven tar sands reserves in Canada associated with the Syncrude project. For internal management purposes, ExxonMobil views these reserves and their development as an integral part of total upstream operations. However, for financial reporting purposes, these reserves are required to be reported separately from the oil and gas reserves.

        The tar sands reserves are not considered in the standardized measure of discounted future cash flows for conventional oil and gas reserves, which is found on page A52.

Tar Sands Reserves	Canada
(millions of barrels)
At December 31, 2001	821
At December 31, 2002	800
At December 31, 2003	781

A51

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Standardized Measure of Discounted Future Cash Flows

        As required by the Financial Accounting Standards Board, the standardized measure of discounted future net cash flows is computed by applying year-end prices, costs and legislated tax rates and a discount factor of 10 percent to net proved reserves. The standardized measure includes costs for future dismantlement, abandonment and rehabilitation obligations. The corporation believes the standardized measure does not provide a reliable estimate of the corporation's expected future cash flows to be obtained from the development and production of its oil and gas properties or of the value of its proved oil and gas reserves. The standardized measure is prepared on the basis of certain prescribed assumptions including year-end prices, which represent a single point in time and therefore may cause significant variability in cash flows from year to year as prices change.

	Consolidated Subsidiaries
	United States	Canada	Europe	Asia-Pacific	Africa	Other	Total	Non- Consolidated Interests	Total Worldwide
	(millions of dollars)
As of December 31, 2001
Future cash inflows from sales of oil and gas	$68,713	$19,573	$58,394	$24,452	$42,806	$10,370	$224,308	$87,828	$312,136
Future production costs	20,008	6,711	15,807	7,801	10,341	3,217	63,885	31,839	95,724
Future development costs	4,613	2,695	5,252	3,262	7,839	831	24,492	3,043	27,535
Future income tax expenses	16,620	3,908	17,416	4,325	13,485	2,091	57,845	22,046	79,891

Future net cash flows	$27,472	$6,259	$19,919	$9,064	$11,141	$4,231	$78,086	$30,900	$108,986
Effect of discounting net cash flows at 10%	15,065	2,377	7,338	3,552	6,087	2,553	36,972	18,766	55,738

Discounted future net cash flows	$12,407	$3,882	$12,581	$5,512	$5,054	$1,678	$41,114	$12,134	$53,248

As of December 31, 2002
Future cash inflows from sales of oil and gas	$118,905	$38,528	$68,111	$36,917	$76,407	$18,321	$357,189	$127,089	$484,278
Future production costs	26,601	7,910	14,781	9,889	13,673	3,438	76,292	41,463	117,755
Future development costs	5,545	3,157	5,983	3,433	10,454	1,789	30,361	5,583	35,944
Future income tax expenses	34,289	10,261	23,580	8,254	28,190	3,921	108,495	27,633	136,128

Future net cash flows	$52,470	$17,200	$23,767	$15,341	$24,090	$9,173	$142,041	$52,410	$194,451
Effect of discounting net cash flows at 10%	28,930	6,792	7,788	5,857	11,658	5,634	66,659	31,233	97,892

Discounted future net cash flows	$23,540	$10,408	$15,979	$9,484	$12,432	$3,539	$75,382	$21,177	$96,559

As of December 31, 2003
Future cash inflows from sales of oil and gas	$127,459	$35,637	$71,937	$37,006	$76,969	$28,232	$377,240	$146,197	$523,437
Future production costs	26,777	11,451	16,090	10,860	15,017	4,438	84,633	51,457	136,090
Future development costs	4,537	3,659	6,966	3,740	7,576	3,801	30,279	5,120	35,399
Future income tax expenses	38,690	7,835	25,080	8,819	29,808	5,587	115,819	33,688	149,507

Future net cash flows	$57,455	$12,692	$23,801	$13,587	$24,568	$14,406	$146,509	$55,932	$202,441
Effect of discounting net cash flows at 10%	31,107	4,688	7,970	5,290	10,868	9,894	69,817	33,378	103,195

Discounted future net cash flows	$26,348	$8,004	$15,831	$8,297	$13,700	$4,512	$76,692	$22,554	$99,246

Change in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

Consolidated Subsidiaries	2003	2002	2001
	(millions of dollars)
Value of reserves added during the year due to extensions, discoveries, improved recovery and net purchases less related costs	$4,013	$5,481	$2,660
Changes in value of previous-year reserves due to:
Sales and transfers of oil and gas produced during the year, net of production (lifting) costs	(25,012)	(19,242)	(20,748)
Development costs incurred during the year	8,299	6,994	5,577
Net change in prices, lifting and development costs	4,052	57,506	(79,693)
Revisions of previous reserves estimates	2,247	4,665	2,520
Accretion of discount	10,513	5,837	12,293
Net change in income taxes	(2,802)	(26,973)	32,780

Total change in the standardized measure during the year	$1,310	$34,268	$(44,611)

A52

OPERATING SUMMARY

	2003	2002	2001	2000	1999
	(thousands of barrels daily)
Production of crude oil and natural gas liquids
Net production
United States	610	681	712	733	729
Canada	363	349	331	304	315
Europe	579	592	653	704	650
Asia-Pacific	237	260	247	253	307
Africa	442	349	342	323	326
Other Non-U.S.	285	265	257	236	190

Worldwide	2,516	2,496	2,542	2,553	2,517

	(millions of cubic feet daily)
Natural gas production available for sale
Net production
United States	2,246	2,375	2,598	2,856	2,871
Canada	943	1,024	1,006	844	683
Europe	4,498	4,463	4,595	4,463	4,438
Asia-Pacific	1,803	2,019	1,547	1,755	2,027
Other Non-U.S.	629	571	533	425	289

Worldwide	10,119	10,452	10,279	10,343	10,308

	(thousands of oil-equivalent barrels daily)
Oil-equivalent production (1)	4,203	4,238	4,255	4,277	4,235

	(thousands of barrels daily)
Refinery throughput
United States	1,806	1,834	1,811	1,862	1,930
Canada	450	447	449	451	441
Europe	1,566	1,539	1,563	1,578	1,782
Asia-Pacific	1,390	1,379	1,436	1,462	1,537
Other Non-U.S.	298	244	283	289	287

Worldwide	5,510	5,443	5,542	5,642	5,977

Petroleum product sales
United States	2,729	2,731	2,751	2,669	2,918
Canada	602	593	585	577	587
Europe	2,061	2,042	2,079	2,129	2,597
Asia-Pacific and other Eastern Hemisphere	2,075	1,889	2,024	2,090	2,223
Latin America	490	502	532	528	562

Worldwide	7,957	7,757	7,971	7,993	8,887

Gasoline, naphthas	3,238	3,176	3,165	3,122	3,428
Heating oils, kerosene, diesel oils	2,432	2,292	2,389	2,373	2,658
Aviation fuels	662	691	721	749	813
Heavy fuels	638	604	668	694	706
Specialty petroleum products	987	994	1,028	1,055	1,282

Worldwide	7,957	7,757	7,971	7,993	8,887

	(thousands of metric tons)
Chemical prime product sales
United States	10,740	11,386	11,078	11,736	11,719
Non-U.S.	15,827	15,220	14,702	13,901	13,564

Worldwide	26,567	26,606	25,780	25,637	25,283

Operating statistics include 100 percent of operations of majority owned subsidiaries; for other companies, crude production, gas, petroleum product and chemical prime product sales include ExxonMobil's ownership percentage, and refining throughput includes quantities processed for ExxonMobil. Net production excludes royalties and quantities due others when produced, whether payment is made in kind or cash.

(1)
Gas converted to oil-equivalent at 6 million cubic feet =1 thousand barrels.

A53

APPENDIX B
2004 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

I. Purposes

This Plan is intended to help the Corporation attract and retain highly qualified individuals to serve as non-employee directors of the Corporation and to align further the interests of the non-employee directors with the interests of the Corporation's shareholders by paying a substantial portion of non-employee director compensation in the form of restricted stock or restricted stock units.

II. Definitions

The following definitions apply:

(1)
"Administrator" means the Secretary of the Corporation.

(2)
"Award" means a grant of restricted stock or restricted stock units under this Plan.

(3)
"Board" means the Board of Directors of the Corporation.

(4)
"Corporation" means Exxon Mobil Corporation, a New Jersey corporation, or its successors.

(5)
"Non-employee director" means any member of the Board who is not an employee of the Corporation or any affiliate of the Corporation.

(6)
"Participant" means each non-employee director to whom an award is granted under this Plan.

(7)
"Plan" means this Exxon Mobil Corporation 2004 Non-Employee Director Restricted Stock Plan, as it may be amended from time to time.

(8)
"Restricted period" means the period of time an award is subject to restrictions as set forth in Section VII.

(9)
"Restricted stock" means shares granted under this Plan subject to restrictions on transfer and potential forfeiture during the applicable restricted period.

(10)
"Restricted stock unit" means a stock unit granted under this Plan with a value equal to the value of a share and subject to restrictions on transfer and potential forfeiture during the applicable restricted period.

(11)
"Retirement age" means the age after which a non-employee director is no longer eligible to stand for election in accordance with the Corporation's Corporate Governance Guidelines.

(12)
"Share" means a share of common stock of the Corporation, no par value.

III. Administration

The Board has ultimate authority to administer this Plan, including authority to grant or amend awards; to determine, subject to the limitations contained in this Plan, the terms and conditions of awards; and to construe and interpret Plan provisions. Subject to the oversight of

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the Board, the administrator has authority to establish procedures and forms, and to take other actions assigned to the administrator under this Plan.

IV. Effective Date; Term

This Plan will become effective when approved by the shareholders of the Corporation and will terminate when there are no longer any outstanding awards under the Plan.

V. Available Shares

(1)
The maximum number of shares issued pursuant to awards under this Plan may not exceed 1,000,000.

(2)
If an award is forfeited, the shares subject to that award will not be considered to have been issued and will not count against the Plan maximum under clause (1) of this Section.

VI. Grants of Awards; Eligibility

Subject to the terms and conditions of this Plan, the Board may grant restricted stock or restricted stock units under this Plan at such times, in such amounts, and upon such terms and conditions as the Board determines. The Board may establish standing resolutions for this purpose. Awards under this Plan may only be made to a person who, at the time of grant, is serving as a non-employee director.

VII. Restrictions on Transfer; Forfeiture

(1)
Unless the Board specifies otherwise in an award, the restricted period for an award under this Plan will commence on the date the award is granted and will expire on the earliest to occur of the following:

(a)
the participant leaves the Board after reaching retirement age;

(b)
the participant leaves the Board before reaching retirement age and the Board, with the participant abstaining, votes to lift the restrictions on the participant's awards; or

(c)
the participant dies.

(2)
During the restricted period, awards may not be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered. The designation of a beneficiary pursuant to Section XII will not be considered a disposition or encumbrance for this purpose.

(3)
If the participant ceases to be a member of the Board and the restricted period for the participant's awards does not expire as provided in paragraph (1) of this Section, all the participant's awards under this Plan will be forfeited and all right, title, and interest of the participant to receive any shares or amounts in connection with such awards will terminate without further obligation on the part of the Corporation.

VIII. Shareholder Status; Dividends and Dividend Equivalents

(1)
During the restricted period, a participant to whom restricted stock is issued will have customary rights of a shareholder with respect to such shares, including the rights to vote

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  the shares and receive cash dividends (subject to the applicable restrictions on transfer and events of forfeiture). Cash dividends on restricted stock will be paid currently or, if the Board so determines, reinvested in additional shares of restricted stock.

(2)
During the restricted period, a participant to whom restricted stock units are credited will not be a shareholder of the Corporation with respect to such units. However, the Corporation will credit each restricted stock unit with dividend equivalents corresponding in amount and timing to cash dividends that would be payable with respect to an outstanding share. Dividend equivalents will be paid currently or, if the Board so determines, will be deemed to be reinvested in additional restricted stock units.

IX. Form of Awards

(1)
During the restricted period, shares of restricted stock will be registered in the name of the participant but will be held by or on behalf of the Corporation in certificate or book-entry form as the administrator determines. Each participant agrees by accepting an award of restricted stock that the Corporation may give stop transfer instructions to its transfer agent or custodian with respect to the restricted stock and that, during the restricted period, any restricted stock issued in certificate form may bear an appropriate legend noting the restrictions, risk of forfeiture, and other conditions. If required by the administrator, awards of restricted stock may be subject to execution by the participant of a stock power with respect to such shares in favor of the Corporation.

(2)
During the restricted period, restricted stock units will be evidenced by book-entry credits in records maintained by or on behalf of the Corporation. Restricted stock units will represent only an unfunded and unsecured contractual right to receive shares or cash, if any, payable in settlement of the award.

X. Settlement of Awards

(1)
If and when the restricted period expires with respect to an award of restricted stock, the Corporation will, subject to Section XIII, deliver shares free of restriction to or for the account of the participant, or the participant's estate, or designated beneficiary, if applicable.

(2)
Restricted stock units will be settled in shares or, if so provided in the award, in cash. If and when the restricted period expires with respect to an award of restricted stock units, the Corporation will, subject to Section XIII, deliver one share free of restriction or pay an amount in cash equal to the fair market value of one share in settlement of each unit to or for the account of the participant, or the participant's estate, or designated beneficiary, if applicable.

(3)
Shares will be delivered in certificate or book-entry form and cash (including dividends or dividend equivalents) will be paid by check, wire transfer, or direct deposit, in each case in accordance with the procedures of the administrator in effect at the time.

(4)
The issuance or delivery of any shares may be postponed by the Corporation for such period as may in the determination of the administrator be required to comply with any

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  applicable requirements under the federal securities laws (including, without limitation, the exemptions provided in Rule 16b-3 under the Securities Exchange Act of 1934), any applicable listing requirements of any national securities exchange, or any other requirements or exemptions applicable to the issuance or delivery of such shares. The Corporation will not be obligated to issue or deliver any shares if the issuance or delivery would constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

XI. Change in Capitalization; Adjustments

If a stock split, stock dividend, merger, or other relevant change in capitalization occurs, the administrator will adjust the terms of outstanding awards, including the number of restricted stock units credited to a participant's account or the securities issuable in settlement of such units, as well as the maximum number of shares issuable under Section V, as appropriate to prevent dilution or enlargement of the rights of non-employee directors under this Plan. Any new shares or securities issued with respect to outstanding restricted stock will be delivered to and held by or on behalf of the Corporation, and will be subject to the same provisions, restrictions, and requirements as such restricted stock.

XII. Beneficiary Designation

Participants may designate a beneficiary to whom shares or cash in settlement of outstanding awards under this Plan may be delivered or paid on the death of the participant, provided that such designation will only be given effect if the designation is expressly authorized as a non-testamentary transfer under applicable laws of descent and distribution as determined by the administrator. Beneficiary designations will be subject to such forms, requirements, and procedures as the administrator may establish.

XIII. Withholding Taxes

The Corporation has the right, in its sole discretion, to deduct or withhold at any time shares or cash subject to or otherwise deliverable or payable in connection with an award (including cash payable as dividends or dividend equivalents) as may in the determination of the administrator be necessary to satisfy any required withholding or similar taxes with respect to such awards. Withheld shares may be retained by the Corporation or sold on behalf of the participant.

XIV. Amendments to the Plan; Shareholder Approval

(1)
The Board may from time to time amend or cease granting awards under this Plan; provided that approval of the shareholders of the Corporation will be required for any amendment:

(a)
To increase the total number of shares issuable under the Plan under Section V (except for adjustments under Section XI); or

(b)
That would otherwise constitute a "material revision" within the meaning of applicable rules of the New York Stock Exchange in effect at the time.

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(2)
An amendment of this Plan will, unless the amendment provides otherwise, be immediately and automatically effective for all outstanding awards.

(3)
The Board may also amend any outstanding award under this Plan, provided the award, as amended, contains only such terms and conditions as would be permitted or required for a new award under this Plan.

XV. General Provisions

(1)
Shares subject to awards under this Plan may either be authorized but unissued shares or previously issued shares that have been reacquired by the Corporation.

(2)
The administrator is authorized to establish forms of agreement between the Corporation and each participant to evidence awards under this Plan, and to require execution of such agreements as a condition to a participant's receipt of an award.

(3)
The grant of an award under this Plan does not give a participant any right to remain a director of the Corporation.

(4)
This Plan will be governed by the laws of the State of New York and the United States of America, without regard to any conflict of law rules.

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APPENDIX C
CORPORATE GOVERNANCE GUIDELINES

The Board of Directors (the "Board") of Exxon Mobil Corporation ("ExxonMobil" or the "Corporation") has adopted these guidelines to promote the effective functioning of the Board and its committees.

Role of the Board

The business and affairs of ExxonMobil are managed by or under the direction of its Board in accordance with New Jersey law. The directors' fiduciary duty is to exercise their business judgment in the best interests of ExxonMobil's shareholders.

Board Structure

Board Size.  The size of the Board will provide for sufficient diversity among non-employee directors while also facilitating substantive discussions in which each director can participate meaningfully. The Board size will be within the limits prescribed by ExxonMobil's By-Laws, which currently provide that the Board may have no fewer than 10 and no more than 19 members.

Independent Directors.  A substantial majority of the Board will consist of directors whom the Board has determined to be independent. In general, an independent director must have no material relationship with ExxonMobil, directly or indirectly, except as a director. The Board will determine independence on the basis of the standards specified in the corporate governance rules of the New York Stock Exchange and other facts and circumstances the Board considers relevant.

Election of Directors.  All directors will stand for election at the annual meeting of shareholders.

Chairman and CEO.  The Board believes it is appropriate and efficient for ExxonMobil's Chief Executive Officer (CEO) also to serve as Chairman of the Board. However, the Board retains the authority to separate those functions if it deems such action appropriate in the future.

Presiding and Lead Directors.  The presiding director for non-employee director executive sessions will be determined as described below under Non-Employee Director Executive Sessions. The Board does not believe it is useful or appropriate to designate a lead non-employee director.

Term Limits.  The Board believes that experience as an ExxonMobil director is a valuable asset, especially in light of the size and global scope of the Corporation's operations. Therefore, directors are not subject to term limits except as a result of reaching the Board's mandatory retirement age.

Mandatory Retirement.  No director may stand for election after reaching age 70.

Other Directorships.  Recognizing the substantial time commitment required of directors, it is expected that directors will serve on the boards of other public companies only to the extent that, in the judgment of the Board, such services do not detract from the directors' ability to

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devote the necessary time and attention to ExxonMobil. The Board Affairs Committee will, at least annually, review all directors' service on the boards of other public companies.

Change in Status.  To avoid any potential conflict of interest, directors will not accept a seat on any additional public company board without first reviewing the matter with the Board Affairs Committee. In addition, a non-employee director will tender his or her resignation for consideration by the Board in the event of retirement or other substantial change in the nature of the director's employment or other significant responsibilities.

Former Officers.  The Board does not believe that former officers of ExxonMobil should continue to serve on the Board after they no longer hold that officer position.

Director Selection; Qualifications; Education

Selection.  The Board, acting on the recommendation of the Board Affairs Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the Board, between annual meetings.

Qualifications.  The Board maintains separate guidelines describing the desired qualifications for non-employee directors. At least annually, the Board Affairs Committee will review these guidelines and make such recommendations to the Board as the Committee may deem appropriate.

Orientation.  New non-employee directors will receive a comprehensive orientation from appropriate executives regarding ExxonMobil's business and affairs.

Continuing Education.  It is expected that, at least annually, all directors will participate in a continuing education event (which may coincide with a regular Board meeting) addressing, among other things, current developments and best practices in corporate governance. Reviews of aspects of ExxonMobil's operations will be presented by appropriate executives from time to time as part of the agenda of regular Board meetings. The Board will also normally conduct an on-site visit to an ExxonMobil facility other than the corporate headquarters in conjunction with a regular Board meeting at least once every other year.

Board Meetings; Director Responsibilities

Number of Regular Meetings.  The Board normally holds eight regular meetings per year. Additional meetings may be scheduled as required.

Agenda and Briefing Material.  An agenda for each Board meeting and briefing materials will, to the extent practicable in light of the timing of matters that require Board attention, be distributed to each director approximately one week prior to each meeting. The Chairman will normally set the agenda for Board meetings. Any director may request the inclusion of specific items.

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Meeting Attendance.  It is expected that each director will make every effort to attend each Board meeting and each meeting of any committee on which he or she sits. Attendance in person is preferred but attendance by teleconference is permitted if necessary.

Director Preparedness.  Each director should be familiar with the agenda for each meeting, have carefully reviewed all other materials distributed in advance of the meeting, and be prepared to participate meaningfully in the meeting, and to discuss all scheduled items of business.

Confidentiality.  The proceedings and deliberations of the Board and its committees are confidential. Each director will maintain the confidentiality of information received in connection with his or her service as a director, and the CEO will speak for the Corporation.

Non-Employee Director Executive Sessions

An executive session of the non-employee directors will normally be held immediately following each meeting of the full Board. If the Board includes non-employee directors who are not independent, at least one executive session per year will include only the independent directors. The Chair of the Board Affairs Committee and the Chair of the Compensation Committee will preside at the executive sessions on an alternating basis, unless, taking into account the subject matter under discussion, the non-employee directors select another presider for a particular session. Any non-employee director may raise issues for discussion at an executive session. The non-employee directors will maintain such records of executive sessions as they deem appropriate, including records to enable the CEO to satisfy applicable certification requirements of the New York Stock Exchange.

Board Self-Evaluation

At least annually, the Board will evaluate its performance and effectiveness.

Committees

Committees.  The Board will appoint from among its members committees it determines are necessary or appropriate to conduct its business. Currently, the standing committees of the Board are the Executive Committee, Audit Committee, Board Affairs Committee (which serves as the nominating and corporate governance committee), Advisory Committee on Contributions, Compensation Committee, Finance Committee, and Public Issues Committee.

Committee Composition.  The Board Affairs Committee, Audit Committee, and Compensation Committee will consist solely of independent directors. With the exception of the Executive Committee and Finance Committee where the Chairman of the Board will also be the Chair, the Board Affairs Committee will recommend committee Chairs to the full Board for approval.

Committee Charters.  Each of the committees will have a written charter outlining its responsibilities. Charters will be adopted by the Board based on the recommendation of the applicable committee.

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Committee Assignments and Rotation.  Membership of each committee will be determined by the Board after receiving the recommendation of the Board Affairs Committee. Consideration will be given to rotating committee memberships from time to time.

Committee Funding.  The Corporation will provide each Board committee with sufficient funds to discharge the committee's responsibilities in accordance with its charter.

Committee Self-Evaluation.  At least annually, each of the Board committees will conduct an evaluation of its performance and effectiveness, and will consider whether any changes to the committee's charter are appropriate.

Committee Reports.  The Chair of each Board committee will report to the full Board on the activities of his or her committee, including the results of the committee's self-evaluation and any recommended changes to the committee's charter.

CEO Performance Review

At least annually, the independent directors will, in conjunction with the Compensation Committee, review the performance of the CEO in light of the Corporation's goals and objectives.

Succession Planning

At least annually, the Board will review succession plans for the CEO and other senior executives. Succession planning will address both succession in the ordinary course of business and contingency planning in case of unexpected events.

Board Resources

Access to Employees.  Non-employee directors will have full access to senior management of the Corporation and other employees on request to discuss the business and affairs of the Corporation. The Board expects that there will be regular opportunities for directors to meet with the CEO and other members of management in Board and committee meetings and in other formal or informal settings.

Authority to Retain Advisors.  It is normally expected that information regarding the Corporation's business and affairs will be provided to the Board by ExxonMobil management and staff and by the Corporation's independent auditors. However, the Board has the authority to retain such outside advisors, including accountants, legal counsel, or other experts, as it deems appropriate. The fees and expenses of any such advisors will be paid by the Corporation.

Standards of Business Conduct

ExxonMobil has adopted comprehensive standards of business conduct. Each director is expected to be familiar with and to follow these standards. The Board Affairs Committee will review any issues arising under the applicable standards of business conduct with respect to an executive officer or director and will report its findings to the full Board. The Board does not envision that any waivers will be authorized.

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Communication by Interested Parties with Non-Employee Directors

The Board Affairs Committee will maintain procedures for interested parties to communicate with the non-employee directors. Contact information and a description of the procedures for handling these communications will be published in the proxy statement for each annual meeting of shareholders and posted on ExxonMobil's internet site.

Non-Employee Director Compensation

Compensation for non-employee directors will be determined by the Board on the recommendation of the Board Affairs Committee and will be reviewed annually. Non-employee director compensation will be set at a level that is consistent with market practice, taking into account the size and scope of the Corporation's business and the responsibilities of its directors. A substantial portion of the compensation paid to non-employee directors for service on the Board will be paid in stock of the Corporation which must be held until the director retires from the Board.

Shareholder Matters

Voting Rights.  Each share of the Corporation's common stock is entitled to one vote. ExxonMobil's charter and By-Laws will not impose voting requirements for actions by holders of its common stock higher than the minimum requirements of New Jersey law and will not restrict the ability of shareholders to act by written consent.

Confidential Voting.  In accordance with the resolution previously adopted by shareholders with the recommendation of the Board, a shareholder's vote will be counted by independent inspectors and will be kept confidential from management unless special circumstances exist. For example, proxy cards will be forwarded to the Corporation for appropriate response if a shareholder writes comments on the card.

Annual Meeting Attendance.  It is expected that each director will make every effort to attend each annual meeting of shareholders.

Ratification of Auditors.  The appointment of independent auditors will be submitted for ratification by the shareholders at each annual meeting.

Shareholder Proposals Receiving Majority Approval.  If a shareholder proposal that is not supported by the Board receives a majority of the votes cast at a meeting at which a quorum is present, the proposal will be reconsidered by the Board. Action taken on the proposal will be reported to shareholders in a timely manner.

Corporate Governance Guidelines Revision

The Board Affairs Committee and the Board will review and revise these Corporate Governance Guidelines and related documents as and when appropriate.

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APPENDIX D
GUIDELINES FOR THE SELECTION OF NON-EMPLOYEE DIRECTORS

Candidates for non-employee director of Exxon Mobil Corporation should be individuals who have achieved prominence in their fields, with experience and demonstrated expertise in managing large, relatively complex organizations, and/or, in a professional or scientific capacity, be accustomed to dealing with complex business situations including those with worldwide scope. ExxonMobil seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the Corporation such as management, finance, marketing, technology, law, international business, or public service. The Board must include members with the particular experience required for service on key Board committees, as described in the committee charters.

Candidates should bring integrity, insight, energy, and analytical skills to Board deliberations, and must have a commitment to devote the necessary time and attention to oversee the affairs of a corporation as large and complex as ExxonMobil. ExxonMobil recognizes the strength and effectiveness of the Board reflects the balance, experience, and diversity of the individual directors; their commitment; and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities.

As a matter of law, the Corporation is generally precluded from having as a member of the Board of Directors anyone who is an officer or director of a corporation which is in substantial competition with Exxon Mobil Corporation in the United States. Recognizing that this is a matter which may require the advice of legal counsel in specific instances, the Board Affairs Committee will not consider as a candidate any person who is a director or officer of such a corporation.

A substantial majority of the Board must meet the independence standards described in the Corporation's Corporate Governance Guidelines, and all candidates must be free from any relationship with management or the Corporation which would interfere with the exercise of independent judgement. Candidates should be committed to representing the interests of all shareholders and not any particular constituency, and must be willing to challenge and stimulate management.

The Corporate Governance Guidelines provide that no director may stand for reelection after age 70. Since the Board believes a director should serve at least five years, new candidates should normally be of an age to allow five or more years of Board membership.

The Board Affairs Committee considers suggestions for possible director candidates from current directors, shareholders, and other sources. All suggestions will be considered in the same manner.

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APPENDIX E
AUDIT COMMITTEE CHARTER

I. Purposes of the Committee

The primary purpose of the Audit Committee (the "Committee") is oversight. The Committee shall assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee:

•
Management's conduct of the Corporation's financial reporting process;

•
The integrity of the financial statements and other financial information provided by the Corporation to the Securities and Exchange Commission (the "SEC") and the public;

•
The Corporation's system of internal accounting and financial controls;

•
The Corporation's compliance with legal and regulatory requirements;

•
The performance of the Corporation's internal audit function;

•
The independent auditors' qualifications, performance, and independence; and

•
The annual independent audit of the Corporation's financial statements.

The Committee shall have direct authority and responsibility to appoint (subject to shareholder ratification), compensate, retain, and oversee the independent auditors.

The Committee shall also prepare the report that the SEC rules require be included in the Corporation's annual proxy statement.

The Corporation's management is responsible for preparing the Corporation's financial statements. The independent auditors are responsible for auditing those financial statements. Management, including the internal audit function, and the independent auditors, have more time, knowledge, and detailed information about the Corporation than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation's financial statements, or any professional certification as to the independent auditors' work, including with respect to auditor independence. Each member of the Committee shall be entitled to rely on the integrity of people and organizations from whom the Committee receives information and the accuracy of such information, including representations by management and the independent auditors regarding non-audit services provided by the independent auditors.

II. Committee Membership

The Committee shall consist of not less than four nor more than seven members. Committee members shall be appointed by the Board from among its members and may be removed by the Board at any time. Each member of the Committee must satisfy such criteria of independence as the Board may establish and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate.

Accordingly, each member of the Committee shall be financially literate within a reasonable period of time after appointment to the Committee; must be "independent" within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934; and may not serve on

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more than two other public company audit committees unless the Board determines that such simultaneous service would not impair the ability of the member to serve effectively on the Committee. In addition, at least one member of the Committee shall be an "audit committee financial expert" as defined by the SEC.

The actual number of members shall be determined from time to time by resolution of the Board. Two members of the Committee shall constitute a quorum thereof.

III. Committee Structure and Operations

The Chair of the Committee shall be designated by the Board. The Committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Committee. In addition to the regular meeting schedule established by the Committee, the Chair of the Committee may call a special meeting at any time.

The Secretary of the Corporation shall be the Secretary of the Audit Committee, unless the Committee designates otherwise.

In the absence of the Chair during any Committee meeting, the Committee may designate a Chair pro tempore.

The Committee shall act only on the affirmative vote of a majority of the members at a meeting or by unanimous written consent.

The Committee may establish sub-committees to carry out such duties as the Committee may assign.

IV. Committee Activities

The following shall be the common recurring activities of the Committee in carrying out its purposes. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

1.
Appoint the independent auditors to audit the consolidated financial statements of the Corporation and its subsidiaries for the coming year; approve the engagement fees and terms; and recommend ratification of that appointment by the shareholders.

2.
Pre-approve all audit and non-audit services to be provided by the independent auditors to the Corporation in accordance with the Committee's policies and procedures, and regularly review (a) the adequacy of the Committee's policies and procedures for pre-approving the use of the independent auditors for audit and non-audit services with a view to auditor independence; (b) the audit and non-audit services pre-approved in accordance with the Committee's policies and procedures; and (c) fees paid to the independent auditors for pre-approved audit and non-audit services.

3.
Regularly review with the independent auditors (a) the arrangements for and the scope of the independent auditors' audit of the Corporation's consolidated financial statements; (b) the results of the audit by the Corporation's independent auditors of the Corporation's consolidated financial statements; (c) any audit problems or difficulties encountered by the

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  independent auditors and management's response; (d) any significant deficiency in the design or the operation of the Corporation's internal accounting controls identified by the independent auditors and any resulting recommendations; (e) all critical accounting policies and practices used by the Corporation; (f) all alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures, and the treatment preferred by the independent auditors; and (g) other material written communications between the independent auditors and management. The Committee shall have ultimate authority to resolve any disagreement between management and the independent auditors regarding financial reporting.

4.
Review major changes to the Corporation's auditing and accounting principles and practices based on advice of the independent auditors, the Controller, the General Auditor, or management.

5.
At least annually, obtain and review a report by the independent auditors describing (a) the firm's internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent auditors and the Corporation consistent with Independence Standards Board Standard Number 1. The Committee shall discuss such report with the independent auditors, which may include issues that impact the independent auditors' qualifications, performance, or independence.

6.
Evaluate, along with the other members of the Board, management, the Controller, and the General Auditor, the qualifications, performance, and independence of the independent auditors, including the performance of the lead audit partner.

7.
Monitor regular rotation of audit partners by the independent auditors as required by law.

8.
The Committee, along with the other members of the Board, shall discuss with management and the independent auditors the audited financial statements to be included in the Corporation's Annual Report on Form 10-K, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Committee shall review and consider with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61"), including deficiencies in internal controls, fraud, illegal acts, management judgments and estimates, audit adjustments, audit difficulties, and the independent auditors' judgments about the quality of the Corporation's accounting practices.

9.
Discuss with the independent auditors and management the Corporation's interim financial results to be included in each quarterly report on Form 10-Q, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Each such review shall include any matters required to be discussed by SAS No. 61, and shall occur prior to the Corporation's filing of the related Form 10-Q with the SEC.

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10.
Maintain and periodically review the Corporation's procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of the Corporation, of concerns regarding questionable accounting or auditing matters.

11.
Confer with the Controller, the General Auditor, the General Counsel, management, and the independent auditors as requested by any of them or by the Committee, at least annually, and review their reports with respect to the functioning, quality, and adequacy of programs for compliance with the Corporation's policies and procedures regarding business ethics, financial controls, internal auditing, and compliance with legal and regulatory requirements, including information regarding violations or probable violations of such policies.

12.
Discuss from time to time the Corporation's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

13.
Discuss from time to time the Corporation's policies with respect to risk assessment and risk management.

14.
Maintain hiring policies for employees and former employees of the independent auditors.

15.
Review the expenses of officers of the Corporation who are also members of the Board and such other officers as it may deem appropriate.

16.
Review with the Controller and the General Auditor, at least annually, the activities, budget, staffing, and structure of the internal auditing function of the Corporation and its subsidiaries, including their evaluations of the performance of that function and any recommendations with respect to improving the performance of or strengthening of that function. As appropriate, the Committee shall review the reports of any internal auditor on a financial safeguard problem that has not resulted in corrective action or has not otherwise been resolved to the auditor's satisfaction at any intermediate level of audit management.

17.
From time to time, meet separately with management, the internal auditors, and the independent auditors to discuss issues warranting attention by the Committee.

18.
Prepare any report or other disclosure by the Committee required to be included in any proxy statement for the election of the Corporation's directors under the rules of the SEC.

19.
Take other such actions and do other such things as may be referred to it from time to time by the Board.

V. Committee Evaluation

The Committee will annually complete a self-evaluation of the Committee's own performance and effectiveness and will consider whether any changes to the Committee's charter are appropriate.

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VI. Committee Reports

The Chair of the Committee will report regularly to the full Board on the Committee's activities, findings, and recommendations, including the results of the Committee's self-evaluation and any recommended changes to the Committee's charter.

VII. Resources and Authority of the Committee

The Committee has exclusive authority with respect to the retention of the independent auditors described in Section IV of this charter. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Corporation. The Committee also has the authority to retain outside advisors, including legal counsel, auditors, or other experts, as it deems appropriate; to approve the fees and expenses of such advisors; and to incur such other ordinary administrative expenses as are necessary or appropriate in carrying out its duties.

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APPENDIX F
AUDIT COMMITTEE PRE-APPROVAL POLICY AND PROCEDURE MEMORANDUM

ExxonMobil's Audit Committee is responsible for appointing, compensating, retaining and overseeing the work of the independent auditors. In fulfilling this responsibility, the Audit Committee pre-approves audit and non-audit services provided by the independent auditors in order to ensure the services do not impair the auditors' independence. The Securities and Exchange Commission (SEC) has issued rules specifying the permissible services independent auditors may provide to audit clients, as well as the Audit Committee's responsibility for administering the engagement of the independent auditors, including pre-approval of fees. Accordingly, ExxonMobil's Audit Committee has adopted the following Pre-Approval Policy and Procedure.

Under the Audit Committee's approach, an annual program of work will be approved each October for the following categories of services: Audit, Audit-Related, and Tax. Each engagement or category of service will be presented in appropriate detail by business function and geographic area to provide the Audit Committee sufficient understanding of the services provided. Additional engagements may be brought forward from time to time for pre-approval by the Audit Committee.

The Audit Committee will consider whether any service to be obtained from the independent auditors is consistent with the SEC's rules on auditor independence. Also, the Audit Committee will consider the level of Audit and Audit-Related fees in relation to all other fees paid to the independent auditors, and will review such level each year. In carrying out this responsibility, the Audit Committee may obtain input from ExxonMobil management on the general level of fees, and the process for determining and reporting fees from the numerous locations where ExxonMobil operates and the independent auditors provide services.

The term of any pre-approval applies to ExxonMobil's financial year. Thus, Audit fees for the financial year may include work performed after the close of the calendar year. The pre-approval for Audit-Related and Tax fees is on a calendar-year basis. Unused pre-approval amounts will not be carried forward to the next financial year. Pre-approvals will apply to engagements within a category of service, and cannot be transferred between categories. If fees might otherwise exceed pre-approved amounts for any category of permissible services, then time will be scheduled so that incremental amounts can be reviewed and pre-approved prior to commitment.

Audit Services

Audit services include the annual financial statement audit engagement (including required quarterly reviews), affiliate and subsidiary statutory audits, and other procedures required to be performed by the independent auditors to render an opinion on ExxonMobil's consolidated financial statements. Audit services also include information systems reviews, tests performed on the system of internal controls, and other procedures necessary to support the independent auditors' attestation of management's report on internal controls for financial reporting consistent with Section 404 of the Sarbanes-Oxley Act of 2002.

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The independent auditors are responsible for cost-effectively providing audit services and confirming that audit services are not undertaken prior to review and pre-approval by the Audit Committee. The independent auditors and ExxonMobil management will jointly manage a process for collecting and reporting Audit fees billed by the independent auditors to ExxonMobil each year.

Audit-Related Services

Audit-Related services include services that are reasonably related to the review of ExxonMobil's financial statements. These services include benefit plan and joint venture audits, attestation procedures related to cost certifications and government compliance, consultations on accounting issues, and due diligence procedures. Each year the Audit Committee will review the proposed services to ensure the independence of the independent auditors is not impaired.

Pre-approval will occur in October of each year coincident with pre-approval of Audit services. ExxonMobil management will monitor the engagement of the independent auditors for Audit-Related services using designated process owners. This process will help provide assurance that the aggregate dollar amount of services obtained does not exceed pre-approval amounts at any time, and that new engagements not identified in October are pre-approved prior to commitment.

Tax Services

The Audit Committee concurs that the independent auditors may provide certain Tax services without impairing independence. These services include preparing local tax filings and related tax services, tax planning, preparing individual employee expatriate tax returns, and other services permitted by SEC regulations. The Audit Committee will not permit engaging the independent auditors (1) in connection with a transaction, the sole purpose of which may be impermissible tax avoidance, or (2) for any tax services that may be prohibited by SEC rules now or in the future.

Significant engagements of outside accounting firms for Tax services (other than Expatriate Tax services) require the endorsement of the Exxon Mobil Corporation General Tax Counsel. An Associate General Tax Counsel within the ExxonMobil Tax Department, acting as primary contact on behalf of the General Tax Counsel, will monitor the engagement of the independent auditors or other firms for such Tax services to help provide assurance that aggregate dollar amounts of services obtained from the independent auditors do not exceed pre-approval amounts at any time.

For Expatriate Tax services, the Global Human Resources Expatriate Services Manager will manage the engagement, and confirm that fees do not exceed the pre-approved amount. These services will be subject to a periodic competitive bidding process.

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All Other Services

ExxonMobil does not envision obtaining other services from the independent auditors, except for the Audit, Audit-Related, and Tax services described previously. If permissible other services are requested by ExxonMobil business units, each engagement must be pre-approved by the Audit Committee. Such requests should be supported by endorsement of the Exxon Mobil Corporation Controller and the Exxon Mobil Corporation General Auditor prior to review with the Audit Committee.

Prohibited Services

SEC regulations specify that independent auditors may not provide the following prohibited services: Bookkeeping, Financial Information Systems Design and Implementation, Appraisals or Valuation (other than Tax), Fairness Opinions, Actuarial Services, Internal Audit Outsourcing, Management Functions, Human Resources such as Executive Recruiting, Broker-Dealer Services, Legal Services, or Expert Services such as providing expert testimony or opinions where the purpose of the engagement is to advocate the client's position in an adversarial proceeding. ExxonMobil personnel may not under any circumstances engage the independent auditors for prohibited services. Potential engagements not clearly permissible should be referred to the Exxon Mobil Corporation Controller or the Exxon Mobil Corporation General Auditor.

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APPENDIX G
COMPENSATION COMMITTEE CHARTER

I. Purposes of the Committee

The primary purposes of the Compensation Committee (the "Committee") are to discharge the Board of Directors' (the "Board") responsibilities relating to the evaluation and compensation of the Corporation's Chief Executive Officer (the "CEO") and other senior executives, and to produce an annual report on executive compensation for inclusion in the Corporation's proxy statement in accordance with applicable rules and regulations. The Committee also makes recommendations to the Board regarding succession planning and development for senior executives and positions as needed.

II. Committee Membership

The Committee shall consist of not less than three nor more than six members. Committee members shall be appointed by the Board from among its members and may be removed by the Board at any time. Each member of the Committee must satisfy such criteria of independence as the Board may establish and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate. Accordingly, each member must qualify as a "non-employee director" under rule 16b-3 of the Securities and Exchange Commission (the "SEC"); may not be part of a compensation committee interlock within the meaning of SEC Regulation S-K; and may not be eligible to participate in any of the compensation plans they administer. Members of the Committee should be suitably knowledgeable in matters pertaining to executive compensation. The actual number of members shall be determined from time to time by resolution of the Board. Two members of the Committee shall constitute a quorum thereof.

III. Committee Structure and Operations

The Chair of the Committee shall be designated by the Board. The Compensation Committee will fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Committee. In addition to the regular meeting schedule established by the Committee, the Chair of the Committee may call a special meeting at any time.

The Secretary of the Corporation shall be the Secretary of the Compensation Committee unless the Committee designates otherwise.

In the absence of the Chair during any Committee meeting, the Committee may designate a Chair pro tempore.

The Committee shall act only on the affirmative vote of a majority of the members at a meeting or by unanimous written consent.

The Committee may establish sub-committees consisting of one or more members to carry out such duties as the Committee may assign.

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IV. Committee Activities

The following shall be the common recurring activities of the Committee in carrying out its purposes. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

1.
Review and approve the corporate goals and objectives relevant to the compensation of the CEO.

2.
At least annually, at a meeting to which all independent directors are invited, evaluate the CEO's performance as measured against the goals and objectives outlined above.

3.
Set the salary and other cash and equity compensation for the CEO based on the evaluation described in paragraph 2. In determining the long term incentive component of the CEO's compensation, the Committee should also consider the Company's performance based on criteria established by the Committee.

4.
At least annually, at a meeting to which all independent directors are invited, review succession planning and development strategies for senior level positions and executives of the Corporation.

5.
Make recommendations to the Board with respect to incentive compensation plans and equity-based plans.

6.
Review and act upon proposed terms of any new plans, programs, and arrangements for the benefit of employees of the Corporation that are modified and made available only to certain executives of the Corporation, or, as appropriate, make such recommendations to the Board with respect thereto as it may deem advisable.

7.
Set the salaries of employees of the Corporation who are members of the Board and of U.S. dollar-paid employees who are officers of the Corporation (other than assistant officers) elected by the Board; review salaries of U.S. dollar-paid employees who are presidents of the functional organizations; and set, review or make recommendations with respect to the salaries of such other employees as may be from time to time referred to the Committee by the Chairman of the Board, or President of the Corporation.

8.
Administer the Corporation's 1993 Incentive Program and any similar prior plan, and make the determinations and interpretations and take other such action as contemplated by said Programs for the granting authorities, insofar as applicable to employees who are subject to the reporting requirements of Section 16 under the Securities Exchange Act of 1934 with respect to equity securities of the Corporation, and other such eligible employees as may be from time to time referred to the Committee by the Chairman of the Board, or the President of the Corporation.

9.
Administer the 1995 Mobil Incentive Compensation and Stock Ownership Plan and any similar prior plan.

10.
Pursuant to the Corporation's 2003 Incentive Program, a) administer said Program; b) establish in respect to each year a ceiling, subject to the limitations in said Program, on the aggregate number of shares of Corporation common stock that can be awarded under said Program; c) determine, from time to time, the rate of interest to be credited to

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  grantees pursuant to said Program; d) have the exclusive right to make or, on behalf of the Corporation, amend any grants of awards under said Program to eligible employees constituting the group referred to in paragraph 8 above, and with respect to grants to such persons, make all decisions concerning the timing, pricing, and amount of such awards and all other determinations and interpretations as contemplated by said Program; and e) set the consideration for any shares of the common stock of the Corporation used in meeting the Corporation's obligations arising from time to time for awards under said Program granted by this Committee.

11.
Pursuant to the Corporation's Short Term Incentive Program, a) administer said Program; b) establish in respect to each year a ceiling, subject to the limitations in said Program, on the aggregate dollar amount that can be awarded thereunder; c) determine, from time to time, the rate of interest to be credited to grantees pursuant to said Program; and d) make or, on behalf of the Corporation, amend any grants of awards under said Program to eligible employees constituting the group referred to in paragraph 7 above, and with respect to grants to such persons, make all decisions concerning the timing, pricing, and amount of such awards and all other determinations and interpretations as contemplated by said Program.

12.
Review proposed terms of any new Incentive Program and any major amendment of an existing program, and make such recommendations to the Board with respect thereto as it may deem advisable.

13.
Report on compensation policies and practices with respect to the Corporation's executive officers as required by SEC rules.

14.
Take such other actions and do other such things as may be referred to it from time to time by the Board.

V. Committee Evaluation

The Committee will annually complete a self-evaluation of the Committee's own performance and effectiveness, and will consider whether any changes to the Committee's charter are appropriate.

VI. Committee Reports

The Chair of the Committee will report regularly to the full Board on the Committee's activities, findings, and recommendations, including the results of the Committee's self-evaluation and any recommended changes to the Committee's charter.

VII. Resources and Authority of the Committee

The Committee has the authority to retain such outside advisors, including legal counsel or other experts, as it deems appropriate, and to approve the fees and expenses of such advisors. Without limiting the foregoing, the Committee will have sole authority to retain and terminate any compensation consultant to be used to assist the Committee in the evaluation of CEO or senior executive compensation.

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APPENDIX H
BOARD AFFAIRS COMMITTEE CHARTER

I. Purposes of the Committee

The primary purposes of the Board Affairs Committee (the "Committee") are to monitor compliance with good corporate governance standards; to identify individuals qualified to become Board members; to recommend to the Board director nominees for election at the annual meeting of shareholders or for election by the Board to fill open seats between annual meetings; to recommend to the Board committee appointments for directors; to review and make recommendations to the Board regarding non-employee director compensation; and to develop and recommend to the Board corporate governance guidelines applicable to the Corporation.

II. Committee Membership

The Committee shall consist of not less than three nor more than seven members. Committee members shall be appointed by the Board from among its members and may be removed by the Board at any time. Each member of the Committee must satisfy such criteria of independence as the Board may establish and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate. Members of the Committee should be suitably knowledgeable in matters pertaining to corporate governance. The actual number of members shall be determined from time to time by resolution of the Board. Two members of the Committee shall constitute a quorum thereof.

III. Committee Structure and Operations

The Chair of the Committee shall be designated by the Board. The Committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Committee. In addition to the regular meeting schedule established by the Committee, the Chair of the Committee may call a special meeting at any time.

The Secretary of the Corporation shall be the Secretary of the Board Affairs Committee unless the Committee designates otherwise.

In the absence of the Chair during any Committee meeting, the Committee may designate a Chair pro tempore.

The Committee shall act only on the affirmative vote of a majority of the members at a meeting or by unanimous written consent.

The Committee may establish subcommittees consisting of one or more members to carry out such duties as the Committee may delegate.

IV. Committee Activities

The following shall be the common recurring activities of the Committee in carrying out its purposes. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

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1.
Review the Corporation's Corporate Governance Guidelines and related documents at least annually, and make such recommendations to the Board with respect thereto as it may deem advisable.

2.
Review the Corporation's Guidelines for Selection of Non-Employee Directors at least annually, and make such recommendations to the Board with respect thereto as it may deem advisable.

3.
Review qualifications of individuals suggested as potential candidates for director of the Corporation, including candidates suggested by shareholders, and consider for nomination such said individuals who are deemed qualified.

4.
Recommend to the Board the nominees to be proposed by the Board for election as directors of the Corporation at the annual meeting of shareholders.

5.
Recommend to the Board candidates for election as directors of the Corporation to fill open seats on the Board between annual meetings, including vacancies created by an increase in the authorized number of directors.

6.
Review requests by directors to accept a seat on any additional public company board and refer the matter to the Board with the Committee's recommendation whether such request should be approved.

7.
Review at least annually the service of all directors on the boards of other public companies with consideration to the substantial time commitment required of directors and make such recommendations to the Board as it may deem advisable.

8.
Consider resignations tendered by directors in the event of retirement or other substantial change in the nature of the director's employment or other significant responsibilities and refer the matter to the Board with the Committee's recommendation whether such resignation should be accepted.

9.
Review the remuneration of non-employee directors and make such recommendations to the Board with respect thereto as it may deem advisable.

10.
Review present plans, programs or arrangements, and any proposed terms of any new plans, programs or arrangements, for the benefit of non-employee directors, and make such recommendations to the Board with respect thereto as it may deem advisable.

11.
Provide comments and suggestions to the Board concerning committee structure of the Board, committee operations, committee member qualifications, and committee member appointment.

12.
Establish and maintain procedures for interested parties to communicate with the non-employee directors.

13.
Review any allegation that an executive officer or director may have violated the Corporation's Standards of Business Conduct and report its findings to the Board.

14.
Provide oversight of the performance and effectiveness of the self-evaluation process for the Board and its committees.

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15.
Take such other actions and do such other things as may be referred to it from time to time by the Board.

V. Committee Evaluation

The Committee will annually complete a self-evaluation of the Committee's own performance and effectiveness, and will consider whether any changes to the Committee's charter are appropriate.

VI. Committee Reports

The Chair of the Committee will report regularly to the full Board on the Committee's activities, findings, and recommendations, including the results of the Committee's self-evaluation and any recommended changes to the Committee's charter.

VII. Resources and Authority of the Committee

The Committee has the authority to retain such outside advisors, including legal counsel or other experts, as it deems appropriate, and to approve the fees and expenses of such advisors. Without limiting the foregoing, the Committee will have sole authority to retain and terminate any search firm to be used by the Committee to identify director candidates and any consultant used by the Committee to evaluate non-employee director compensation.

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APPENDIX I
CODE OF ETHICS AND BUSINESS CONDUCT

Ethics Policy

The policy of Exxon Mobil Corporation is to comply with all governmental laws, rules, and regulations applicable to its business.

The Corporation's Ethics policy does not stop there. Even where the law is permissive, the Corporation chooses the course of highest integrity. Local customs, traditions, and mores differ from place to place, and this must be recognized. But honesty is not subject to criticism in any culture. Shades of dishonesty simply invite demoralizing and reprehensible judgments. A well-founded reputation for scrupulous dealing is itself a priceless corporate asset.

The Corporation cares how results are obtained, not just that they are obtained. Directors, officers, and employees should deal fairly with each other and with the Corporation's suppliers, customers, competitors, and other third parties.

The Corporation expects compliance with its standard of integrity throughout the organization and will not tolerate employees who achieve results at the cost of violation of law or who deal unscrupulously. The Corporation's directors and officers support, and expect the Corporation's employees to support, any employee who passes up an opportunity or advantage that would sacrifice ethical standards.

It is the Corporation's policy that all transactions will be accurately reflected in its books and records. This, of course, means that falsification of books and records and the creation or maintenance of any off-the-record bank accounts are strictly prohibited. Employees are expected to record all transactions accurately in the Corporation's books and records, and to be honest and forthcoming with the Corporation's internal and independent auditors.

The Corporation expects candor from employees at all levels and adherence to its policies and internal controls. One harm which results when employees conceal information from higher management or the auditors is that other employees think they are being given a signal that the Corporation's policies and internal controls can be ignored when they are inconvenient. That can result in corruption and demoralization of an organization. The Corporation's system of management will not work without honesty, including honest bookkeeping, honest budget proposals, and honest economic evaluation of projects.

It is the Corporation's policy to make full, fair, accurate, timely, and understandable disclosure in reports and documents that the Corporation files with the United States Securities and Exchange Commission, and in other public communications. All employees are responsible for reporting material information known to them to higher management so that the information will be available to senior executives responsible for making disclosure decisions.

Conflicts of Interest Policy

It is the policy of Exxon Mobil Corporation that directors, officers, and employees are expected to avoid any actual or apparent conflict between their own personal interests and the interests

I1

of the Corporation. A conflict of interest can arise when a director, officer, or employee takes actions or has personal interests that may interfere with his or her objective and effective performance of work for the Corporation. For example, directors, officers, and employees are expected to avoid actual or apparent conflict in dealings with suppliers, customers, competitors, and other third parties. Directors, officers, and employees are expected to refrain from taking for themselves opportunities discovered through their use of corporate assets or through their positions with the Corporation. Directors, officers, and employees are expected to avoid securities transactions based on material, nonpublic information learned through their positions with the Corporation. Directors, officers, and employees are expected to refrain from competing with the Corporation.

Corporate Assets Policy

It is the policy of Exxon Mobil Corporation that directors, officers, and employees are expected to protect the assets of the Corporation and use them efficiently to advance the interests of the Corporation. Those assets include tangible assets and intangible assets, such as confidential information of the Corporation. No director, officer, or employee should use or disclose at any time during or subsequent to employment or other service to the Corporation, without proper authority or mandate, confidential information obtained from any source in the course of the Corporation's business. Examples of confidential information include nonpublic information about the Corporation's plans, earnings, financial forecasts, business forecasts, discoveries, competitive bids, technologies, and personnel.

Directorships Policy

It is the policy of Exxon Mobil Corporation to restrict the holding by officers and employees of directorships in nonaffiliated, for-profit organizations and to prohibit the acceptance by any officer or employee of such directorships that would involve a conflict of interest with, or interfere with, the discharge of the officer's or employee's duties to the Corporation. Any officer or employee may hold directorships in nonaffiliated, nonprofit organizations, unless such directorships would involve a conflict of interest with, or interfere with, the discharge of the officer's or employee's duties to the Corporation, or obligate the Corporation to provide support to the nonaffiliated, nonprofit organizations. Officers and employees may serve as directors of affiliated companies and such service may be part of their normal work assignments.

All directorships in public companies held by directors of the Corporation are subject to review and approval by the Board of Directors of the Corporation. In all other cases, directorships in nonaffiliated, for-profit organizations are subject to review and approval by the management of the Corporation, as directed by the Chairman.

Procedures and Open Door Communication

Exxon Mobil Corporation encourages employees to ask questions, voice concerns, and make appropriate suggestions regarding the business practices of the Corporation. Employees are expected to report promptly to management suspected violations of law, the Corporation's policies, and the Corporation's internal controls, so that management can take appropriate

I2

corrective action. The Corporation promptly investigates reports of suspected violations of law, policies, and internal control procedures.

Management is ultimately responsible for the investigation of and appropriate response to reports of suspected violations of law, policies, and internal control procedures. Internal Audit has primary responsibility for investigating violations of the Corporation's internal controls, with assistance from others, depending on the subject matter of the inquiry. The persons who investigate suspected violations are expected to exercise independent and objective judgment.

Normally, an employee should discuss such matters with the employee's immediate supervisor. Each supervisor is expected to be available to subordinates for that purpose. If an employee is dissatisfied following review with the employee's immediate supervisor, that employee is encouraged to request further reviews, in the presence of the supervisor or otherwise. Reviews should continue to the level of management appropriate to resolve the issue.

Depending on the subject matter of the question, concern, or suggestion, each employee has access to alternative channels of communication, for example, the Controller's Department; Internal Audit; the Human Resources Department; the Law Department; the Safety, Health and Environment Department; the Security Department; and the Treasurer's Department.

Suspected violations of law or the Corporation's policies involving a director or executive officer, as well as any concern regarding questionable accounting or auditing matters, should be referred directly to the General Auditor of the Corporation. The Board Affairs Committee of the Board of Directors of the Corporation will initially review all issues involving directors or executive officers, and will then refer all such issues to the Board of Directors of the Corporation.

Employees may also address communications to individual nonemployee directors or to the nonemployee directors as a group by writing them at Exxon Mobil Corporation, 5959 Las Colinas Boulevard, Irving, Texas 75039, U.S.A., or such other addresses as the Corporation may designate and publish from time to time.

Employees wishing to make complaints without identifying themselves may do so by telephoning 1-800-963-9966 or 1-972-444-1990, or by writing the Global Security Manager, Exxon Mobil Corporation, P.O. Box 142106, Irving, Texas 75014, U.S.A., or such other telephone numbers and addresses as the Corporation may designate and publish from time to time. All complaints to those telephone numbers and addresses concerning accounting, internal accounting controls, or auditing matters will be referred to the Audit Committee of the Board of Directors of the Corporation.

All persons responding to employees' questions, concerns, complaints, and suggestions are expected to use appropriate discretion regarding anonymity and confidentiality, although the preservation of anonymity and confidentiality may or may not be practical, depending on the circumstances. For example, investigations of significant complaints typically necessitate

I3

revealing to others information about the complaint and complainant. Similarly, disclosure can result from government investigations and litigation.

No action may be taken or threatened against any employee for asking questions, voicing concerns, or making complaints or suggestions in conformity with the procedures described above, unless the employee acts with willful disregard of the truth.

Failure to behave honestly, and failure to comply with law, the Corporation's policies, and the Corporation's internal controls may result in disciplinary action, up to and including separation.

No one in the Corporation has the authority to make exceptions or grant waivers to the Corporation's foundation policies. It is recognized that there will be questions about the application of the policies to specific activities and situations. In cases of doubt, directors, officers, and employees are expected to seek clarification and guidance. In those instances where the Corporation, after review, approves an activity or situation, the Corporation is not granting an exception or waiver but is determining that there is no policy violation. If the Corporation determines that there is or would be a policy violation, appropriate action is taken.

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[LOGO]	Printed on recycled paper3300-PS-04

2004 ANNUAL MEETING
ADMISSION TICKET
c/o EquiServe Trust Company, N.A. P.O. Box 8587 Edison, NJ 08818-8587	This ticket will admit shareholder and one guest.

ANNUAL MEETING OF SHAREHOLDERS

TIME:	Wednesday, May 26, 2004, 9:00 a.m. central daylight time
PLACE:	Morton H. Meyerson Symphony Center Dallas, Texas (map on back)
AUDIOCAST:	Live on the internet at www.exxonmobil.com. Instructions appear on the internet site one week prior to the event.
ADMISSION:	Valid admission ticket and government-issued picture identification required.

Your vote is important. Please vote immediately.

	Vote-by-Internet			Vote-by-Telephone
1.	Log on to the internet and go to www.eproxyvote.com/xom.		1.	Call toll-free 1-877-779-8683 (within the U.S. and Canada) or 1-201-536-8073 (outside the U.S. and Canada).
		OR
2.	Follow the easy steps outlined on the secure internet site.		2.	Follow the easy recorded instructions.

If you vote over the internet or by telephone, please do not mail your card.

-------------------------------------------------------------------------------------------------------------------------------------
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.
The Board of Directors recommends a vote FOR item 1.
		FOR		WITHHELD
1.	Election of directors (page 7).	☐		☐
For all nominees except as noted above
The Audit Committee recommends a vote FOR item 2.
2.	Ratification of independent auditors (page 27).	FOR ☐	AGAINST ☐	ABSTAIN ☐
The Board of Directors recommends a vote FOR item 3.
3.	Approval of 2004 Non-Employee Director Restricted Stock Plan (page 28).	FOR ☐	AGAINST ☐	ABSTAIN ☐
	The Board of Directors recommends a vote AGAINST shareholder proposal items 4 through 11.
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
4.	Political contributions (page 30).	☐	☐	☐	8.	Executive compensation (page 39).	☐	☐	☐
5.	Political contributions report (page 32).	☐	☐	☐	9.	Equity compensation report (page 40).	☐	☐	☐
6.	Media response on Equatorial Guinea (page 34).	☐	☐	☐	10.	Amendment of EEO policy (page 42).	☐	☐	☐
7.	Board Chairman and CEO (page 37).	☐	☐	☐	11.	Climate science report (page 44).	☐	☐	☐

		Mark box to discontinue annual report mailing for this account.			☐		Mark box if comments appear on this card or an attachment.		☐

Signature: ________________________ Date: ______________ 2004    Signature: ________________________ Date: ______________ 2004

  NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.

ExxonMobil 2004 Annual Meeting
Morton H. Meyerson Symphony Center
2301 Flora Street
Dallas, Texas 75201

    Free parking is available in the Arts District Garage. Have your parking ticket validated at the annual meeting. Traffic in the area may cause a delay; please allow extra time for parking.

c/o EquiServe Trust Company, N.A. P.O. Box 8587 Edison, NJ 08818-8587	PROXY/VOTING INSTRUCTION SOLICITED BY BOARD OF DIRECTORS ANNUAL MEETING, MAY 26, 2004 DALLAS, TEXAS

  The undersigned hereby appoints, and instructs the appropriate account trustee(s), if any, to appoint, J.R. Houghton, W.R. Howell, P.E. Lippincott, M.C. Nelson, and L.R. Raymond, or each or any of them, with power of substitution, proxies to act and vote shares of common stock of the undersigned at the 2004 annual meeting of shareholders of Exxon Mobil Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, at their discretion, upon any other matters that may properly come before the meeting.

Election of Directors [1] Nominees:
(01) M.J. Boskin (02) J.R. Houghton (03) W.R. Howell	(04) R.C. King (05) P.E. Lippincott (06) H.J. Longwell	(07) H.A. McKinnell, Jr. (08) M.C. Nelson (09) L.R. Raymond	(10) W.V. Shipley (11) R.W. Tillerson

  This proxy covers shares of common stock registered in the name of the undersigned and held in the name of the undersigned in the ExxonMobil Shareholder Investment Program. This proxy also provides voting instructions for any shares held in the name of the undersigned in the ExxonMobil Savings Plan and/or ExxonMobil Shareholder Investment Program IRA (SIP IRA).

  If no other indication is made, the proxies/trustees shall vote: (a) for the election of the director nominees; and (b) in accordance with the recommendations of the Board of Directors and the Audit Committee on the other matters referred to on the reverse side.

[1] See Item 1 on reverse side. The numbers in front of the nominees' names are provided to assist in telephone voting.	(OVER)